UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

(Amendment No. 4)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 NAVITRAK INTERNATIONAL CORPORATION
(Name of small business issuer in its charter)
Nevada	3812	91-1918321
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4 800.661.7830
(Address and telephone number of principal executive offices)
400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4 800.661.7830
(Address of principal place of business or intended principal place of business)
Robert Knight, President Navitrak International Corporation 400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4 800.661.7830

(Name, address and telephone number of agent for service)

Copy of communications to:
Ethan Minsky
Clark Wilson LLP
Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [	]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered for resale by selling stockholders	5,944,000	$0.75(3)	$4,458,000	$477.01
Common Stock to be offered for resale by selling stockholders upon exercise of share purchase warrants(1)	(2)6,972,000	$0.75	$5,229,000	$559.50
Total Registration Fee	12,916,000(2)	$0.75	$9,687,000	$1,036.51

(1)           An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)           Represents the aggregate number of shares of our common stock that may be issued upon the exercise of an aggregate of up to 6,972,000 share purchase warrants.

(3)           This fee is calculated in accordance with Rule 457(c) of the Securities Act and is estimated for the sole purpose of calculating the registration fee. Our common stock is not presently traded on any established market or securities exchange. We will not be selling any of the 12,916,000 common shares that have been included in this registration for resale by the selling shareholders, nor are we advised of a price at which these selling shareholders will sell their shares. We have therefore estimated the price per share for all of the shares to be resold by the selling shareholders for purposes of calculation of the fee to be $0.75 which is the price per share received by our company in our most recent private placement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

_________________________, 2006

Navitrak International Corporation

12,916,000 Shares of Common Stock of Navitrak International Corporation

_________________________________

This prospectus relates to the resale by certain selling stockholders of Navitrak International Corporation of up to 12,916,000 shares of our common stock consisting of:

- up to 5,944,000 shares of our issued and outstanding common stock; and

- up to 6,972,000 shares of our common stock which may be issued upon the exercise of up to 6,972,000 share purchase warrants.

The selling stockholders may offer and sell their shares of common stock on a continuous or delayed basis. The sales may be conducted in the open market or in privately negotiated transactions, and will be made at the fixed price of $0.75 per share until our shares of common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other exchange, and thereafter at fixed prices, prevailing market prices at the time of sale, varying prices or negotiated prices. The Pink Sheets is not considered an exchange for purposes of selling at other than the fixed price of $0.75.

We have been advised by the selling shareholders that they may offer to sell all or a portion of the shares of common stock being offered in this prospectus from time to time. We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We will pay all of the costs of registering these shares for resale.

This is our initial public offering.

Our business is subject to many risks and an investment in our common stock will involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 8 of this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

The date of this prospectus is ____________________, 2006.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

SUMMARY

Our Business

We design and support real-time camera control systems that acquire, fuse and dynamically display geographic and camera data. Our systems provide real-time information on geographic position and directional orientation through proprietary software, moving map display technology and location-based information. These advanced situational awareness and task management systems combine software, hardware and geographic information datasets. We also have developed interfaces to manage and control airborne cameras and other sensors. These systems are primarily deployed on rotary and fixed wing aircraft. Our predecessor company sold, and we plan to continue to sell, systems primarily to government agencies, including law enforcement, fire fighters, search and rescue organizations and the military. Our principal administrative office is located at 400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4. The telephone number for our principal administrative office is 800.661.7830.

We have four subsidiary corporations. Only one of these – Navitrak Engineering Incorporated - has an active business. Navitrak Engineering Incorporated is a Nova Scotia corporation with its principal place of business located at 400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4. We conduct our Canadian operations through this company, which we acquired on November 12, 2004 in a transaction whereby we acquired the operating business of Navitrak International Corporation (an unrelated Canadian corporation whose only operating subsidiary was Navitrak Engineering Incorporated). As a result of this acquisition, the acquired business of the Canadian Navitrak companies became our business and is referred to as ‘our business’ or as our ‘predecessor business’ throughout this document. Our other three subsidiary corporations do not currently have any assets or an active business.

At the time of our acquisition of the predecessor business, it was failing. We believe that this was due to lack of working capital and management's inability to secure additional funding to enable the maintenance of basic operations. Also, at the time of our acquisition, the product produced by our predecessor business was more in the nature of a prototype, requiring extensive and expensive customization for each installation. The infusion of capital and management expertise that resulted from our acquisition enabled us to develop the prototype into a more easily installed commercial system. For more information please refer to the detailed discussion beginning at page 41 of the prospectus.

Number of Shares Being Offered

This prospectus relates to the resale by certain selling stockholders of Navitrak International Corporation of up to 12,916,000 shares of our common stock consisting of:

- up to 5,944,000 shares of our common stock that we issued to 59 investors and one consultant in private placements of units that closed during the months of June, August and September, 2005; and

- up to 6,972,000 shares of our common stock which may be issued upon the exercise of up to 6,972,000 share purchase warrants that we issued to 59 investors and one consultant in private placements that closed during the months of December, 2004 and June, August and September, 2005.

Number of Shares Outstanding

There were 31,662,430 shares of our common stock issued and outstanding as at October 31, 2006.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling security holders, although we could receive proceeds of up to $4,972,000 if all of the 6,972,000 share purchase warrants are exercised. If the share purchase warrants are exercised, we will use the proceeds to pay employee salaries and consulting fees over the next 12 months, to acquire additional computer hardware and software for our research and development efforts, to acquire additional inventory of hardware parts essential to the guidance systems of our software, to pay professional fees and rent over the next 12 months and for general working capital.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our unaudited consolidated financial statements for the six-month periods ended June 30, 2006, and June 30, 2005, respectively, our audited consolidated financial statements for the year ended December 31, 2005, our audited consolidated financial statements period beginning November 12, 2004 and ending December 31, 2004, and the audited pre-acquisition financial statements of our predecessor business for the period from January 1, 2004 to November 11, 2004 including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 51 of this prospectus. We acquired our predecessor business on November 12, 2004 through an asset acquisition. The acquired business assets are those of our predecessor business by virtue of the completed acquisition and financial information prior to the acquisition date below has been provided for each of our company and the predecessor business. In contemplation of the acquisition of our predecessor business, we discontinued our involvement with our previous e-plug technology business (for a detailed discussion of our previous business and our disposition of that business, please see the discussion about “Description of Business” beginning at page 39, below). Information pertaining to the discontinued e-plug technology business and its ultimate disposal has been included in our consolidated financial statements, to the extent material, in footnotes. For the purposes of the information below, the pre-acquisition financial information of our predecessor business is denoted as "predecessor" while the post-acquisition results of our company are denoted as "successor".

Subsequent to the issuance of December 31, 2005 financial statements, management reviewed previous accounting and presentation of (a) the November 12, 2004 purchase price allocation, (b) the assessment of debt covenant violations and (c) the accrual of amounts owing to an employee in respect of future share payments. As a result of this review, management determined that certain restatements of its 2005 and 2004 financial statements were necessary.

(a) Revision of Purchase Price of Predecessor

Management engaged an independent valuator to review the allocation of the purchase price among net assets acquired in respect of software and goodwill. We had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result of the valuation, we restated our 2005 and 2004 consolidated financial statements assigning a determined value of $2,178,339 to software. The remaining excess of purchase price over fair value of identifiable assets attributable to goodwill was determined to be impaired and charged as an expense to our Consolidated Statement of Operations for the period from November 12, 2004 to December 31, 2004.

(b)	Reclassification of Loans previously disclosed as due on demand

We had previously disclosed in our 2005 consolidated financial statements that various of our loans payable to Atlantic Canada Opportunities Agency (“ACOA”) were in default, and thus currently due, resulting from its interpretation of certain conditions of the various loan agreements. Subsequent to the issuance of December 31, 2005 financial statements, based on additional clarification with ACOA, we determined that we were not in violation of these conditions at December 31, 2005 and 2004 as previously thought. Accordingly, we have restated the presentation of the ACOA loans from current to long-term on our consolidated balance sheet as at December 31, 2005 and 2004. However, subsequent to December 31, 2005, we are in default of certain of the financial covenants of these loans and therefore at June 30, 2006 the debt is now considered as due on demand.

(c) Recognition of additional stock-based compensation

Subsequent to the issuance of December 31, 2005 consolidated financial statements, we have corrected an error in the omission of stock-based compensation resulting from a contract with an employee (signed in 2005) that entitles the employee to bonus shares upon completion of a service period. We have now recognized stock-based compensation in the amount of $125,000 during the year ended December 31, 2005.

	For the six-month period ended June 30, 2006 (unaudited)	For the six-month period ended June 30, 2005 (unaudited)
Revenue	$149,065	$81,040
Net loss for the period	$(3,705,127)	$(2,804,860)
Loss Per Share - basic and diluted	$(0.12)	$(0.11)

	For the year ended December 31, 2005(2) (as restated)	For the period from November 12, 2004 to December 31, 2004(2) (as restated)		For the period from January 1, 2004 to November 11, 2004(1)
Revenue	$73,314	$	Nil	$104,844
Net loss for period	$(8,681,846)		$(4,605,136)	$(1,101,309)
Loss Per Share - basic and diluted	$(0.32)		$(0.22)	$(0.03)

	As at June 30, 2006 (unaudited)	As at December 31, 2005(2) (as restated)	As at December 31, 2004(2) (as restated)
Working Capital Deficit	$(3,140,675)	$(544,348)	$(1,499,231)
Total Assets	$1,457,974	$1,978,235	$2,533,632
Total Stockholders’ Equity	$(2,651,024)	$(779,454)	$441,166
Accumulated Deficit	$(17,443,627)	$(13,738,500)	$(5,056,654)

(1)	Represents the consolidated results of operations of the predecessor company.

(2)          Represents the consolidated financial position and consolidated results of operations of the successor company.

RISK FACTORS

GENERAL STATEMENT ABOUT RISKS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR COMPANY

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

We incurred a net loss of $4,605,136 for the period from November 12, 2004 to December 31, 2004, $8,681,846 for the year ended December 31, 2005 and $3,705,127 for the six-month period ended June 30, 2006. Not included in the loss for the year ended December 31, 2004 is the loss that our predecessor incurred for the period from January 1, 2004 to November 11, 2004 (immediately preceding the acquisition date) of $1,101,309. At June 30, 2006, we had an accumulated deficit of $17,443,627 and a working capital deficit of $3,140,675.

These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors' report on our consolidated financial statements for the year ended December 31, 2005 and the period from November 12, 2004 through December 31, 2004, which are included with this registration statement. Although our consolidated financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business.

We have had negative cash flows from operations and our current resources are sufficient to fund our operations only until January 31, 2007. Our business operations may fail if our actual cash requirements exceed our estimates and we are not able to obtain further financing.

We currently spend approximately $215,000 per month on our operations and we estimate our cash requirements for the next 12 months to be approximately $3,489,000. Unless we raise additional funds we will be unable to fund our operations with our current resources, including cash and our current loan resources, beyond January 31, 2007.

Our company has had negative cash flows from operations. For the twelve months ended December 31, 2005, we earned revenue from product sales of $73,314. During the six-months ended June 30, 2006, we earned revenue from product sales of $149,065. To date, we have incurred significant expenses in product development and administration in order to ready our products for market. As at June 30, 2006, we had cash and short-term investments of $216,182 and our current resources, including cash and loan proceeds that have been committed over the next few months by Atlantic Canada Opportunities Agency, are sufficient to fund our operations only until January 31, 2007. There is no assurance that our actual cash requirements will not exceed our estimates, and in any case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow. In particular, additional capital may be required in the event that:

- we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;

- we incur delays and additional expenses as a result of technology failure;

- we are unable to create a substantial market for our product and services; or

- we incur any significant unanticipated expenses.

We have historically depended upon capital infusion from the issuance of long and short term debt and equity securities to provide the cash needed to fund our operations but we cannot be assured that we will be able to continue to do so. With the exception of our arrangements with the Atlantic Canada Opportunities Agency, we do not currently have any debt or equity financings in place. Our ability to continue in business depends upon our continued ability to obtain significant financing from external sources and the success of our marketing and sales efforts.

In light of our operating history and our recent defaults on indebtedness, we may not be able to obtain additional equity or debt financing on acceptable terms if and when we need it. Even if financing is available it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements.

If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

During the period from November 2004 through June, 2006, we have defaulted on a number of our outstanding loans. This history of defaulting on indebtedness may make it difficult for our company to raise money through the sale of debt or equity securities.

One of the primary sources for funding upon which we have depended in the past, and upon which we believe we will continue to depend for funding during the next 12 months, is the Atlantic Canada Opportunities Agency. This agency is focused on supporting the growth of companies like ours as part of its overall effort to stimulate growth in the economy of the Atlantic region of Canada. We currently have three outstanding loans from the Atlantic Canada Opportunities Agency, each of which was made with respect to a specific project. The loan agreements provide that payments do not commence until some period of time after the specific project has been completed but the lender has the right to accelerate all sums due under these loans if we are in default of any of the material covenants included in the loan agreements. From September 30, 2005 until December 1, 2005, we were in default of one of these loans due to our failure to complete the specified project by September 30, 2005, as required by the loan agreement. This default was cured on December 1, 2005, when we amended the loan agreement to extend the project’s completion date to September 30, 2006. From March 31, 2006 until May 18, 2006, we were in default of another of these loans due to our failure to complete that specified project by March 31, 2006, as required by the loan agreement. This default was cured on May 18, 2006, when we amended the loan agreement to extend the project’s completion date to March 31, 2007.

Although we are current in making any periodic payments required under our loan agreements with the Atlantic Canada Opportunities Agency, we are currently in default of a covenant, contained in two of these loan agreements, that we maintain a minimum level of “Equity” (“Equity” is a defined term in these loan agreements, and we have reproduced the definition in the more detailed discussion of our loans from the Atlantic Canada Opportunities Agency that begins at page 54, below). Because we are in default of this covenant to maintain a minimum level of “Equity”, the Atlantic Canada Opportunities Agency currently has the right to accelerate all sums due under these loans upon delivery to us of written notice. At June 30, 2006, we owed Atlantic Canada Opportunities Agency an aggregate amount, under all three of our loans from them, of $1,779,383. We are currently making payments on account of one of these loans (a monthly payment of approximately $2,000); payments on the other two loans are not due until July 1, 2007 and September 1, 2008, respectively, unless these loans are accelerated as the result of our failure to attain the required level of “Equity”. If the Atlantic Canada Opportunities Agency were to demand immediate payment on all of these loans because of our failure to attain the required level of Equity, we would then be obligated to pay $1,779,383 promptly. If we failed to pay this amount promptly after demand, the Atlantic Canada Opportunities Agency could initiate one or more actions to collect it. In addition, the Atlantic Canada Opportunities Agency could refuse to make any new loans to our company. If either of these should occur, our business could be adversely affected.

From November, 2004 until December, 2005, we were in default of our repayment obligations to an agency of the Canadian government under our Program for Export Market Development loan, and during the period from January 1, 2005 until February, 2006, were in default of our repayment obligations to an agency of the Canadian government under our Industrial Regional Assistance Program loan.

We have historically depended on the U.S. government and associated federal, state and local agencies for a significant portion of our revenues. The loss of this customer base would have a material adverse consequence on our business.

Our past operations were, and our future success is, highly dependent on sales to the U.S. government and associated federal, state and local government agencies. During the six-month period ended June 30, 2006, we completed one sale to a U.S. government agency. During the year ended December 31, 2005, we completed one sale to the City of Philadelphia Police Department. During the period from January 1, 2004 to November 11, 2004, and the year ended December 31, 2003, approximately 91 percent and 67 percent of our predecessor’s revenues, respectively, were derived from sales to the U.S. government. Any significant disruption of or deterioration in our relationship with the U.S. government and related federal, state and local government agencies would significantly reduce our revenues and could cause our business to fail.

Further, U.S. government programs are frequently implemented through the award of many different individual contracts and subcontracts, funding for which is subject to appropriation by the U.S. Congress. Although multi-year contracts may be planned or authorized in connection with major programs, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs often receive only partial funding initially, with additional funds committed only as and if Congress makes further appropriations in subsequent years. If Congress were to fail to approve additional funding for any project for which our company had received a contract, our business could be adversely impacted.

A significant portion of our sales are through U.S. government contracts which, by their terms, can be cancelled by the U.S. government without notice.

U.S. government contracts are usually subject to oversight audits by U.S. government representatives. In addition, these contracts usually permit termination without prior notice for the U.S. government’s convenience, upon payment of compensation for work done to the date of termination. The cancellation of any project in which we may be involved, or any contract that we might have with respect to that project, could adversely affect our operations.

A significant portion of our sales are made pursuant to U.S. government contracts. These contracts generally require that we comply with U.S. government requirements with respect to various matters. We may not be able to comply with all of these requirements. If we fail to comply with any of these U.S. government requirements, the U.S. government could terminate all of our U.S. government contracts and render us ineligible to receive further U.S. government contracts for a period of time.

U.S. government contracts generally require that contractors comply with numerous requirements, including those related to procurement integrity, export control, security regulations, employment practices, protection of the environment, accuracy of records and the recording of costs and foreign corruption. These requirements increase our performance and compliance costs. Failure to comply with these requirements could lead to suspension or debarment from U.S. government contracting or subcontracting for a period of time. The loss of the government as a customer would adversely affect our ability to fund our operations and could cause our business to fail.

If we cannot qualify for a security clearance, we may not qualify to receive future U.S. Government contracts that require a security clearance. In addition, the U.S. government prefers to do business with U.S. companies with operations located in the United States.

Our research and development is performed in Canada. A majority of our current directors and a majority of our current shareholders are neither U.S. citizens nor U.S. residents. Companies like ours, whose management or operations may be influenced, directly or indirectly, by foreign interests, are considered by the U.S. government to be under ‘Foreign Ownership, Control or Influence’, or “foreign ownership”. Companies that are under foreign ownership may find it difficult or even impossible to obtain access to classified materials. These companies may, as a result, find it difficult or impossible to qualify for government contracts, especially for the U.S. military community. In order to obtain a security clearance from the U.S. government, we will need to mitigate any risks presented by foreign ownership in order to assure the U.S. government that there will be no possibility of unauthorized access to, or an adverse effect upon, U.S. government classified material. We may not be able to obtain a security clearance from the U.S. Government because we may not be able to mitigate the effects of foreign ownership.

Further, International Traffic in Arms Regulation makes it difficult for companies with operations located in Canada to compete with U.S. companies whose operations are located in the United States for contracts that involve advanced International Traffic in Arms restricted technology. We believe that the U.S. government will be more inclined to enter into contracts requiring the use and/or development of such technology with U.S. companies whose operations are located in the United States. We do not currently have the capital to effect a relocation of our operations from Canada to the United States. If we cannot relocate our operations to the United States, our business with the U.S. government might be adversely affected.

We may not be successful in obtaining the necessary export licenses to conduct operations abroad, and the United States Congress may prevent proposed sales to foreign governments.

Export licenses are required from United States government agencies under the Export Administration Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976 for export of many of the components of our products. We can give no assurance that we will be successful in obtaining these licenses. Recently, heightened government scrutiny of export licenses for products in our market has resulted in lengthened review periods for our license applications. If we fail to obtain, or are unreasonably delayed in obtaining, these licenses we could be prevented or delayed in selling our products, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to effectively protect our intellectual property rights, the foundation of our business, which could harm our business by making it easier for our competitors to duplicate our services.

Certain aspects of our products, processes, services and technology are proprietary. In the past, we have taken steps to protect them with patents, copyrights, trademarks, restrictions on disclosure and other methods.

Three patents that were issued to our company’s predecessor and three patent applications with respect to additional patent claims pertaining to various aspects of our technology were assigned to us on November 12, 2004. We have since abandoned all six of these patents and patent applications and we do not currently own any patents, patents pending or patent applications. Our failure to adequately protect our proprietary rights in our products, services and technology could harm our business by making it easier for our competitors to duplicate our products and services. We cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could cause us to cease operations.

We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertion by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Litigation can be prohibitively expensive and can divert resources even if we win. We may not have the financial resources to fight a protracted legal battle to defend our patents. Any litigation could have a material adverse effect on our business, financial condition and operating results.

We may not effectively manage the growth necessary to execute our business plan.

Our business plan anticipates a significant increase in the number of our strategic partners, manufacturers, dealers, distributors and customers. This growth will place significant strain on our current personnel, systems and resources. We expect that we will be required to hire qualified employees to help us manage our growth effectively. We believe that we will also be required to improve our management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. If we fail to manage our anticipated growth effectively, our business could be adversely affected.

Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States in Canada. We maintain a permanent place of business within the United States in Falls Church, Virginia. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

Our Articles of Incorporation exculpate our officers and directors from any liability to our company or our shareholders.

Our Articles of Incorporation contain a provision limiting the liability of our officers and directors for their acts or failures to act, except for acts involving intentional misconduct, fraud or a knowing violation of law. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our shareholders from suing our officers and directors based upon breaches of their duties to our company, though such an action, if successful, might otherwise benefit our company and our shareholders.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue employee/director/consultant options or if we issue additional shares to finance our operations.

We may in the future grant to some or all of our directors, officers, insiders, and key employees options to purchase our common shares as non-cash incentives to those persons. These options may be granted at exercise prices equal to or less than market prices, and may be granted when the market for our securities is depressed. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

If we issue additional shares or decide to enter into joint ventures with other parties in order to raise financing or acquire other businesses through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. There are currently outstanding common share purchase warrants and options exercisable into 11,832,000 common shares which, if exercised, would represent approximately 37.37% of our issued and outstanding shares. If all of these warrants and options are exercised and the underlying shares are issued, such issuance will cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the price of our shares or a change in the control of our company.

A decline in the price of our common stock could affect our ability to raise further working capital and our ability to continue our normal operations.

Historically, our operations have been financed in large part through a combination of debt and the sale of equity securities. A prolonged decline in the price of our common stock could make it difficult for us to raise capital through the sale of our equity securities. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and could have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations.

We Have No Earnings and Dividend Record.

We have no earnings or dividend record. We have not paid dividends on our common shares since incorporation and do not anticipate doing so in the foreseeable future. We do not generate any cash flow from operations and could not expect to do so in the foreseeable future.

The Loss of Certain Key Management Employees Could Have a Material Adverse Effect On Our Business.

The nature of our business, our ability to continue our development of new and innovative products and to develop a competitive edge in our marketplace depends, in large part, on our ability to attract and maintain qualified key personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain them. Our development now and in the future will depend on the efforts of key management figures, such as Robert Knight, our President, Randall Cohn, our Vice President of Marketing and Program Management, Herbert Lustig, our General Manager, and Adam Wolinski, our Director of Technology, Research and Development. The loss of any of these key people could have a material adverse effect on our business. We do not currently maintain key-man life insurance on any of our key employees.

RISKS ASSOCIATED WITH OUR BUSINESS

Competition in our primary market is fierce. If we cannot compete in this market, our business will be adversely affected and you could lose all of your investment

The military and commercial industries in which we operate are fiercely competitive. Our competitors range from highly resourceful small concerns, which engineer and produce specialized items, to large, diversified firms with extensive resources. Several established and emerging companies offer a variety of products similar to our own, including Harris Corp., Thales Group and Raytheon Company in the military sector and Avalex Technologies, AeroComputers Airborne Systems and EuroNav Navigation Systems in the law enforcement sector. Many of our competitors have more extensive or more specialized engineering, research and development, manufacturing and marketing capabilities than we do. There can be no assurance that we can successfully compete with these firms. In addition, some of our largest customers could develop the capability to manufacture products similar to ours. This could result in these customers supplying their own products and competing directly with us for sales of these products to other customers, all of which could significantly reduce our revenues and seriously harm our business.

Finally, our competitors do not publish technical system specifications or data, and it is not feasible to attempt a detailed technical comparison between their systems and ours. As a result, we cannot know with any certainty that our products compete favourably, if at all, with those of our competitors. If we cannot compete, our business will fail.

Our future success will depend on our ability to timely develop new and improved products that achieve market acceptance

Our industry is characterized by rapidly changing technologies and evolving standards. Accordingly, our future performance depends on a number of factors, including our ability to:

•	Identify emerging technological trends in our target markets;
•	Develop and maintain competitive products;
•	Enhance our products by adding innovative features that differentiate our products from those of our competitors; and
•	Manufacture and bring cost-effective products to market quickly.

In order to remain competitive we believe that we must continue to invest significant resources in research and development in an effort to ensure the development of new and improved products. These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures ultimately will lead to the timely development of new products. Due to the design complexity of some of our products, development and introduction of new or improved products can be a lengthy process and we cannot be assured that the markets for our products will develop as we anticipate. The failure of our products to gain market acceptance could significantly reduce our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing products that gain market acceptance in advance of our products or that our competitors will not develop new products that cause our existing products to become obsolete. If we fail in our new product development efforts or our products fail to achieve market acceptance more rapidly than those of our competitors, our revenues will decline and our business, financial condition and results of operations will be adversely affected.

Changes in technology, changes in customer requirements and preferences, introduction of products and services embodying new or different technologies and the emergence of new industry standards and practices could render our existing technology and products less competitive or obsolete. Our future success will depend on our ability to enhance and improve the responsiveness, functionality, accessibility and features of our technology and products. We expect that our marketplace will require extensive technological upgrades and enhancements to accommodate many of the new products and services that we anticipate will be added to our marketplace. We cannot assure you that we will be able to expand and upgrade our technology and systems, or successfully integrate new technologies or systems we develop in the future with our current products, to accommodate such increases in a timely manner.

RISKS ASSOCIATED WITH OUR COMMON STOCK

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Our common stock is not presently traded on any securities exchange, although our common shares are quoted on the over-the-counter market operated by Pink Sheets LLC. Quotations of our common stock on the Pink Sheets has been sporadic, as has trading volume, and the Pink Sheets LLC does not constitute a viable, established market for our common shares. The sale of a substantial number of shares of our common stock in any public market could cause a reduction in the market price of our common stock. We had 31,662,430 shares of our common stock issued and outstanding as of October 31, 2006. When this registration statement is declared effective and if all of the share purchase warrants covered by this registration statement are exercised, the selling stockholders may be reselling up to 12,916,000 shares of our common stock and, as a result of this registration statement, a substantial number of our shares of our common stock may be available for immediate resale, which could have an adverse effect on the price of our common stock.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

Our common stock is presently not traded on any securities exchange and we have not applied for listing or quotation on any securities exchange. The shares of our common stock are however quoted on the Pink Sheets, operated by Pink Sheets LLC. Quotations of our common stock on the Pink Sheets has been sporadic, as has trading volume, and the Pink Sheets LLC does not constitute a viable, established market for our common shares. There is currently very little active trading in the market for our common stock and such a market may not develop or be sustained. We currently plan to apply to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that an actively traded public market will materialize. If our common stock is not quoted on the OTC Bulletin Board or if an active public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

The holders of the 6,972,000 outstanding share purchase warrants have the right to exercise the share purchase warrants and receive shares of our common stock. If the holders exercise all or any number of their share purchase warrants, there will be dilution of your shares of our common stock.

The exercise of any or all of the share purchase warrants will result in dilution to the interests of other holders of our common stock since the holders may ultimately exercise all of the warrants and they may sell some or all of these shares into the public market. If the holders of all of the share purchase warrants exercised all of their share purchase warrants, then we would be required to issue an additional 6,972,000 shares of our common stock, which would represent approximately 22.02% of our issued and outstanding shares on October 31, 2006.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements. Forward-looking statements are statements which relate to future events or our future performance, including our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", or "potential" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks enumerated in this section entitled "Risk Factors", that may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Registration Statement. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this prospectus, the terms "we", "us", "our", and "Navitrak" mean Navitrak International Corporation, and our subsidiaries, unless otherwise indicated.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1.800.SEC.0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus relates to the resale by certain selling stockholders of Navitrak International Corporation of up to 12,916,000 shares of our common stock consisting of:

- up to 5,744,000 shares of our common stock that we sold to 59 non-U.S. investors in an offshore private placement of units that closed during the months of June, August and September, 2005;

- up to 2,872,000 shares of our common stock which may be issued upon the exercise of up to 2,872,000 share purchase warrants that we sold to 59 non-U.S. investors in an offshore private placement of units that closed during the months of June, August and September, 2005;

- up to 4,000,000 shares of our common stock which may be issued upon the exercise of up to 4,000,000 share purchase warrants that we issued on December 1, 2004, to a consultant of our company;

- up to 200,000 shares of our common stock that we issued to a non-U.S. investor in an offshore private placement of units that closed on August 31, 2005; and

- up to 100,000 shares of our common stock which may be issued upon the exercise of up to 100,000 share purchase warrants that we issued to a non-U.S. investor in an offshore private placement of units that closed on August 31, 2005.

The selling stockholders may offer and sell their shares of common stock on a continuous or delayed basis. The sales may be conducted in the open market or in privately negotiated transactions, and will be made at the fixed price of $0.75 per share until our shares of common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other exchange, and thereafter at fixed prices, prevailing market prices at the time of sale, varying prices or negotiated prices. The fixed price of $0.75 per share is based on the price per share received by our company in our most recent private placement.

We have been advised by the selling shareholders that they may offer to sell all or a portion of the shares of common stock being offered in this prospectus from time to time. We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders, although we could receive proceeds of up to $4,972,000 if all of the share purchase warrants are exercised. We will pay all of the costs of registering these shares for resale.

Shares of our common stock are currently quoted on the over-the-counter market maintained by Pink Sheets LLC (www.pinksheets.com) under the trading symbol “NVKI”. Quotations of our common stock on the Pink Sheets has been sporadic, as has trading volume, and the Pink Sheets LLC does not constitute a viable, established market for our common shares. On November 1, 2006, the closing price for one share of our common stock (last sale of the day) was $0.85 on the Pink Sheets LLC.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the respective selling security holders and we will not receive any proceeds from the resale of the common stock by the selling security holders, although we may receive proceeds of up to $4,972,000 upon the exercise of the share purchase warrants. If the share purchase warrants are exercised, we will use the proceeds to pay employee salaries and consulting fees over the next 12 months, to acquire additional computer hardware and software for our research and development efforts, to acquire additional inventory of hardware parts essential to the guidance systems of our software, to pay professional fees and rent over the next 12 months and for general working capital.

DETERMINATION OF OFFERING PRICE

The sales may be conducted in the open market or in privately negotiated transactions, and will be made at the fixed price of $0.75 per share until our shares of common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other exchange, and thereafter at fixed prices, prevailing market prices at the time of sale, varying prices or negotiated prices. The price of $0.75 per share is based on the sales price of our common stock received by our company in our most recent private placement, which closed in September, 2005, and this price per share does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any significant revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business. Although shares of our common stock have been quoted on the Pink Sheets LLC, these quotations have been sporadic, as has trading volume, and the Pink Sheets LLC does not constitute a viable, established market for our common shares. The Pink Sheets is not considered an exchange for purposes of selling at other than the fixed price of $0.75.

We have been advised by the selling shareholders that they may offer to sell all or a portion of the shares of common stock being offered in this prospectus from time to time. We will not receive any proceeds form the resale of shares of our common stock by the selling shareholders, although we could receive proceeds of up to $4,972,000 if all of the share purchase warrants are exercised. We will pay all of the costs of registering these shares for resale.

SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling security holders listed in the table below. We issued all of these shares of common stock, or the share purchase warrants that may be exercised in exchange for these shares of common stock, in private placement transactions that were exempt from the registration requirements imposed by the Securities Act of 1933, as amended, pursuant to the exemptions provided by Section 4(2) thereof, Regulation S promulgated thereunder and/or Regulation D promulgated thereunder.

The selling stockholders may offer and sell, from time to time, any or all of the 5,944,000 shares of common stock already issued to them and up to an additional 6,972,000 shares of common stock that may be issued to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 12,916,000 shares of common stock being registered hereby, we cannot estimate the number of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock by the selling stockholders as of October 31, 2006, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

Other than the relationships described below, none of the selling stockholders has, nor have they within the past three years had, any material relationship with us. Each of the selling stockholders represented to us, at the time that they acquired their shares of common stock, that they were not acting as an underwriter or as a broker-dealer in respect of the shares, and each of them agreed that they would not sell their shares until after the first anniversary of the date that they acquired them.

Name of Selling Stockholder and Position, Office or Material Relationship with Navitrak	Common Shares owned by the Selling Stockholder (2)	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants	Total Shares Registered(3)	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Alpine Atlantic Asset Management(4) Usteristrasse 19 CH-8023 Zurich Switzerland	10,000	5,000	15,000	Nil	0%
H. Jakob Amstad Geissweidli 29 CH-Willerzell Switzerland	40,000	20,000	60,000	Nil	0%
Zsolt Bandy Toedistrasse CH-8700 Kuesnacht Switzerland	70,000	35,000	105,000	Nil	0%
Margrit Behringer AM Gsteigtobel 4 8713 Uerikon Switzerland	40,000	20,000	60,000	Nil	0%
Urs Bhend Ebnestrasse 32 CH-8712 Staefa Switzerland	50,000	25,000	75,000	Nil	0%
Bits Management Corp.(5) Pasea Estate Road Town Tortola, BVI	100,000	50,000	150,000	Nil	0%
Philip Both Alte Zuerichster 7 CH-8133 Esslingen Switzerland	70,000	35,000	105,000	Nil	0%
Anna Brack Bahnhofstrasse 2 CH-8700 Kuesnacht Switzerland	40,000	20,000	60,000	Nil	0%

Rolf Brack Bahnhofstrasse 2 CH-8700 Kuesnacht Switzerland	30,000	15,000	45,000	Nil	0%
Martin Brunner Kapf CH-9450 Luchingen Switzerland	100,000	50,000	150,000	Nil	0%
Adolf Brupacher-Gubler Bruechstrasse 89 8706 Meilen Switzerland	30,000	15,000	45,000	Nil	0%
Couts Bank Von Ernst Ltd.(6) Stauffacherstrasse 1 CH – 8022, Zurich Switzerland	1,000,000	500,000	1,500,000	Nil	0%
Daimler Capital Partners Ltd. (7) 2 rue Thalberg CH-1201, Geneva Switzerland	488,000	244,000	732,000	Nil	0%
Fritz Eggimann Bachstrasse 36 CH-5417 Untersiggenthal Switzerland	30,000	15,000	45,000	Nil	0%
Roberto Faucitano Monte Rosa 74 Milano, Italy	60,000	30,000	90,000	Nil	0%
FIBI Bank (Switzerland) Ltd. (8) See Str. 61 CH-8027 Zurich Switzerland	200,000	100,000	300,000	Nil	0%
Beatrice Fischli Oberseestr 17 CH-8752 Nafels, Switzerland	20,000	10,000	30,000	Nil	0%
Gisela Flury Chalet Christiania Oberdorfstrasse 15 CH-3920 Zermatt Switzerland	230,000	115,000	345,000	Nil	0%
Luzia Maria Froehli Rte. Du Village CH-1195 Bursinel Switzerland	100,000	50,000	150,000	Nil	0%
Felix Gaehwiler Raespweg 11 CH-8126 Zumikor Switzerland	20,000	10,000	30,000	Nil	0%

Gabi Glesti Spiegelgasse 2 CH-8001, Zurich Switzerland	20,000	10,000	30,000	Nil	0%
Hedy Goette-Berger Tannsteinweg 19 CH-8800, Thalwil Switzerland	70,000	35,000	105,000	Nil	0%
Hans Graessli Hofenstrasse 83 CH-8708 Maennedorf Switzerland	20,000	10,000	30,000	Nil	0%
Maurizio Grizzi AM Furtbach 17 CH-8106 Adlikon Switzerland	14,000	7,000	21,000	Nil	0%
Reto Hartinger Viktoriastr. 13 CH-8057 Zurich Switzerland	50,000	25,000	75,000	Nil	0%
Walter Keller Hummelbergster 75 CH-8645 Jona Switzerland	100,000	50,000	150,000	Nil	0%
Peter Kunz Seestrasse 510 Postfach 522 CH-8706 Meilen Switzerland	20,000	10,000	30,000	Nil	0%
Rolf Leeman Postfach 204 CH-8340 Hinwil Switzerland	100,000	50,000	150,000	Nil	0%
Priska Leutenegger Tannacker 21 CH-3122 Kehrsatz Switzerland	20,000	10,000	30,000	Nil	0%
Liechtensteinische Landesbank AG(9) Staedtle 44, PO Box 384 FL-9490 Vaduz Principality of Liechtenstein, Europe	200,000	100,000	300,000	Nil	0%
Herbi Lips Dorfstrasse 55 CH-8802 Kilchberg Switzerland	400,000	50,000	150,000	300,000	*
Maurizio Mazzei-Croci Tannholzstr. 24 CH-8705 Wieh Switzerland	20,000	10,000	30,000	Nil	0%

Margrit Messmer Eugen Huber Strasse 63 CH-8048 Zurich Switzerland	20,000	10,000	30,000	Nil	0%
Andre Meyer Solibodenstr. 9 CH-8180 Bulach Switzerland	8,000	4,000	12,000	Nil	0%
Roger Muelhaupt Espigraben 18A CH-8264 Eschenz Switzerland	790,000	395,000	1,005,000	180,000	*
Beatrice Peter Freundenbergstr 71 CH-8044 Zurich Switzerland	240,000	50,000	150,000	140,000	*
Realprisma AG(10) Algierstr. 1 CH-8048 Zurich Switzerland	20,000	10,000	30,000	Nil	0%
Kurt Rebsamen Schlierenstrasse 13 CH-8142 Uitikon Waldegg, Switzerland	60,000	20,000	60,000	20,000	*
Max Rechsteiner Attenhoferstrasse 8 CH-8640 Rapperswil Switzerland	30,000	15,000	45,000	Nil	0%
Rudy Rieser Burgen Weg 4 CH-6052 Hergiswil Switzerland	70,000	35,000	105,000	Nil	0%
Kurt Rohner Gossauerstrasse 14 CH-8340 Hinwil Switzerland	40,000	20,000	60,000	Nil	0%
Walter Rohr Rebenstrasse 43 CH-8309 Birchwil Switzerland	40,000	20,000	60,000	Nil	0%
RPC AG (11) Algierstrasse 1 CH-8048 Zurich Switzerland	100,000	50,000	150,000	Nil	0%
Heinz Ruff Rohliberg 24 CH-6330 Cham Switzerland	30,000	15,000	45,000	Nil	0%

Argang Schariat Du Flonzel 41 CH-1053 La Conversion Vaud Switzerland	400,000	200,000	600,000	Nil	0%
Jean Schmid Lindenstr. 16 CH-8953 Dietikon Switzerland	50,000	25,000	75,000	Nil	0%
Gertrud Schneider Pfarrahausgasse 11 CH-8706 Meilen Switzerland	20,000	10,000	30,000	Nil	0%
Walter Schneider Buelstrasse 16 CH-8143 Stallikon Switzerland	300,000	50,000	150,000	200,000	*
Philipp Senn Trichtenhausenstr 38 CH-8053 Zurich Switzerland	70,000	35,000	105,000	Nil	0%
Alexey Shkoda Hyposwiss Privatbank AG Schutzengasse 4 CH-8023, Zurich Switzerland	100,000	50,000	150,000	Nil	0%
Giovanni Sileno IM Dorfli 43 CH-8953 Dietikon Switzerland	14,000	7,000	21,000	Nil	0%
Karin Strobele Vetterliweg 61 CH-8048 Zurich Switzerland	10,000	5,000	15,000	Nil	0%
Peter Tschirky Baecherstrasse 27A CH-8806 Bach Switzerland	420,000	50,000	150,000	320,000	1.04%
Margrit Unterrassner Weinrebenstr 30 CH-8708 Mauudedorf Switzerland	20,000	10,000	30,000	Nil	0%
Hans Wenger Vordere Grundstr. 18 CH-8135 Langnam a.A. Switzerland	30,000	15,000	45,000	Nil	0%
Emil Wettstein-Jahn Weissenrainstr 6 CH-8908 Maennedorf Switzerland	40,000	20,000	60,000	Nil	0%

Daniel Zoladz Waffenplatzstrasse 11 CH-8002 Zurich, Switzerland	100,000	50,000	150,000	Nil	0%
Susi Zumbuehl Wofisbuehl 24 CH-6020 Emmenbruecke Switzerland	60,000	30,000	90,000	Nil	0%
G.M. Capital Partners Ltd.(12) 2, Rue Thalberg CP 1507 CH-1211 Geneve 1 Switzerland	16,412	4,400,000	4,000,000	416,412(13)	*
1199684 Ontario Inc. (14) 9468 Willey Road RR#3 Iona Station, Ontario N0L 1P0 Canada	200,000	100,000	300,000	Nil	0%
Total	7,060,412	7,432,000	12,916,000	1,576,412	4.99%

*holds less than 1%

(1)

Assumes that all 6,972,000 of the share purchase warrants are exercised and that all 5,944,000 shares of the common stock being offered are sold. Based on 31,662,430 common shares issued and outstanding on October 31, 2006.

(2)

The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder. For these purposes, any contractual or other restriction on the number of securities the selling stockholder may own at any point have been disregarded.

(3)	Represents the total common stock and shares issuable upon exercise of Share Purchase Warrants.

(4)

Erwin Speckert, the principal officer of Alpine Atlantic Asset Management, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Alpine Atlantic Asset Management.

(5)

Joe Sommer, the principal shareholder, director and officer of Bits Management, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Bits Management.

(6)

John Riedi, the principal officer of Couts Bank Von Ernst Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Couts Bank Von Ernst Ltd.

(7)

Bill Meadow, Managing Director of Daimler Capital Partners Inc. exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Daimler Capital Partners Inc.

(8)

Rene Schmidt, the principal officer at FIBI Bank (Switzerland) Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by FIBI Bank (Switzerland) Ltd.

(9)

Ekkehard Leeb, an officer of Liechtensteinische Landesbank AG, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Lichtensteinische Landesbank AG.

(10)	Peter Wieland, the Managing Director of Realprisma AG, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Realprisma AG.

(11)	Peter Wieland, the Managing Director of RPC AG, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by RPC AG.

(12)

J.A. Michie, the Managing Director of G.M. Capital Partners Ltd., and Marc Angst, a director of G.M. Capital Partners Ltd., exercise dispositive and voting power with respect to the securities of our company that are registered in the name of G.M. Capital Partners Ltd.

(13)	Includes 400,000 warrants exercisable into common shares at an exercise price of $1.25 per share.

(14)

David Kuiak, the President and principal shareholder of 1199684 Ontario Inc. exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by 1199684 Ontario Inc.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Because there is currently no established public trading market for our common stock, the selling stockholders will sell their shares of common stock under this prospectus at a fixed price of $0.75 per share until our common stock is quoted on the OTC Bulletin Board, or quoted or listed for trading on any other exchange, and thereafter at fixed prices, negotiated prices or at prices related to market prices at that time. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock offered for resale by this prospectus, including the shares of common stock that may be issued upon exercise of the share purchase warrants, may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions; and
(g)	a combination of any of the aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will either: (i) amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares; or (ii) if appropriate, file a Rule 424 prospectus supplement disclosing the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Liberty Transfer Company, 274 B New York Avenue, Huntington, New York, 11743 (Telephone: 631.385.1616; Facsimile: 631.385.1619).

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling security holders was passed upon by the law firm of Clark Wilson LLP of Vancouver, British Columbia, Canada.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers of Navitrak

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Robert Knight	Director and President Director and President of Navitrak Engineering Incorporated	49	July 10, 1998

Richard Brown	Director, Chief Financial Officer	46	November 12, 2004
Randle Barrington-Foote	Director	53	November 12, 2004
Herbert Lustig	General Manager, Navitrak International Corporation	53	June 15, 2005
Randall Cohn	Vice President of Marketing and Program Management	47	June 12, 2006

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he/she was employed.

Robert Knight, Director and President

Mr. Knight was a Director of our company from July 10, 1998 until September 1, 1998. He was also our President, Secretary and Treasurer from July 10, 1998 until September 1, 1998. He was re-appointed as a director of our company on August 24, 2001. He was re-appointed as the President, Secretary and Treasurer of our company on May 10, 2004.

Mr. Knight has 15 years of experience in corporate finance and has served in various capacities for a number of public companies over that same period of time. He served as our President, Treasurer and Secretary from May 10, 2004 and, though he resigned from the offices of Treasurer and Secretary on November 12, 2004, he continues to serve as our President. From September 1998 until January 12, 2005, Mr. Knight served as the President, Secretary-Treasurer and a Director of Synova Healthcare Group, Inc. (PK: SNVH.PK), a U.S. reporting company formerly known as Advanced Global Industries Ltd. and Centaur BioResearch Corp., which distributes non-invasive medical diagnostic tools mainly for women. Mr. Knight has served as a Director of Invisa, Inc. (OTC-BB: INSA.OB), a reporting company in the United States whose shares trade on the OTC Bulletin Board, from September, 1998 until April, 2005. Invisa, Inc. manufactures and distributes safety sensing equipment used mainly for parking gate closure devices. Mr. Knight served as President, Secretary and Treasurer of Invisa, Inc. from 1998 until February 2000. From July 1998 to December 22, 2005, Mr. Knight served as a Director of Heartland Oil and Gas Corp. (OTC-BB: HOGC.OB), a reporting company in the United States whose shares are quoted on the OTC Bulletin Board. Heartland Oil and Gas Corp. is involved in the exploration and development of coal bed methane gas properties in the United States. Mr. Knight served as President of Heartland Oil and Gas Corp. from July, 1998 until September 2002, as its Chief Financial Officer from September 2002 until November 2004 and as its corporate Secretary from July 1998 until November 2004. Mr. Knight served as Treasurer and Director of Advertain On-Line Inc. from March 2000 until June 2003. Advertain On-Line Inc. is an on-line advertising software development firm. On December 4, 2005, Mr. Knight was appointed as President and as a member of the board of directors of Mexoro Minerals Ltd. (OTC-BB: MXOM.OB), a reporting company in the United States whose shares are quoted on the OTC Bulletin Board.

Mr. Knight was awarded an MBA degree, from Herriot-Watt University in December, 1998.

Richard Brown ,Chief Financial Officer and Director

Mr. Brown has been a Director since November 12, 2004. He was appointed our Chief Financial Officer on November 10, 2005.

Since November of 2001, Mr. Brown has been a partner with Osprey Capital Partners, located in Toronto, Ontario, Canada. Osprey Capital provides financing, merger and acquisition services and government funding assistance to mid-market private and public companies. From February 1998 until February 2002, Mr. Brown was the Chief Financial Officer of Navitrak International Corporation (our predecessor), the Canadian company whose assets we acquired in November 2004. While with the Canadian Navitrak International Corporation, Mr. Brown participated in raising over $6 million in equity financing, negotiated bank facilities, acquisitions and developed business strategy. Prior to his tenure with Navitrak, Mr. Brown spent ten years with the Bank of Nova Scotia and Scotia Capital Markets in New York City. Mr. Brown also serves as President and Director of Phoenician Holdings Corporation, a reporting company in Canada, and as Chairman and Director of Grandview Gold Inc. (CNQ: GVGI), a Canadian reporting company engaged in the business of mineral exploration, since May 10, 2004. Since March 16, 2005, Mr. Brown has served as a director, Chief Financial Officer and Treasurer of Express Systems Corporation, a reporting company in the United States engaged in the business of managing databases and distributing third party newsletters.

Mr. Brown completed a Masters degree in Finance from the Daniels School of Business at the University of Denver in December 1982 and a BA in Economics from the University of Guelph (Ontario, Canada) in May 1988.

Randle Barrington-Foote, Director

Mr. Barrington-Foote has been a Director since November 12, 2004.

Mr. Barrington-Foote worked with HSBC Bank Canada from February, 1982 until December, 2004. During his last five years with HSBC Bank Canada, Mr. Barrington-Foote was an Assistant Vice-President & Manager. Since January 1, 2005, Mr. Barrington-Foote has been an independent mortgage broker with Meridian Financial Services in Vancouver, Canada. Since March 16, 2005, he has been the President and a director of Express Systems Corporation, a reporting company in the United States engaged in the business of managing databases and distributing third party newsletters. Since January 12, 2006, Mr. Barrington-Foote has been the sole director and officer of Logo Industries Corporation (PK: LGDC.PK), a company that has no current business activity.

Herbert M. Lustig, General Manager

Mr. Lustig has been the General Manager of Navitrak International Corporation since June 2005. From June to December 2003, he was Chief Operating Officer of Invisa Inc. (OTC-BB: INSA), a U.S. reporting company engaged in the business of manufacturing and distributing safety sensing equipment for parking gate closure devices. In December of 2003 he joined the Invisa Board of Directors and from January 2004 through April 2005, he was President and CEO of Invisa Inc. He resigned as a director of Invisa Inc. in May 2005. Prior to that, from November 2002 to October 2003, Mr. Lustig was principal of Techmark Group, a consulting firm providing technology and market development assistance for corporations. Earlier, Mr. Lustig held executive positions at Expanse Networks, Honeywell International, General Instrument Corporation and Booz Allen Hamilton.

Mr. Lustig was awarded an MBA from the Wharton School of the University of Pennsylvania and a Bachelor of Science degree from the University of Massachusetts at Amherst.

Randall Cohn, Vice President of Marketing and Program Management

Mr. Cohn has been our Vice President of Marketing and Program Management since June 12, 2006. From September 2002 to June 2006 Mr. Cohn was General Manager for Wyle Laboratories, where he specialized in flight test engineering, program management and business process improvement. Prior to that, from April 2002 to September 2002, as Senior Director of Testing for Applied Research Associates, he played a key coordinating role in the technology demonstration phase of high profile weapons and sensor system programs.

Mr. Cohn served in the U.S. Navy from May of 1981 to December 2001. As Commanding Officer of Sea Control Squadron Two-Four, he led the squadron through combat operations in two different theaters of operation. He also served as Air Officer on the USS Harry S. Truman (CVN-75) during her maiden deployment. His experience with airborne sensors includes being lead Test Pilot for Flying Qualities and Performance as well as System Integration Testing on the ES-3A, a sophisticated carrier-based aircraft performing roles in electronic warfare and intelligence, reconaissance and surveillance.

Mr. Cohn is a graduate of the U.S. Naval Test Pilot School (1989) and he holds a B.S. degree in Ocean Engineering from the US Naval Academy (1981) as well as a M.S. in Aerospace Systems Engineering from the University of Tennessee (1990).

Significant Employees

Our significant employees, their ages and positions held are as follows:

Name	Position Held with the Company	Age
Dr. Adam Wolinski	Director of Technology, Research and Development	53
Dr. Tam-Anh Chu	Director of Advanced Product Development	48
Yulia Lazukova	Software Development Manager	37
Ping Chen	Airborne Product Development Director	34
Robert Gallant	Controller	43

Dr. Adam Wolinski; Director of Technology, Research and Development

Dr. Wolinski joined Navitrak Engineering Incorporated in 1999 as a senior engineer. Responsible for overseeing development of much of Navitrak’s proprietary technology Dr. Wolinski is currently leading research and development efforts at Navitrak Engineering Incorporated.

Ph. D. of Engineering Sciences, Technological University of Poznan, Poland, 1980; Masters Degree in Mechanical Engineering, University of Nitra, Czechoslovakia, 1975

Dr. Tam-Anh Chu, Director of Advanced Product Development

Dr. Chu joined Navitrak International Corp. in February of 2006. Based in our Falls Church, Virginia office, he is responsible for the development of our proprietary hardware platform. He reports to Dr. Wolinski.

Ph.D. in Electrical Engineering, Massachusetts Institute of Technology, Boston Massachusetts, 1987; Master of Science in Electrical Engineering & Computer Science, Massachusetts Institute of Technology, Boston, Massachusetts, 1981; Bachelor of Science in Electrical Engineering, Catholic University, Washington, D.C., 1979.

Yulia Lazukova, Software Development Manager

Ms. Lazukova joined Navitrak Engineering Incorporated in November 1999 and currently leads Navitrak Engineering Incorporated’s software development team. She is responsible for all aspects of the design, development and maintenance of Navitrak Engineering Incorporated’s software and data resources.

Masters Degree in Mechanical Engineering, Institute of Chemical Machine Building, Moscow, Russia; additional Masters level studies in Computer Science, Dalhousie University, Halifax, Canada.

Ping Chen, Chief Software Architect, Airborne Product Development Director

Mr. Chen joined Navitrak Engineering Incorporated in 1996 and has been pivotal in the development and commercialization of the company’s core products. Mr. Chen leads Navitrak Engineering Incorporated’s product design, integration and implementation efforts.

Bachelor of Computer Science, Technical University of Nova Scotia, Dal Tech; Bachelor of Engineering, Microelectronic Circuits and Systems, Shanghai Jiao Tong University, China.

Robert Gallant, Controller

Mr. Gallant joined our company in June 2005. He is a Certified Management Accountant and holds Bachelor’s degrees in Computer Science and in Business. Since 1987 he has worked in increasingly senior financial positions at Schlumberger, International Paper, Federal Mogul and PolyCello.

BS Computer Science and BA Business Administration, 1987, from the University of Moncton, New Brunswick, Canada.

Family Relationships

There are no family relationships between any director, executive officer or significant employee.

Committees of the Board

On November 10, 2005, the audit committee of our board of directors was formed with its one current member. The audit committee will be comprised of three directors and will operate under a written charter adopted by the board. All members of the audit committee (i) will meet the criteria for independence as set forth in the Securities Exchange Act, (ii) will not have participated in the preparation of our financial statement at any time during the past three years and (iv) will be able to read and understand fundamental financial statements. Our audit committee is currently comprised of one director – Randle Barrington-Foote. We are currently in the process of identifying two other candidates who will meet the criteria for membership established above.

The responsibilities of the audit committee include recommending to the board an accounting firm to be engaged as our independent registered public accounting firm. Our management has primary responsibility for our internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United

States) and for issuing a report thereon. The audit committee’s responsibility is to oversee these processes and the activities of our internal accounting department. Because the Audit Committee was only formed during the month of November, 2005, and we currently do not have any independent members in our Audit Committee, it has not yet convened any meetings nor has it had any meetings with our auditor.

We do not have a compensation committee at this time.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.            any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.            any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.            being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.            being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

As our company is relatively small, our Board of Director’s audit committee does not have a member that qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. We believe that the members of our Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding our internal controls and procedures, including those pertaining to financial reporting. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in light of the current size of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of October 31, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors, our chief executive officer and our four most highly compensated executive officers (other than our chief executive officer) as at December 31, 2005. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Robert Knight 114 West Magnolia Street, Suite 446, Bellingham, WA 98225	400,000(2)	1.25%
Randle Barrington-Foote 114 West Magnolia Street, Suite 446, Bellingham, WA 98225	300,000(3)	*
Richard Brown Suite 1705 – 55 University Avenue Toronto, Ontario M5J 2H7	508,674(4)	1.58%
Herbert M. Lustig 400 - 1190 Barrington Street Halifax, Nova Scotia, Canada B3H 2R4	625,000(5)	1.92%
Joel Strickland(6) 400 - 1190 Barrington Street Halifax, Nova Scotia, Canada B3H 2R4	2,725,000(7)	7.92%
G.M. Capital Partners Ltd.(8) 2, Rue Thalberg CP 1507 CH-1211 Geneve 1 Switzerland	1,416,412	4.28%
Directors and Executive Officers as a Group (5 people)	4,558,674	12.6%

*less than 1%

(1)

Based on 31,662,430 shares of common stock issued and outstanding as of October 31, 2006 and, as to a specific person, shares issuable pursuant to the exercise of share purchase warrants and options exercisable within 60 days. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Consists of fully vested options to acquire an aggregate of 400,000 shares of common stock.
(3)	Consists of fully vested options to acquire an aggregate of 300,000 shares of common stock.
(4)	Includes fully vested options to acquire an aggregate of 300,000 shares of common stock.
(5)	Consists of fully vested options to acquire an aggregate of 500,000 shares of common stock and 125,000 options held by Mr. Lustig that will vest within 60 days of the date of this prospectus.
(6)

Mr. Strickland resigned from all of his positions with our company and our wholly-owned subsidiary, Navitrak Engineering Incorporated, effective May 18, 2006 pursuant to an Agreement and Mutual Release which provides, among other terms, that the stock options that were available to Mr. Strickland on May 18, 2006 will continue to be available to Mr. Strickland until they expire on December 31, 2010.

(7)

Includes fully vested options to acquire an aggregate of 500,000 shares of common stock and an additional 1,400,000 common shares that we issued to the Canadian Navitrak International Corporation, our predecessor, upon the completion of our transaction on November 12, 2004, which are included as being beneficially owned by Joel Strickland because Mr. Strickland is an officer and director of that company.

(8)

Includes 16,412 common shares and 1,400,000 common shares issuable upon exercise of share purchase warrants but excludes 3,000,000 share purchase warrants which have not yet vested. J. A. Michie, the Managing Director of G.M. Capital Partners Ltd., and Marc Angst, a director of G.M. Capital Partners Ltd., exercise dispositive and voting power with respect to the shares of our common stock that are beneficially owned by G.M. Capital Partners Ltd.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General. Our authorized securities consist of 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. As of October 31, 2006, there were 31,662,430 shares of common stock issued and outstanding held by 174 holders of record, and there were no shares of preferred stock outstanding. Each stockholder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors. Our board of directors, without any action by stockholders, is authorized to designate and issue shares of preferred stock in any class or series as it deems appropriate and to establish the rights, preferences and privileges of these shares, including dividends, liquidation and voting rights. The rights of holders of shares of preferred stock that may be issued may be superior to the rights granted to the holders of existing shares of our common stock. Further, the ability of our board of directors to designate and issue such undesignated shares could delay, defer or prevent a change of control of our company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of our common stock.

Voting Rights. Each share of common stock entitles the holder thereof to one non-cumulative vote, either in person or by proxy, at meetings of stockholders. Since holders of common stock do not have cumulative voting rights, holders of more than fifty percent (50%) of the issued and outstanding shares of common stock can elect all of our directors. Holders of preferred stock are not entitled to vote.

Dividend Policy. All shares of common stock are entitled to participate in dividends when and as declared by our Board of Directors out of the funds legally available therefore. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception, and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on the shares of common stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future. We effected a stock split on June 1, 2004, whereby each stockholder of record on June 1, 2004 received 2 new shares for every one old share they owned, and we declared a stock dividend effective August 29, 2005, whereby each shareholder of record at the close of business on August 26, 2005 received 2 new shares for every 1 old share they owned. Except where expressly provided to the contrary, all of the disclosure in this document pertaining to issuance of our common shares, or with respect to the number of our common shares that are currently issued and outstanding, has been adjusted to reflect both the 2004 stock split and the 2005 stock dividend.

Miscellaneous Rights and Provisions. Stockholders of common stock have no pre-emptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity after satisfaction of all liabilities, subject to the rights of holders of preferred stock, if any such preferred stockholders should exist at the time of such liquidation or dissolution.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Navitrak International Corporation (formerly Flashpoint International Inc., the successor company) included in this prospectus have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Navitrak International Corporation (the predecessor business) included in this prospectus have been audited by BDO Dunwoody LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the predecessor company's ability to continue as a going concern) appearing elsewhere in this registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted himself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company's best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted himself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

General Overview

We design and support real-time camera control systems that acquire, fuse and dynamically display geographic and camera data. These advanced situational awareness and task management systems combine software, hardware and geographic information datasets. Our systems provide real time information on geographic position and directional orientation through proprietary software, moving map display technology and location-based information. We also have developed interfaces to manage and control airborne cameras and other sensors. These systems are primarily deployed on rotary and fixed wing aircraft. Our predecessor company sold, and we plan to continue to sell, our systems primarily to government agencies including law enforcement, forest-fire fighters, search and rescue organizations, paramilitary agencies and the military. Our principal administrative office is located at 400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4. The telephone number for our principal administrative office is 800.661.7830.

We have four subsidiaries. One of these is Navitrak Engineering Incorporated, a Nova Scotia corporation with its principal place of business located at 400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4. We conduct our research and development and our Canadian operations through this company. Our second subsidiary is 0705951 B.C. Ltd., a British Columbia corporation incorporated solely for the purposes of holding tax losses that does not currently have any assets or an active business. Our third subsidiary, Navitrak Sales Corporation, is a Nevada corporation that does not currently have any assets or an active business. On September 1, 2005, we allowed this subsidiary to be revoked by the Secretary of State of the State of Nevada for failure to file its annual list. Our fourth subsidiary, Navitrak Technologies Inc., was recently incorporated to conduct some of our U.S. operations and to hold software licenses acquired from U.S. corporations. Navitrak Technologies Inc. maintains an office at 252 North Washington Street, Falls Church, VA 22046. It does not yet have any assets or an active business.

We maintain a web site located at www.navitrak.com. Information contained on our website does not form part of this Registration Statement. Our resident agent in Nevada is Nevada Corporate Services, Inc., whose address is 1800 East Sahara Avenue, Suite 107, Las Vegas, Nevada 89104.

Our company is actively engaged in the business of developing and marketing advanced situational awareness and task management systems that use the Global Positioning System and other location data for use by airborne and ground personnel in law enforcement, military, police, fire-fighting, search and rescue and other applications. The Global Positioning System, commonly referred to as “GPS”, is a worldwide radio-navigation system formed from a constellation of 24 satellites and their ground stations. Using data from the GPS system and other airborne sensors, primarily cameras, our systems display on a moving map real time positioning information of the aircraft and other relevant-to-the-mission information such as the location of the field of view of the airborne camera.

Corporate History

We were incorporated in Nevada on July 9, 1998 under the name BFD Capital Group, Inc., with authorized capital of 25,000,000 common shares, each with a par value of $0.001 (without adjustment for any subsequent share split or share dividend). On January 28, 2001, we changed our name to Metronet Communications Company and began to implement our business plan to provide small and medium sized businesses in the United States with switchless telecommunications services such as 1+ calling, operator assisted dialing, credit card calls and similar services. We were unable to raise the necessary capital to implement our business plan and the business was abandoned.

In early 2001, our management began to search for other business opportunities. We identified a potential opportunity in FlashPoint, Inc., a privately held Florida corporation with an option to purchase spark-plug technology known as “e-plug” from its inventor. The “e-plug” technology consisted of a spark plug designed to improve the efficiency of the combustion process in internal combustion engines.

On August 24, 2001 we acquired FlashPoint, Inc. in exchange for, among other things, 28,000,000 shares of our common stock which we issued to Samuel S. Duffey and Stephen A. Michael (each of whom received 14,000,000 of these shares), who were two of the shareholders of FlashPoint, Inc. As a result of this transaction, we appointed Samuel S. Duffey, Stephen A. Michael, Edmund C. King and William Dolan, who were all of the directors of FlashPoint, Inc. prior to the merger transaction, and Robert Knight, who was not previously a director of FlashPoint, Inc., to our Board of Directors. At the same time, we appointed Stephen A. Michael as our President, Edmund C. King as our Treasurer and Chief Financial Officer and William Dolan as our corporate Secretary.

On August 29, 2001, we changed the name of our company to FlashPoint, Inc. On October 18, 2001 we changed the name of our company to FlashPoint International, Inc.

In October, 2001, we exercised our option and purchased the “e-plug” technology from the inventor for a lump sum payment of $500,000, subject to royalties of 1.5%.

By early 2004 a majority of our shareholders (excluding those of our shareholders that were members of our management team) and one of our directors decided that the commercial development of the “e-plug” technology would take more time and cost more money than originally anticipated. In contrast, the majority of our management team, who, acting as a group, controlled our company and consisted mainly of the vendors of the Florida FlashPoint, Inc. entity that we purchased in 2001, remained confident of the e-plug’s commercial future. We decided to sell the “e-plug” technology back to these members of our management team. Accordingly, we entered into an asset purchase agreement dated April 30, 2004 whereby our company and our subsidiary sold the “e-plug” technology to ePlug, Inc., a newly formed Florida company, in exchange for (a) 375,000 common shares in the capital of Invisa, Inc., a publicly traded company, (b) the surrender of the 28,000,000 common shares of our company (which were returned to treasury) and all other securities of our company that we had issued to the original vendors of the old Florida FlashPoint, Inc., entity; (c) severance of all employment, consulting and similar arrangements between our company and Samuel Duffey, William Dolan, Edmund King, Larry Anderson, Randy Parks, the Spencer Charles Duffey Irrevocable Trust and the Elizabeth Rosemary Duffey Irrevocable Trust, all of whom were, at the time, either officers, directors, consultants, employees or shareholders of our company or our wholly-owned subsidiary; and (d) execution of mutual releases between all of the parties. This transaction was completed on May 12, 2004.

We spent approximately $500,000 to acquire the “e-plug” technology. During the period that we owned the “e-plug” technology, we spent approximately $100,000 testing the e-plug, in addition to approximately $100,000 that we spent during this three-year period on our general and administrative costs and no revenue was generated therefrom during the period we owned it.

Upon completion of our asset sale to ePlug, Inc., we began to explore a possible business combination with Blackstone Holdings Corporation, a privately held Nevada corporation. Blackstone had contracted to purchase substantially all of the assets of an Ontario Canada public company called Navitrak International Corporation and its Canadian subsidiaries Navitrak Engineering Incorporated, Navitrak Corp., Navimap Corp., Navitrak Manufacturing Incorporated and Navitrak Systems Inc. Prior to commencing its negotiations with these Canadian companies, Blackstone Holdings Corporation did not have, and had not since inception had, a business or own any assets.

The Canadian Navitrak International Corporation, primarily through its subsidiary Navitrak Engineering Incorporated, was actively engaged in the business of developing, marketing and selling advanced GPS-based situational awareness and task management solutions for use by airborne and ground personnel in law enforcement, military, police, fire-fighting, search and rescue and other applications.

In anticipation of the successful conclusion of our negotiations to acquire the Canadian Navitrak International Corporation’s assets (including the shares of its operating subsidiary Navitrak Engineering Incorporated), we changed the name of our company to Navitrak International Corporation on May 18, 2004, and we changed the name of our Nevada subsidiary to Navitrak Sales Corporation on July 20, 2004.

Prior to our discussions with Blackstone, Blackstone and the Canadian Navitrak companies had signed a formal asset purchase agreement dated as of January 31, 2004, providing that Blackstone would purchase all of the assets of the Canadian Navitrak companies, including the capital stock of Navitrak Engineering but excluding the capital stock of Navitrak Corp., Navimap Corp., Navitrak Manufacturing Incorporated and Navitrak Systems Inc., in exchange for $100,000 in cash payable to Navitrak International Corporation of Canada and 46% of the issued and outstanding common shares of Blackstone at closing. These Blackstone shares were to be issued 7.1% to Navitrak International Corporation of Canada, an aggregate of 28.9% to all but one of the Navitrak companies’ secured creditors (the exclusion being The Royal Bank of Canada), and an aggregate of 10% to the employees and management of the Canadian Navitrak group of companies. Completion of the asset purchase was subject to various conditions, including, among others, the condition that Blackstone satisfy all of the debt of Navitrak International Corporation of Canada and that it raise funds from the sale of equity of at least $2,600,000.

Between January 12, 2004, and January 31, 2004, Blackstone entered into agreements with each of the Canadian Navitrak companies’ secured creditors (except The Royal Bank of Canada) in which Blackstone agreed to acquire their secured debt in exchange for an aggregate number of common shares of Blackstone equal, at closing, to 28.9% of the issued and outstanding shares of Blackstone. Under the agreement with the Canadian Navitrak International Corporation, this secured debt would all be extinguished at closing.

Between June, 2004, and September, 2004, our company acquired all of the issued and outstanding shares of Blackstone on the basis of one common share of Blackstone for one common share in our company. Prior to this acquisition, there were 12,428,000 shares of our company issued and outstanding. We acquired 3,060,000 common shares of Blackstone, representing all of its issued and outstanding shares, and the Blackstone shareholders, as a group, acquired an aggregate of 6,236,746 shares of our company, representing 33.4% of the 18,664,746 issued and outstanding shares of our company at the completion of the transaction. On November 3, 2004, we merged Blackstone into our company and our company succeeded to all of Blackstone’s rights and obligations, including those arising out of the Navitrak agreements.

In an amending agreement signed November 12, 2004, we modified the various agreements with the Canadian Navitrak companies and their secured creditors to, among other things:

•	waive the closing condition with respect to the $2,600,000 equity financing;
•

decrease the number of shares of our company to be received by the Canadian Navitrak International Corporation from approximately 7.1% of Blackstone to approximately 6.7% of our company, or 1,400,000 shares;

•

decrease the aggregate number of shares of our company to be issued to all of the secured creditors of the Canadian Navitrak companies, as a group, from approximately 28.9% of Blackstone to approximately 10% of our company, or 2,480,000 shares;

•

decrease the aggregate number of shares of our company to be received by the employees and management of the Canadian Navitrak companies, as a group, from approximately 10% of Blackstone to approximately 6.7% of our company, or 2,230,000 shares; and

•	appoint Joel Strickland, who was then the Chief Executive Officer of the Canadian Navitrak International Corporation, Randle Barrington-Foote and Richard Brown to our Board of Directors at closing.

Our transactions with the Canadian Navitrak companies and their secured creditors were completed November 12, 2004.

For financial statement purposes, the Canadian Navitrak International Corporation is considered our predecessor company.

On July 21, 2005 a Certificate of Amendment was filed with the Nevada Secretary of State increasing our capital stock to 100,000,000 shares of common stock with a par value of $0.001 per share and creating 10,000,000 shares of preferred stock with a par value of $0.001 per share.

Our Current Business

We design and support real-time camera control systems that acquire, fuse and dynamically display geographic and camera data. These advanced situational awareness and task management systems combine software, hardware and geographic information datasets. Our navigation systems provide real time information on geographic position and directional orientation through proprietary software, moving map display technology and location-based information. We also have developed interfaces to manage and control airborne cameras and other sensors. These systems are primarily deployed on rotary and fixed wing aircraft. We market our systems to, among others, government agencies, including law enforcement, fire fighters, search and rescue organizations, paramilitary agencies and the military. Our predecessor company, the Canadian Navitrak International Corporation, had experienced declining sales over the years leading up to our acquisition of the business. We believe that the decline in our predecessor company’s sales was due in part to the lack of camera integration and control functions (this was true of all but two of the systems it sold) and to the failure of the systems sold to perform well in the rugged work environments where they were deployed. In addition, these early systems were essentially software only systems that required extensive customization for each application. Over the course of the last few years our product has evolved into the complete system solution offered by our current AeroNavitraker system, which integrates our software with existing cameras and other sensors and off-the-shelf computer hardware that is more suited to the rugged work environments. Our current system is more reliable in the field, more easily configured to our customers' airframes and avionics, requires far less on-site and job specific engineering and includes additional functionality, primarily in the integration and control of airborne cameras. Our current system is more particularly described below, in the section titled “Our Products”.

Since inception, our predecessor business and we have together sold an aggregate of eleven AeroNavitraker systems. Most of these consisted of our early essentially software only systems. One of these was sold to a military customer, four were sold to camera manufacturers, two were sold to U.S. based fire-fighting organizations and four were sold to North American law enforcement agencies. Of these, we completed and delivered six prior to the date of our acquisition of the business. We have since completed and delivered the five remaining systems. We have made only two sales since November 12, 2004, the date of our acquisition of the business, though we believe that the extensive redesign of our products should lead to more sales over the coming year. In addition, the infusion of capital resulting from our acquisition of the predecessor business has permitted us to expand our marketing initiatives, which are discussed in more detail below on page 45 of this prospectus.

Our Products

Our product consists of a tactical moving map based system which can be configured to meet the requirements of the customer. The software for our system was initially developed and offered for sale by our predecessor company. All of our current products include a tactical moving map that displays the aircraft’s location using Global Positioning System, commonly referred to as “GPS” to continuously establish and update that location. Because our targeted market segments each tend to have diverse mission profiles, each of our current systems is configured to fit the needs of a particular market segment. For example, law enforcement officers have different requirements and operational environments than do crews fighting forest fires. The main difference between our various configurations, all of which are marketed under the “AeroNavitraker” brand name, is the graphical user interface software, which differs for each of our systems. Graphical user interface software provides and displays the tools available to the system operator during a mission. These tools are the interfaces with the various gimbal-stabilized electro-optic imaging systems mounted on our customers' aircraft. Gimbal-stabilized electro-optic imaging systems are commonly known as cameras, including video cameras, infrared cameras, etc. We use different interfaces for different cameras on the aircraft, supporting specific data flows, mission requirements and special configuration requests by customers.

Some customers need to formally plan missions in advance. These customers typically schedule missions that allow them to spend time in a squad room working with the AeroNavitraker ground support station. Here, they create maps for the mission zone on which they mark waypoints. They can build in a search pattern grid or other known activity to be conducted on a particular mission. These customers typically also conduct substantial post mission debriefings and archive missions for future analysis. The AeroNavitraker system includes software modules designed to perform these pre-mission and post-mission duties and data management functions for the customer. Military and forest fire missions typically fall within the description above.

Other customers are more in the nature of response teams responsible for a specific region. As a result, maps on the AeroNavitraker computer on the aircraft rarely change. These customers receive a call and must respond immediately. There is little pre- or post-mission planning and these customers typically take to the air on an immediate-response basis to support ground-based actions. Certain law enforcement missions typify this example of a responsive mission. However, even within the law enforcement market this is not always the case, as some law enforcement units conduct completely different activities such as surveillance which requires a different configuration of the AeroNavitraker system. We endeavor to standardize design, components and procedures. A typical AeroNavitraker system includes a tactical moving map, our proprietary interface firmware and hardware, an onboard GPS receiver, an inertial measuring unit which can be included either by the imaging company or independently by our company, computers and displays. The airborne observer will then be able to monitor position on the moving map as well as understand the positioning of the field of view of the airborne camera relative to the moving map. Some of our systems provide field of view information that is highly accurate, while others simply provide an approximation. Some of our systems use the AeroNavitraker system to control the camera, while others do not. Some of our systems provide tools that enable advanced tasks. For example we have systems that let a forest fire crew spot a fire-line or hot spot using an infrared camera, display an accurate footprint from the camera on an active map, draw the fire-line using the center of the footprint on the map and transmit the resulting fire map to the ground crew over a microwave relay.

In summary, the components of our AeroNavitraker Observer Task Management System integrate geographic and other mission relevant databases, our tactical moving map software engine, a rugged, portable computer and color touch screen display, a GPS receiver, an inertial measuring unit, an infrared or day video camera and a proprietary video annotation unit. When a camera is not on the aircraft or is not integrated with the AeroNavitraker system, we deliver geographic and other mission relevant databases, our tactical moving map software engine, a rugged portable computer and display and a GPS receiver.

The significant hardware components included in any of our AeroNavitraker systems are:

The GPS Receiver

The GPS receiver determines the geographic position of the aircraft by processing radio signals from the NAVSTAR GPS satellite system developed by the US Department of Defense. We source our GPS units from a variety of vendors. We believe that there is no shortage of available vendors that can meet our needs, and that the market for these units is competitive.

The Inertial Measuring Unit

The inertial measuring unit, or ‘IMU’, has two functions in the Observer Task Management System: it determines the instantaneous acceleration of the aircraft and the rate at which its orientation is changing. The inertial measuring unit and the GPS receiver are tightly coupled by a dedicated microprocessor to function together as a complete inertial navigation system which has higher performance than a stand-alone inertial measuring unit and GPS receiver. The inertial navigation system determines the aircraft’s geographic position and velocity and the camera’s orientation relative to an external reference.

Combining the information derived from the GPS receiver and the inertial measuring unit, our Observer Task Management System can automatically slew the camera to point to an operator specified location on the ground. The local topography must be accounted for to calculate accurately the ground intercept of the camera line of sight. To do this, we incorporate a digital elevation model in our proprietary database. Our software allows us to determine the geographical position of the intercept of the camera line of sight with the ground.

We buy our inertial measuring units from third party vendors. As at the date of this prospectus, there are several vendors of inertial measuring units that sell a product that can meet our requirements. As there is a strong demand for these inertial measuring units and supply is short, typical lead times currently run between three to four months.

Video Annotation Unit

The video annotation unit encodes each video frame with data from the inertial navigation system and the camera used to geo-reference the image. The annotated signal is recorded on a video cassette recorder and, if installed, transmitted in real time via a microwave downlink to support personnel on the ground. The annotated signal contains all data necessary to generate the digital map display seen by airborne personnel. These video annotation units are built by third party manufacturers to our specifications and are currently available on approximately 30 days’ notice.

Our Services

We do not currently provide any services to our customers after the initial installation of our products. Our sales to date have been to “early adopters” of our systems and any post-installation assistance that we have provided has been more in the nature of an ongoing investment in the engineering of the systems sold, as we react to field conditions encountered during and after installation. We are in the process of introducing a commercially competitive long term support and service program to all of our customers, including those early adopters. These fee based programs should typically be for a five year term and include software upgrades, software patches, on-site service calls, hardware maintenance and replacement. As at the date of this prospectus, we have not yet entered into any service contracts.

Branding

Each of our systems is marketed under the brand name “AeroNavitraker”. Each AeroNavitraker system sold consists of our software, a combination of commercial off the shelf (known as “COTS”) hardware and our own hardware, and geographic datasets and database information.

Marketing

Historically, our predecessor focused on sales to the law enforcement, forest fire fighting and military communities. We believe that these communities continue to represent the primary markets for our products, though we have modified both our systems and our method of approach to these communities. The law enforcement and fire-fighting communities include local, regional and national agencies. The military communities include the various branches of the military and national intelligence agencies.

Our predecessor business focused primarily on the Canadian markets. Since our acquisition of the predecessor business, we have shifted focus to the United States and its markets. In addition, we have begun to explore the potential for additional business opportunities in the United Arab Emirates, Saudi Arabia and Qatar.

Since November 12, 2004 we have expanded our marketing efforts in the United States. We hired A. D. Butler & Associates, a consulting company that employs ex-military officers that have a network of military contacts. Through this network of contacts, A. D. Butler & Associates is alerted to information about U.S. government requests for proposals, many of which call for products like ours. We pay A. D. Butler & Associates a flat monthly fee of $10,000 and we have agreed to pay a commission for any sales generated by or through their network of contacts. Through their efforts to date, we are currently bidding on two new multi-aircraft installations with the U.S. government but we have not yet made any sales through A. D. Butler & Associates.

More recently, we hired Randall Cohn to serve as our marketing director. Mr. Cohn has extensive contacts in the U.S. military community as the result of his years of active service in the U.S. Navy and we hope that these contacts will help expand our U.S. marketing efforts.

Also in the U.S., we are developing informal working relationships with camera manufacturers such as FLIR Systems and Gyrocam Systems. Through these informal working relationships, engineers from our respective companies are working together to develop systems that integrate our software technologies with their camera technologies. To date, these systems require further development before they can be made commercially available. Our goal is to create one or more systems that can be sold as commercial “off-the-shelf” systems as an alternative solution to our more sophisticated and more expensive systems, which require extensive customization for each installation.

Additionally, we have begun to establish working relationships with aviation systems integrators. Aviation systems integrators are Federal Aviation Administration (FAA) certified contractors qualified (and certified) to install equipment, including systems like ours, on aircraft. Systems integrators assemble bid packages that can include systems such as our AeroNavitraker system. In these transactions, we would sell our system to the systems integrator who would in turn sell the system to its customer pursuant to the requirements of the bid awarded to the systems integrator by the customer. To date, our work with systems integrators has not resulted in the sale of any AeroNavitraker system.

In Canada, we have continued the marketing program and efforts originally initiated by the predecessor business. This program consists of the exploitation of direct contacts in the Canadian military and law enforcement communities. Joel Strickland, who was the President of the predecessor business at the time of our acquisition, continued to be responsible for the maintenance of our Canadian business contacts after our acquisition. We have not made any sales in Canada since the date of our acquisition of the predecessor business. Since our acquisition on November 12, 2004, we have spent most of our marketing effort on building a U.S. market. Due in part to our focus on the U.S. market, we recently decided to reduce the cost of our Canadian marketing efforts by asking for Mr. Strickland’s resignation. Mr. Strickland resigned all of his positions with our company and our wholly-owned subsidiary, Navitrak Engineering Inc., effective May 18, 2006. Although we continue to market our products in Canada, our primary focus for the foreseeable future will remain on the U.S. market.

During calendar year 2004, our predecessor business hired a consultant located in the United Arab Emirates to pursue business opportunities in the Middle East. By the middle of calendar year 2005, we determined that we would be better served if we aligned our marketing efforts in the Middle East with the marketing efforts of FLIR Systems Inc., a camera manufacturer. Since October, 2005, we have cooperated with a systems integrator in the development of a prototype ‘off-the-shelf’ system that will combine the cameras manufactured by FLIR Systems Inc. with our technology and is intended to appeal to the military and law enforcement agencies in the United Arab Emirates, Qatar and Saudi Arabia. FLIR Systems Inc. has a network of contacts in these countries and we hope to benefit from their marketing efforts in these countries. To date, we have not completed the development of the prototype ‘off-the-shelf’ camera system with this systems integrator. Furthermore, we have not sold any of our systems in the Middle East as the result of this relationship.

We believe that our market communities continue to be defined by their different mission requirements. We are familiar with customers’ identities, missions and procurement programs, as well as the rules, regulations and processes typically associated with them. There are fundamental differences in terms of customer demands, customer size, system sophistication, project size, cost of participation, revenue potential and time to completion. The sales cycle for the law enforcement and forest fire fighting market segment is generally six months to one year and tends to be smaller in both unit and monetary terms than the military market. Also, these law enforcement and fire-fighting systems have less demanding specifications and are less complicated than the military in terms of application and administration. This sales cycle is due in large part to the fact that these customers can use a system that that contains a higher percentage of commercial off-the-shelf hardware and that requires less custom engineering work.

The military market segment is characterized by a much longer sales cycle of approximately two to three years. The longer sales cycle is generally attributable to the amount of customized engineering required in order to design and build a customized system. We plan to pursue government-sponsored projects that often have sophisticated demands and tend to be large in both unit and monetary terms.

Finally, we attend at trade shows and we provide on-site demonstrations at prospective customers’ facilities.

Competition

Industry competition is specific to each of our market communities, with a small number of companies offering products suiting the needs of specific markets for specific purposes. In all of these markets where we compete, ease of integration, technical superiority, reputation, price, ability to meet delivery schedules, financing, and long term reliability are among the principal competitive factors considered important by our customers and potential customers.

Moving map technology has become commonplace in many markets. A helpful illustration can be found in the automobile market – many manufacturers of automobiles in today’s markets offer an optional navigation package in their automobiles that provide moving maps linked to GPS as a navigational aid. These are relatively simple systems and we do not compete in this market. Other examples that help illustrate the availability of moving map products include Microsoft, which has a consumer product called Map Point that is widely available but which has not yet been deployed in our specific markets. Google, with its Google earth map and imagery product, is an interesting source of data but again, we have not yet seen this product deployed in our markets. Garmin specializes in handheld GPS receivers for consumers as well as navigational aids with charts for pilots. We do not believe that we compete directly with Garmin. ESRI, one of the larger companies in the geographic information business, sells geographic information systems (GIS) and has established the industry standards in the geomatics industry. Some of ESRI’s products are deployed in our markets.

In our markets, we compete against companies who, like our company, are constrained by security clearance and contractual non-disclosure covenants from revealing information about their products, their government contracts and similar matters. Our competitors do not publish technical system specifications or data, and it is not feasible to attempt a detailed technical comparison between their systems and ours. As a result, what little information that we have access to about our competition is gathered by word of mouth during the bidding process, or during an installation if we have an opportunity to examine a competitor’s product.

In the military sector, digital maps are the basis for almost every mission whether it be airborne, ground or marine in nature. Moreover, the inter-connectability of digital moving maps and various camera networks is a constantly evolving area of concentration as programs develop and receive funding. The prime contractors in the defence business, such as Boeing, Lockheed Martin, Raytheon and Thales, both develop their own moving map software in addition to sub contracting digital moving map work to others. Systems designed by these contractors tend to be very sophisticated and very expensive, with prices ranging in excess of $5,000,000 including the camera. In contrast, we anticipate that a system using our software and a third party’s camera would sell for between $500,000 and $1,000,000, depending on the camera and other hardware purchased, in addition to the degree of flexibility required of the system. Contractors such as Rockwell Collins, Harris Corporation, Tactronics, Tybrin, SAIC and CMC Electronics are also involved in a range of programs and have several products and systems focused on airborne applications. As a result, we do not compete directly with these large defence contractors but we might serve as a potential sub contract solution for a particular program. Our strategy continues to focus on developing a military market for a less sophisticated system such as our AeroNavitraker system that enables a comparatively inexpensive, easily integrated solution, particularly as it relates to camera deployments. We do this by dedicating an engineering team to focus on working with the product offerings fielded by the prime camera manufacturers such as FLIR Systems Inc. and Gyrocam Systems.

In the law enforcement and fire-fighting market, which are effectively commercial markets, we compete with Avalex Technologies, AeroComputers Airborne Systems, MetaMap, Becker Aviation and an assortment of other small private companies. Like us, these companies provide moving map based systems that are compatible, to varying degrees, with various cameras in the market. Again, none of these companies publish technical system specifications and it is not feasible to attempt a detailed technical comparison between their systems and ours. We believe that the sales and marketing strategies of our competitors are similar to ours in that they appear to pursue similar programs and customers. Many of our competitors also work closely with the well-established imaging companies. At the present time many of these companies are better established in the North American market. Our limited market research and experience suggests that many of our competitors in this market segment offer a less sophisticated and less expensive product than ours. In contrast to the military market, our focus in the law enforcement and fire-fighting markets is to produce commercial ‘off-the-shelf’ applications that preserve the sophistication of our military system at a price that is competitive in the law enforcement and fire-fighting markets.

Our strategy is to achieve technical superiority over our commercial competitors like Aero Computers and Avalex. The systems we field are feature-rich and use sophisticated technologies. Based on the lessons that we have learned in selling and installing our early systems, we have made design changes and we have developed integration and installation techniques, as well as training material and documentation.

Barriers to Future Competitive Entry

Major barriers to entry include:

1.	Intellectual Property;
2.	Practical experience gained from field installations and operations;
3.	Ongoing research and development continues to raise the bar, setting the standard higher;
4.	Product sophistication makes ‘start-up’ entry difficult; and
5.	Market segments are large and sophisticated – they are difficult to penetrate and the necessary relationships take time to build;

Source and Availability of Raw Material

Most of the components are off the shelf products and readily available. The inertial measuring units, a critical component of our system, require a three to four month lead time to delivery. Our video annotation units are built by third party manufacturers to our specifications and are currently available on approximately 30 days’ notice. We pay mostly C.O.D.

Dependence on one or a few major customers

We are highly dependent on sales to the U.S. Government and associated federal, state and local government agencies. During the six month period ended June 30, 2006 we completed one sale of our AeroNavitraker system, including camera control and mission taping capability, to a U.S. government agency for a purchase price of $153,000. During the year ended December 31, 2005, we completed one sale of two of our AeroNavitraker systems configured for a law enforcement customer and installed on two helicopters, to the City of Philadelphia Police Department for a sale price of $32,000 each, or a total of approximately $64,000. During the period from January 1, 2004 to November 11, 2004, we sold one system to the U.S. government configured for a law enforcement customer for a sale price of approximately $100,000. Government agencies of the United States continue to constitute our largest potential market, although there are numerous other military, law enforcement, resource management, air-fleet and other customers to which we market.

Need for Government approval

Our systems are designed for use in aircraft. Although we do not do any installations, fixed base operators, system integrators and our customers do. While the overall systems and the installation thereof must comply with standards established by the Federal Aviation Administration, our software is not required to comply with any regulatory standards.

Industry specifications for hardware are evolving. Although we do not manufacture any hardware, our software must be loaded onto hardware that meets industry specifications. We believe that the hardware required for the operation of our products meets or exceeds certification requirements.

Effects of existing or probable government regulations on the business

Our research and development is performed in Canada. Some of our current directors and a majority of our current shareholders are neither U.S. citizens nor U.S. residents. Companies like ours, whose management or operations may be influenced, directly or indirectly, by foreign interests, are considered by the U.S. government to be under ‘Foreign Ownership, Control or Influence’, or “foreign ownership”. Companies that are under foreign ownership may find it difficult or even impossible to obtain access to classified materials. These companies may, as a result, find it difficult or impossible to qualify for government contracts, especially for the U.S. military community. In order to obtain a security clearance from the U.S. government, we will need to mitigate any risks presented by foreign ownership in order to assure the U.S. government that there will be no possibility of unauthorized access to, or an adverse effect upon, U.S. government classified material. We may not be able to obtain a security clearance from the U.S. Government because we may not be able to mitigate the effects of foreign ownership.

Further, the International Traffic in Arms Regulation makes it difficult for companies whose operations are located in Canada to compete with U.S. companies whose operations are located in the United States for contracts involving advanced technology or classified material. We believe that the U.S. government will be more inclined to enter into contracts pertaining to advanced technology or classified material with U.S. companies whose operations are located in the United States. We do not currently have the capital to effect a relocation of our operations from Canada to the United States, although we do take steps to mitigate these risks and we have registered with certain U.S. and Canadian government co-operative agencies. If we cannot relocate our operations to the United States, our business with the U.S. government might be adversely affected.

Some of the map data that we use is commercially available. Some of the map data that we use is classified as secret and is available to our customers having the appropriate security clearance but is not currently available to our company. To date, we have been able to configure our systems to the specifications of the classified map data without actually seeing the data.

We currently acquire our inertial measurement unit from Systron Donner. The inertial measuring unit is a component piece of commercial off-the-shelf hardware used in some of our systems. Access to the grade of inertial measuring unit that we employ in our systems at this time is controlled by the U.S. State Department. We must apply to the State Department for export approval for each non-U.S. customer.

Some of the cameras that work with our systems are used by the U.S. military. Interface documents for certain of these cameras are subject to International Trade in Arms Restrictions or may be classified. As our employees do not carry U.S. security clearance and our operations are mainly located in Canada, we do not currently have access to some interface documents. We are currently considering how best to address these restrictions.

Estimate of the amount spent during the last two fiscal years on R&D activities and if applicable, the extent to which the cost of such activities are borne directly by customers.

During the period from November 12, 2004 to December 31, 2004 and the year ended December 31, 2005, we spent $79,510 and $682,795, respectively. Our predecessor company spent $272,085 during the period from January 1, 2004 to November 11, 2004. Very little of our research and development costs are borne by customers.

Historically, our research and development costs and our costs of operations have been funded by the issuance of our common shares and by funding from Canadian government programs.

Total number of employees

As of October 31, 2006, we had 14 employees and four consultants engaged in various activities within our company including roles as managers, developers, testers and reception. Eleven of our 14 employees are located in Canada. The remaining employees are located in the United States. We are not subject to any collective bargaining agreements and we consider relations with our employees to be excellent. During the next 12 months we plan to hire two additional employees in technical engineering capacities to be located in the United States.

DESCRIPTION OF PROPERTY

Our principal administrative office is located in Halifax, Nova Scotia, at 400 – 1190 Barrington Street, Halifax, Nova Scotia Canada B3H 2R4. We also maintain a business office at 252 North Washington Street, Falls Church, VA 22046.

Our telephone number in Halifax is 902.429.1438, our fax number is 902.429.1582. Our Halifax office is comprised of two adjacent suites consisting of 1,359 square feet and 2,949 square feet, respectively, for a total area of 4,308 square feet. Rent is approximately $6.80 (CDN $8.50) per square foot per year, plus common area maintenance costs of approximately $6.00 (CDN $7.55) per square foot per year and a tax recovery charge of approximately $1.65 (CDN $2.07) per square foot per year for a total rental of approximately $14.45 (CDN $18.12) per square foot per year (approximately $5,985 or CDN $7,480 per month including applicable sales and lease taxes).

Our telephone number in Falls Church is (703) 752-9380 and our fax number is (703) 752-9381. Our Falls Church office is comprised of 1,200 square feet of fully furnished office space. Our rent of $3,000 per month includes the services of a receptionist and office services (fax, telephone, copier and conference room). Our rental agreement expires September 30, 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 8 of this registration statement.

Subsequent to the issuance of December 31, 2005 financial statements, management reviewed previous accounting and presentation of (a) the November 12, 2004 purchase price allocation, (b) the assessment of debt covenant violations and (c) the accrual of amounts owing to an employee in respect of future share payments. As a result of this review, management determined that certain restatements of its 2005 and 2004 financial statements were necessary.

(a) Revision of Purchase Price of Predecessor

Management engaged an independent valuator to review the allocation of the purchase price among net assets acquired in respect of software and goodwill. We had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result of the valuation, we restated our 2005 and 2004 consolidated financial statements assigning a determined value of $2,178,339 to software. The remaining excess of purchase price over fair value of identifiable assets attributable to goodwill was determined to be impaired and charged as an expense to our Consolidated Statement of Operations for the period from November 12, 2004 to December 31, 2004.

(b) Reclassification of Loans previously disclosed as due on demand

We had previously disclosed in our 2005 consolidated financial statements that various of our loans payable to ACOA were in default, and thus currently due, resulting from its interpretation of certain conditions of the various loan agreements. Subsequent to the issuance of December 31, 2005 financial statements, based on additional clarification with ACOA, we determined that we were not in violation of these conditions at December 31, 2005 and 2004 as previously thought. Accordingly, we have restated the presentation of the ACOA loans from current to long-term on our consolidated balance sheet as at December 31, 2005 and 2004. However, subsequent to December 31, 2005, we are in default of certain of the financial covenants of these loans and therefore at June 30, 2006 the debt is now considered as due on demand.

(c) Recognition of additional stock-based compensation

Subsequent to the issuance of December 31, 2005 consolidated financial statements, we have corrected an error in the omission of stock-based compensation resulting from a contract with an employee (signed in 2005) that entitles the employee to bonus shares upon completion of a service period. We have now recognized stock-based compensation in the amount of $125,000 during the year ended December 31, 2005.

Our consolidated audited financial statements and the pre-acquisition financial statements of our predecessor are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

On November 12, 2004, we completed the acquisition of all of the assets of the Canadian Navitrak International Corporation, including the acquisition of all of the shares of our operating subsidiary, Navitrak Engineering Incorporated. The specific terms of this transaction are discussed in detail in the section of this registration statement titled “Description of Business”, beginning at page 39, above.

We are actively engaged in the business of developing and marketing advanced Global Positioning System-based situational awareness and mission task management solutions for use by airborne and ground personnel in law enforcement, military, police, fire-fighting, search and rescue and other applications. The Global Positioning System, commonly referred to as “GPS”, is a worldwide radio-navigation system formed from a constellation of 24 satellites and their ground stations. Using GPS, our navigation systems provide real time information on geographic position and directional orientation through proprietary software, moving map display technology and location-based information.

We are still in our infancy as a viable commercial entity, and consequently our focus has been to identify and capture market needs, to develop products and services to meet these needs, to build relationships within our industry in order to gain critical technical and market information and to brand our company, our products and our services. We anticipate that the expected growth in revenues will assist us in attracting additional financing to allow us to add the needed resources in order to further support the growth of our operations. Despite our expectations, there are no assurances that an increase in our revenues can be achieved, or that we will be able to attract additional financing on acceptable terms, if at all. Should we be unable to achieve the anticipated revenue growth or to attract additional financing on acceptable terms, our ongoing business and future success may be adversely affected.

LIMITED OPERATING HISTORY; BACKGROUND OF OUR COMPANY

We plan to continue commercializing our technology and building a sales and marketing capability. For the twelve months ended December 31, 2005, we earned revenue from product sales of $73,314 primarily representing sales of our tactical moving map system to a law enforcement customer. During the six-month period ending June 30, 2006, we earned revenue from product sales of $149,065, primarily from the sale of one of our tactical moving map systems to a U.S. government agency. During these periods, the majority of our staff resources were dedicated to completing previously awarded contracts and research. These installations, while providing limited revenue, have offered an opportunity to characterize the performance attributes and reliability of our various system configurations in the field, as well as to establish relationships with suppliers, system integrators and end users (our customers).

The two largest contract awards in our history have been “software only” customizations of AeroNavitraker software, one to a military customer and the other to a camera manufacturer. Both contracts have been completed and delivered. The next round of AeroNavitraker systems were sold directly to end-users consisting of state and local law enforcement agencies and fire-fighting organizations located in the United States. These customers independently procured or had existing camera systems that we retro-fitted with our AeroNavitraker system. In the future, we anticipate that a larger portion of our revenues will be derived via selling through system integrators who directly respond to bid solicitations for surveillance systems to be owned and operated by city, state, federal, military and fire fighting organizations.

This new emphasis of working through systems integrators should offer greater exposure to potential buyers while it should at the same time reduce sales and marketing costs. Systems integrators offer an added benefit in that they assume the responsibility to assure that installations are performed in accordance with contract specifications. With our newer AeroNavitraker systems we anticipate installation times of approximately 90 days after we obtain the contract, in contrast to some of our older installations which took up to 12 months. The downside to our decision to depend more heavily on systems integrators is that we anticipate ceding some margin on our products to compensate the systems integrators for their efforts. To date, though, we have not generated any sales through systems integrators and no assurance may be given that our strategy to align ourselves with systems integrators will be successful.

We may have difficulty funding our future operations.

We are focused on measures that will result in more effective control of our fixed and variable costs, including reporting procedures and corporate policies governing employee spending and sourcing for less expensive components that comply with our requirements, but we are also considering hiring an additional two employees at an incremental cost of approximately $25,000 per month. We anticipate that cash used in product development and operations, especially in the marketing, production and sale of our systems, will increase significantly over the next 12 months. We currently consume cash at the rate of approximately $215,000 per month. As of June 30, 2006, we had $216,182 cash-on-hand. We believe that we can only fund our current operations with our current resources, including cash and loan proceeds that have been committed over the next few months by Atlantic Canada Opportunities Agency, until January 31, 2007. We currently believe that we will require additional funding of approximately $3,000,000 in order to pay for our operations over the next 12 months.

Financing for our development activities and operations to date has come primarily from the issuance of our common stock, notes, short-term and long-term financing (including government support). We expect to fund our development activities and operations over the next 12 months largely from the sale of common stock and long-term loans with Atlantic Canada Opportunities Agency, also commonly referred to as “ACOA”, though there can be no assurance that we will be able to do so. Other than our current loan arrangements with the Atlantic Canada Opportunities Agency, we do not currently have any debt or equity offerings in place.

The Atlantic Canada Opportunities Agency has been one of the primary sources for funding upon which we have depended in the past, and upon which we believe we will continue to depend for funding during the next 12 months. This agency is focused on supporting the growth of companies like ours as part of its overall effort to stimulate growth in the economy of the Atlantic region of Canada. We currently have three outstanding loans from the Atlantic Canada Opportunities Agency, each of which was made with respect to a specific project and each of which is discussed in more detail below, at pages 55 to 56. These loan agreements were originally drafted to ensure, among other things, that our re-payment obligations commenced only after the funded project was complete, and each agreement therefore provides for a project completion date and a later date upon which scheduled repayment obligations begin. Because two of these projects took longer to develop and commercialize than anticipated at the time the loan agreements were signed, they were not completed by the original completion date. In both cases, the loan agreements were amended to establish new completion dates but neither of these amendments was signed until some number of weeks after the original completion date. Accordingly, we were technically in default of our obligation to complete these two projects on or before the original completion dates for the period of time beginning on the original completion date and ending on the date that the respective amendments were signed.

We are currently in default of a financial covenant contained in two of the Atlantic Canada Opportunities Agency loans. To our knowledge, the Atlantic Canada Opportunity Agency has not taken any action with respect to these defaults, though we can give no assurance that it will not take action in the future. The Atlantic Canada Opportunities Agency continues to fund current loans, there can be no assurance that the Atlantic Canada Opportunities Agency will continue to fund these current loans or make any new loans to our company.

Since we have had a limited history of operations, we anticipate that our quarterly results of operations will fluctuate significantly for the foreseeable future. We believe that period-to-period comparisons of our operating results should not be relied upon as predictive of future performance. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies commercializing new and evolving technologies such as ours.

Additional capital may not be available when required or if available it may not be available on favorable terms. If adequate funds are not available we may be required to significantly reduce or refocus our operations or to obtain funds through arrangements that may require us to relinquish rights to certain or potential markets, either of which could have a material adverse effect on our business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity or debt securities, the issuance of such securities would result in ownership dilution to our existing stockholders.

These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors' report on the December 31, 2005 and 2004 consolidated financial statements and the acquisition date financial statements of our predecessor, which are included with this registration statement. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Loans made by Atlantic Canada Opportunities Agency

The Atlantic Canada Opportunities Agency (commonly referred to by the acronym “ACOA”) is a Canadian federal government agency that promotes the establishment of business opportunities in the Atlantic region of Canada. Its goal is to encourage growth and the production of jobs in the region by, among other things, providing low interest loans and government grants to qualifying businesses. The Atlantic Canada Opportunities Agency has provided a number of low and non-interest bearing loans to our company and our predecessor company, all of which are summarized below. As part of the acquisition of the assets of the predecessor company, we assumed these loans. One of these loans was repaid in full in July, 2005. The three remaining loans are non-interest bearing except that interest accrues on any past-due payments from the date that they become overdue.

The first Atlantic Canada Opportunities Agency loan is an unsecured interest-free loan evidenced by a contract dated September 10, 1996, referring to ACOA project No. 6004-60-29,68-1. This loan was made in connection with an international marketing program and entitled our company to borrow a maximum ‘repayable contribution’ of approximately $136,099 ($159,413 CDN), of which we drew approximately $136,099 ($159,413 CDN). This loan was fully repaid in July 2005.

The second Atlantic Canada Opportunities Agency loan is an unsecured interest-free loan evidenced by a contract dated January 20, 1999, referring to ACOA project No. 6004-60-30916-1. This loan contract was amended by six amendments dated, respectively, July 18, 2001, August 22, 2002, April 9, 2003, November 4, 2003, July 5, 2004 and January 10, 2005. This loan was made in connection with the implementation of our ISO 9001 (94) certification program and entitled our company to borrow a maximum ‘repayable contribution’ of approximately $71,331 ($83,550 CDN), of which we drew approximately $71,331 ($83,550 CDN). At June 30, 2006, the balance due on this loan was $22,342 ($25,025 CDN). Repayment of principal was deferred to January 1, 2005; since then, monthly principal payments are approximately $2,030 ($2,274 CDN). Although the principal amount of this loan does not accrue interest, we are required to pay interest on any past due instalment at the average Bank of Canada discount interest rate for the previous month, plus three percent (3%) per annum from the date that they became past due.

The third Atlantic Canada Opportunities Agency loan is an unsecured interest-free loan evidenced by a contract dated March 9, 2004, referring to ACOA project No. 183782. This loan contract was amended by three amendments dated January 10, 2005, December 1, 2005 and June 8, 2006. This loan was made to help our company implement an export market program and to hire an export marketing director, and entitled our company to borrow a maximum repayable contribution of approximately $435,000 ($498,750 CDN). A specified portion of the proceeds of this loan (approximately $160,000, or $180,000 CDN) was to be used to pay the salary of a marketing manager with law enforcement and military expertise and connections in our export market (primarily the United States). The loan agreement with respect to this loan required that the project be completed by September 30, 2005, with scheduled re-payment beginning April 1, 2006. Although we had implemented an export marketing program prior to the completion date of September 30, 2005, we had not yet employed an export marketing director. We requested an extension of the completion date from September 30, 2005 to a date in 2007 in order to give us the opportunity to use the approximately $160,000 of the loan proceeds reserved for that purpose. In the second amendment to this loan agreement (dated December 1, 2005), the Atlantic Canada Opportunities Agency agreed to extend the completion date to September 30, 2006, and the date upon which re-payment was to begin to March 1, 2007. We were therefore technically in default of this agreement for failure to complete the project by September 30, 2005 until the date of the second amendment (December 1, 2005). Although the Atlantic Canada Opportunities Agency had the right to seek a remedy for our default during this two month period, they did not do so. On May 22, 2006, we entered into an agreement with Randall Cohn to serve as our marketing program director; some or all of his compensation will be sourced from the proceeds of this loan. On June 8, 2006, this agreement was further amended to extend the completion date to March 31, 2007, and the date upon which re-payment is to commence was extended to July 1, 2007. At June 30, 2006, the principal amount drawn on this loan was approximately $281,162 ($314,930 CDN). The entire principal amount of $498,750 CDN (assuming that we draw all of the money available to us under this loan) is to be repaid in 59 instalments of approximately $7,422 ($8,313 CDN) and one instalment of approximately $7,350 ($8,233 CDN), with the first such instalment due July 1, 2007. Although the principal amount of this loan does not earn interest, we will be required to pay interest on any past due instalment at the average Bank of Canada discount interest rate for the previous month, plus three percent (3%) per annum from the date that they become past due.

We are currently in default of a covenant contained in the loan agreement evidencing this loan that requires that we maintain “Equity” of at least $(1,349,018 CDN), and the Atlantic Canada Opportunities Agency therefore has the right to give us notice of default and to accelerate all sums owed under the loan agreement for immediate repayment. In the loan agreement, the term "Equity" is defined to mean the aggregate of:

(i)	our share capital;
(ii)	our retained earnings, contributions or other surpluses;
(iii)	our deficit accounts not considering operational losses allowed by ACOA;
(iv)	Loans to our company by our shareholders if the loans are subordinated to all other liabilities for a period specified by ACOA;
(v)	Where ACOA agrees, loans to our company by parties other than shareholders, if the loans are subordinated to all other liabilities for a period specified by ACOA;
(vi)	Less advances to our shareholders; and,

(vii)	Less any amounts included (i) to (v) that in the opinion of ACOA inflate net worth.

Calculated as at June 30, 2006, we had Equity, as contemplated under the loan agreement, of $(2,732,024 CDN).

We have had informal discussions with representatives of the Atlantic Canada Opportunity Agency during which we have informed them of our default of this covenant to maintain “Equity” of at least $(1,349,018 CDN). Based on these informal discussions, we do not expect the Atlantic Canada Opportunity Agency to demand immediate payment of the sums due under this loan, though we can give no assurance that they will not do so in the future.

The fourth Atlantic Canada Opportunities Agency loan is an unsecured interest-free loan evidenced by a contract dated December 22, 2004, referring to ACOA project No. 181936. This loan contract was amended on May 18, 2006. This loan was made to fund our development of a commercially ready real time mission management and sensor control system and entitles our company to borrow a maximum repayable contribution of approximately $1,875,000 ($2,100,000 CDN). At June 30, 2006, the principal amount drawn on this loan was approximately $1,475,879 ($1,653,131 CDN). The entire principal amount of approximately $1,875,000 (assuming that we draw all of the money available to us under this loan) is to be repaid annually commencing September 1, 2008 at a rate equal to 5.0% of gross revenue. The schedule for repayments anticipates repayment of all principal by June 30, 2009, but the amount of principal to be repaid on a periodic basis is based on a percentage of sales, the amount of which we cannot predict. Although the principal amount of this loan does not earn interest, we will be required to pay interest on any past due instalment at the average Bank of Canada discount interest rate for the previous month, plus three percent (3%) per annum. The loan agreement with respect to this loan required that the project be completed by March 31, 2006, with re-payment to begin September 1, 2007. In late 2005, we realized that we would not have completed the project by March 31, 2006 and, in January, 2006, we contacted the Atlantic Canada Opportunities Agency and requested an extension of the completion date. Our request was considered and discussed over the next few months. We were still in discussion on March 31, 2006, the completion date specified in the original agreement. Therefore, under the terms of the loan agreement, the Atlantic Canada Opportunities Agency had the right, beginning April 1, 2006, to give us a 30 day notice to complete. Had they done so, and if we failed to complete within 30 days after receipt, the Atlantic Canada Opportunities Agency would have had the right to declare the loan in default and they would thereafter have had the right to pursue their available remedies, including the right to require immediate repayment. However, rather than give us a default notice, the Atlantic Canada Opportunities Agency continued to discuss the extension. Our discussions resulted in an amendment to the loan agreement dated May 18, 2006, in which the completion date was extended to March 31, 2007, and the date upon which re-payment is to begin was extended to September 1, 2008. Throughout this period, the Atlantic Canada Opportunities Agency has continued to fund our draw requests under the loan.

We are currently in default of a covenant contained in the loan agreement evidencing this loan that requires that we maintain “Equity” of at least $($800,000 CDN), and the Atlantic Canada Opportunities Agency therefore has the right to give us notice of default and to accelerate all sums owed under the loan agreement for immediate repayment. “Equity” is defined in the loan agreement for Project No. 181936 as it is defined in the loan agreement for Project No. 183782 (see discussion, above).

As with our loan for Project No. 183782, we have had informal discussions with representatives of the Atlantic Canada Opportunity Agency during which we have informed them of our default of this covenant to maintain “Equity” of at least $(800,000 CDN). Based on these informal discussions, we do not expect the Atlantic Canada Opportunity Agency to demand immediate payment of the sums due under this loan, though we can give no assurance that they will not do so in the future.

We also borrowed funds from the Program for Export Market Development (“PEMD”) and from the Industrial Regional Assistance Program (“IRAP”).

The Program for Export Market Development project funding loan is an unsecured interest-free loan evidenced by a contract dated November 29, 1999, referring to PEMD Project No. N470834. This loan contract was amended by one amendment dated September 22, 2000. This loan was made in connection with our efforts to promote a niche market in the US in airborne law enforcement. At June 30, 2006, the balance due on this loan was $52,280 ($58,559 CDN). We were required to repay this loan in 39 monthly instalments of approximately $892 ($1,000 CDN) beginning November 15, 2004, with a final instalment of approximately $912 ($1,021 CDN), but we did not do so and this loan was in default for failure to make payments from November 15, 2004. In late December of 2005 we orally agreed to a new payment schedule pursuant to which we pay quarterly payments of approximately $2,700 ($3,000 CDN) and we are current in our quarterly payments pursuant to this revised payment schedule.

The Industrial Regional Assistance Program project funding loan is an unsecured interest-free loan evidenced by a contract dated January 4, 2000, referring to IRAP Project No. 376225. This loan contract was amended by seven amendments dated, respectively, April 10, 2000, September 15, 2000, December 18, 2000, March 21, 2001, May 2, 2001, December 19, 2003 and October 21, 2004. This loan was made in connection with the design, development and initial manufacturing set-up for our GPS Navigator. At June 30, 2006, the balance due on this loan was $190,693 ($213,595 CDN). Principal repayments are based on 1.25% of gross revenue commencing January 1, 2005. We did not make any of the payments due on this loan during 2005 but, in February, 2006, we paid all amounts due in respect of this loan for calendar years 2004 and 2005.

As amended, our agreements with the Atlantic Canada Opportunities Agency support our approximately $3.36 million (CDN $4.2 million) airborne real time geographic information system (known as ArtGIS) research and development project. We believe that the Atlantic Canada Opportunities Agency’s (ACOA) support will help enable our company to develop hardware to host the data acquisition, camera control, and image processing activities independent of the mapping software engine, which is expected to enhance the system’s performance by improving data acquisition and camera control. Intelligence will be added to the system through data fusion and the development of digital image and signal processing algorithms for object detection, identification and tracking.

We hope that the resulting product will be a real-time data delivery, mission management and camera control system, which we intend to target for use in manned or unmanned airborne assets, ground based vehicles, or handheld devices.

Overview Summary

During the fiscal year ending December 31, 2005, we raised gross proceeds of approximately $2,584,800 in funding from issuance of our common shares in two private placements. We sought this round of capital to provide us with funds needed to support our business plan.

Our management has invested a considerable amount of time and effort during the second quarter of 2005 on replacing key technical and business staff that had left the company or had been laid off, either due to a lack of funding or for other employment opportunities. To keep remaining key members of the engineering and business team in place, we paid one-time retention bonuses equal in the aggregate to approximately $100,000 to five employees during the first quarter of 2005.

In June 2005, we hired a general manager with electronics industry experience to oversee engineering and operations, as well as to provide additional focus to our sales and marketing group.

Also in June 2005 we signed a new lease for Navitrak Engineering and in July we moved to a new facility located near our previous location in Halifax, Nova Scotia. This new facility is a better, more efficient workspace and has room for us to demonstrate our product line.

Our digital map software mainly runs on “commercial off-the-shelf”, or “COTS”, hardware components. We use commercial off-the-shelf hardware components to be able to capitalize on the latest advances in hardware design while optimizing the performance of our developed software and the value proposition to customers.

During the fiscal year ended December 31, 2005 and the six-months ended June 30, 2006, we have addressed reliability problems with some of our systems that were sold by the predecessor company, examined alternative sources for more robust commercial off-the-shelf hardware, and begun a limited redesign of the one hardware element that a third party manufactures for us, the Video Annotation Unit. The Video Annotation Unit integrates third party commercial off-the-shelf components, including a PC104 single board computer. Our proprietary firmware operates on the single board computer. This firmware produces data that can be encoded into the video stream. None of the systems that we sold were returned for reliability issues, but we did incur costs in addressing the reliability issues. We anticipate that we will continue to address these reliability issues during the first six months of 2006.

Our research and development expenses were $682,795 for the fiscal year ended December 31, 2005, and $475,961 for the six-month period ended June 30, 2006.

Industry Overview

The industry sector within which we compete is airborne surveillance and emergency response. We believe that sales in this sector will continue to grow. This belief is based on, among other things, the increased awareness of citizens of the United States for homeland security, which we believe should result in an increased demand for gimbal stabilized cameras flown on various aircraft. Systems such as ours use gimbal stabilized cameras to produce stable, clear, high resolution imagery captured from moving airborne platforms. The imaging units are stabilized by sophisticated gyro technology and contain a turret containing sophisticated micro-electronics. Our software provides the interfaces to display the data feed from the cameras onto digital moving maps providing the observer with an accurate geographical location of the aircraft on the map as well (with some of our systems) the geographical location of the view or foot print of the camera. The observer may also see a live video display on the screen relating the live video to the location on the digital map.

In addition, we believe the market for gimbal stabilized electro optic payloads (commonly known as cameras) has been evolving for about 20 years. We feel that our technology has advanced to a level such that standards for an entire system, including integrated digital maps and camera control functions along with imagery payload can now be contemplated. We are supporting a de facto standardization of interfaces and functions. We believe that this standardization would optimize the value of our component technology and place our products in a favorable position relative to our competitors.

The absolute level of sales to date, both for the year ended December 31, 2005 and for the six-month period ended June 30, 2006, have been below budget due to the nature of the long sales cycle to close orders (six months to a year for law enforcement and fire-fighting, two to three years for military sales). However we feel that we have made positive strides with existing and potential customers as well as entities that provide us with direct or indirect access to customers to increase our sales in the future. We have short term resources in place to directly support these developing relationships and to provide the underlying confidence needed to generate sales. No assurance, though, may be given that any of these steps will translate into sales for our company.

General - Explanation of Comparative Periods

As we acquired the assets of Navitrak International Corporation (the predecessor business) effective on November 12, 2004, our financial statements included the financial results of Navitrak Engineering Inc. (the operating subsidiary acquired) from the period of November 12, 2004 to December 31, 2005. Since our sole continuing business is that of our predecessor and we have abandoned our previous spark plug technology business, we have also included a discussion of the results of the operations of Navitrak International Corporation (the predecessor) for its fiscal period ended November 11, 2004 (immediately prior to the date of the acquisition).

Results of Operations

Six-month period ended June 30, 2006 compared to the six-month period ended June 30, 2005 of our company, Navitrak International Corporation (the successor company).

The following discussion relates to the operations of our company for the six-month period ended June 30, 2006 as compared to the operations of our company for the six-month period ended June 30, 2005. Our net loss for the six-month period ended June 30, 2006 was $3,705,127 as compared to $2,804,860 for the six-month period ended June 30, 2005, an increase of $900,267 or 32.1%. This increase is primarily the result of a higher stock based compensation expense recognized in 2006.

Our company had revenue of $149,065 during the six-month period ended June 30, 2006, as compared to revenue of $81,040 for the six-month period ended June 30, 2005, an increase of $68,025, or 83.9%. This increase is primarily due to the sale of one of our AeroNavitraker systems with multiple features in 2006, as compared to the sale of moving map systems in 2005. Our cost of sales for the six-month period ended June 30, 2006 was $129,451, as compared to our cost of sales for the six-month period ended June 30, 2005 of $58,092, an increase of $71,359, or 122.8%. This increase is due primarily to the higher material and labor costs of the product that we sold in 2006.

During the six-month period ended June 30, 2006 our company had general and administrative expenses of $2,596,503 compared to $1,867,305 for the six-month period ended June 30, 2005, an increase of $729,198 or 39.1%. This increase is primarily attributable to a higher stock based compensation expense during the six months ended June 30, 2006.

During the six-month period ended June 30, 2006, our company had product development expenses of $475,961, compared to $280,497 for the six-month period ended June 30, 2005, an increase of $195,464 or 70%. During the six-month period ending June 30, 2006, we dedicated four employees to product development compared to two employees during the six-month period ended June 30, 2005.

During the six-month period ended June 30, 2006, our company had selling expenses of $59,172, compared to $96,643 for the six-month period ended June 30, 2005, a decrease of $37,471 or 39%. This reduction is primarily due to our effort to increase focus on product development coupled with a decrease in our sales and marketing efforts, as we have ceased attendance at trade shows and cut back on our marketing efforts in the Middle East.

Interest expense for the six-month period ended June 30, 2006 was $2,644 as compared to $20,119 for the six-month period ended June 30, 2005, a decrease of $17,475 or 86.9%. We had settled much of our outstanding debt in 2005 which decreased our interest expense in 2006.

Depreciation and amortization for the six-month period ended June 30, 2006 was $585,420 as compared to $563,826 for the six-month period ended June 30, 2005, an increase of $21,594. Amortization primarily relates to the amortization of software acquired upon acquisition of our predecessor company.

Year ended December 31, 2005 compared to the ten month eleven day period ended November 11, 2004 of the Canadian Navitrak International Corporation (the predecessor company) and to the period from November 12, 2004 ended December 31, 2004 of our company, Navitrak International Corporation (the successor company).

Our net loss for the year ended December 31, 2005 was $8,681,846 as compared to $1,101,309 during the period from January 1, 2004 through November 11, 2004 and $4,605,136 during the period from November 12, 2004 through December 31, 2004, an increase of $2,975,401. Minimal revenue was earned in both 2005 and 2004 while operating costs were significantly higher in 2005. Our operating costs in 2005 included significant expenses associated with stock based compensation of $4,579,562 and amortization (primarily relating to software acquired) of $1,148,588, as compared to stock based compensation in 2004 of $239,947, compensation expenses of $1,003,500 related to shares issued to employees and management of the Predecessor at a discounted price, depreciation and amortization of $155,636, the write-down of intangible assets and goodwill upon acquisition of our predecessor company of $2,120,866 and the write-down of our investment in shares of Invisa, Inc. of $693,751.

Our predecessor company had revenue of $104,844 for the ten month eleven day period ending November 11, 2004, and our company had no revenues during the period November 12, 2004 through December 31, 2004. In contrast, our company had revenue of $73,314 for the twelve month period ended December 31, 2005, a decrease of $31,530. The decrease in the amount of revenue is due primarily to our lack of sales during 2005. As is explained in more detail in the discussion beginning at page 52, above, during this period we focused primarily on servicing the products previously sold by our predecessor company and the ongoing development of our products for commercialization.

Our predecessor company had cost of sales of $27,768 for the ten month eleven day period ended November 11, 2004, and our company had additional cost of sales of $Nil during the period November 12, 2004 through December 31, 2004, as compared to our cost of sales of $83,678 for the year ended December 31, 2005, an increase of $55,910. This increase can be attributed to sales of hardware in 2005 versus sales of software licences in 2004.

Our predecessor company had general and administrative expenses of $739,112 for the ten-month and eleven day period ended November 11, 2004, and our company had additional general and administrative expenses of $1,498,841 during the period from November 12, 2004 through December 31, 2004, as compared to $6,329,411 for the twelve-month period ended December 31, 2005, an increase of $4,091,458. This increase is largely attributable to stock based compensation of $4,579,562 being recognized in 2005. Stock based compensation for the ten month, eleven day period ended November 11, 2004 and the period November 12, 2004 to December 31, 2004, was $239,947 and compensation expense of $1,003,500 related to shares issued to employees and management of our predecessor company at a discounted price.

Our predecessor company had product development expenses of $272,085 for the ten-month and eleven day period ended November 11, 2004 and our company had product development expenses of $79,510 during the period from November 12, 2004 through December 31, 2004, as compared to $682,795 for the twelve-month period ended December 31, 2005, an increase of $331,200. This increase is primarily due to the purchase by our company of our predecessor company’s assets in November 2004, and to our receipt of additional funding for product development expenses from the Atlantic Canada Opportunities Agency.

Our predecessor company had selling expenses of $48,559 for the ten month eleven day period ended November 11, 2004 and our company had selling expenses of $43,593 during the period November 12, 2004 through December 31, 2004, as compared to $355,317 for the twelve-month period ended December 31, 2005, an increase of $263,165. The predecessor’s company’s efforts to sell its products were curtailed by its cash flow shortfall. As a result of the purchase in November 2004 of the predecessor company’s assets by our company, during 2005 our company increased funding for sales and marketing efforts, including attendance at trade shows and a marketing program for the United States and Middle East markets.

We incurred depreciation and amortization expense in the amount of $1,148,588 in 2005 compared with $155,636 during the period from November 12, 2004 through December 31, 2004 and compared with $30,568 for the ten-month and eleven day period ended November 11, 2004 of our predecessor. Substantially, all of the amortization arises from the acquisition of our predecessor in November 2004, such amortization being software which is amortized on a straight-line basis over two years from the acquisition date. In September 2006, management engaged an independent valuator to review the allocation of the purchase price among net assets acquired in respect of software and goodwill. We had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result of the valuation, we restated our 2005 and 2004 consolidated financial statements assigning a determined value of $2,178,339 to software. The remaining excess of purchase price over fair value of identifiable assets attributable to goodwill was determined to be impaired and $2,120,866 was charged as an expense to our Consolidated Statement of Operations for the period from November 12, 2004 to December 31, 2004.

Our predecessor company earned interest income of $84,515 for the ten-month eleven day period ended November 11, 2004, and our company earned interest income of $Nil during the period November 12, 2004 through December 31, 2004, as compared to the $1,518 for the period ended December 31, 2005, a decrease of $82,997. This decrease is primarily attributable to a reduction of capital which we used in settlement of loans from Blackstone Holdings Corp. and the secured creditors of the predecessor company upon our acquisition of the assets of the Canadian Navitrak International Corporation (the predecessor company) in November 2004.

In addition, during 2004, we wrote down our investment in shares of Invisa, Inc. which we received upon the disposal of our e-Plug technology earlier in 2004. At the time of the disposal, the Invisa shares were trading at $2 per share. During the year ended December 31, 2004, we recognized a decline in value of the Invisa Inc. shares as a permanent write down of $693,751 in our 2004 Consolidated Statement of Operations. A further write down of $18,750 was recognized during 2005. The Invisa shares were not an investment of the predecessor company.

Our predecessor incurred interest expense of $194,996 for the ten month eleven day period ended November 11, 2004, and our company had interest expense of $1,408 during the period November 12, 2004 through December 31, 2004 as compared to $26,400 we incurred in 2005. The decrease of $170,004 is primarily due to the interest expense incurred by the predecessor to our company prior to the acquisition.

During the year ended December 31, 2005, we recognized a loss on settlement of advances and accounts payable largely attributable to the 200,000 shares of common stock and 100,000 share purchase warrants that were issued as partial settlement of loans payable. Also, during 2004, we settled debts owing to former directors of our predecessor with common shares resulting in a loss on settlement.

LIQUIDITY AND CAPITAL RESOURCES

Six-month period ended June 30, 2006 compared to the six-month period ended June 30, 2005 for our company (the successor company).

Net cash used in operating activities for the six-month periods ended June 30, 2006 and 2005 was $1,677,049 and $1,200,153 respectively, an increase of $476,896 or 39.7%. The increase is attributable to an increase in inventories and current liabilities in our product development effort.

Cash flow used in investing activities in our company for the six-month period ended June 30, 2006 was $50,751 while cash flow from investing activities for the corresponding period in 2005 was $58,071, a decrease of $7,320 or 12.6%. Investing activities for the six-month periods ended June 30, 2006 and June 30, 2005 were related to purchases of equipment for our facility in Halifax, Nova Scotia,

Net cash provided by financing activities for our company for the six-month period ended June 30, 2006 was $1,412,865 as compared to $1,413,963 for the six-month period ended June 30, 2005, a decrease of $1,098 or 0.1%. The 2005 activity pertains mostly to net proceeds from additional ACOA loans of $802,693 and advances from related parties of $386,509. In the corresponding period for 2006 the proceeds from related party advances was $944,548, and net proceeds from ACOA loans was $223,499.

As of June 30, 2006, we had $216,182 cash-on-hand compared to $521,987 as of December 31, 2005 a decrease of $305,805 or 58.6%. Our working capital deficiency as at June 30, 2006 and December 31, 2005 was $3,140,675 and $544,348, respectively.

Year ended December 31, 2005 compared to the ten month eleven day period ended November 11, 2004 of the Canadian Navitrak International Corporation (the predecessor company) and to the period from November 12, 2004 ended December 31, 2004 of our company, Navitrak International Corporation (the successor company).

Net cash used by our predecessor company’s operating activities for the ten month eleven day period ending November 11, 2004 was $892,968 and net cash used by our company’s operating activities for the period November 12, 2004 through December 31, 2004 was $196,392 as compared to $2,697,325 net cash used in our operating activities for the year ended December 31, 2005, an increase of $1,607,965. The increase is attributable to a significant increase in our operating expenses following completion of the acquisition of net assets of our predecessor. Prior to the acquisition by us, the predecessor’s activity in 2004 was severely constrained by cash flow shortages.

Net cash used by our predecessor company’s investing activities for the ten month eleven day period ending November 11, 2004 was $38,989 and net cash used by our company’s investing activities for the period November 12, 2004 through December 31, 2004 was $95,037 compared to $167,881 net cash used in our investing activities for the year ended December 31, 2005, an increase of $33,855. Investing activities in 2005 relate to the purchase of equipment for our facility in Halifax, Nova Scotia, while $88,065 was used in the purchase of equipment in 2004.

Net cash provided by our predecessor company’s financing activities for the ten month eleven day period ended November 11, 2004 was $828,766 and net cash provided by financing activities for our company for the period November 12, 2004 through December 31, 2004 was $335,055 compared to $3,354,500 net cash provided by financing activities for our year ended December 31, 2005, an increase of $2,190,679. The increase is attributable to the issuance of capital stock for net proceeds of $2,584,800 in 2005 and increased Atlantic Canada Opportunities Agency financing of $1,204,016 less repayment to various other debt obligations. The predecessor company’s primary source of financing in 2004 was advances from related parties and $104,000 cash consideration received from sale of stock to employees.

As of December 31, 2005 we had $521,987 cash on hand compared to $2,551 at November 11, 2004 and $44,161 at December 31, 2004, an increase of $519,436 and $477,826 respectively.

Capital Requirements

Presently, our revenues are not sufficient to meet operating and capital expenses and our company and our predecessor have incurred operating losses since inception, which are likely to continue for the foreseeable future. We anticipate that we will have negative cash flows during the twelve months through June, 2007. Management intends to raise additional capital as needed to fund operations over the next twelve months. We intend to raise the capital required to satisfy our needs primarily through the sale of our equity securities or debt. To date, though, we do not have any such debt or equity financings in place nor are we in any negotiations for the sale of equity. We are currently negotiating with the Atlantic Canada Opportunities Agency for additional funding but as of this date, no funding has been awarded.

We anticipate that we will expend approximately $3,500,000 on our business during the twelve month period through November 30, 2007 to secure product orders, build market channels, support customer trials, complete independent product evaluations, recruit senior engineers and marketing staff, conduct continued research and development on our new products and launch a marketing program. These expenditures are broken down as follows:

Estimated Expenditures Required During the Next Twelve Months
Offering Costs	$ 309,000
Operating expenditures
Marketing & Sales	$ 300,000
General and Administrative	$2,400,000
Product development and deployment	$ 240,000
Working capital	$ 240,000
Total (including Offering Costs)	$3,489,000

At December 31, 2005, we had negative working capital of $544,348 and cash of $521,987. We expect that we will need to raise an additional $3,000,000 in order to fund our activities over the 12 month period ending November 30, 2007. We intend to raise these funds through the sale of our equity securities, through borrowing additional money from the Atlantic Canada Opportunities Agency and through the exercise of outstanding options and warrants. There can be no assurance that we will be able to raise any of these funds.

We currently anticipate that we will generate revenues in the long-term as we increase our sales and marketing activities and our product development is completed and they gain industry acceptance. We have implemented cost control strategies and expect to keep our operating costs to a minimum until cash is available through financing or operating activities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for the year ended December 31, 2005, our independent registered public accounting firm included an explanatory paragraph in their report regarding substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our current products and any new products that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business.

New Accounting Pronouncements

In June 2005, the FASB issued Statement 154, “Accounting Changes and Error Corrections” which replaces APB Opinion 20 and FASB Statement 3.  Statement 154 changes the requirements for the accounting and reporting of a change in accounting principle.  Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of change.  Statement 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. The statement is effective for fiscal years beginning after December 15, 2005.  There were no material effects on the consolidated financial statements as a result of the implementation of this new standard.

In June 2006, FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN 48 will have on the Company’s consolidated balance sheet and statement of operations.

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company is currently evaluating the effect, if any, that this pronouncement will have on its financial results.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the provisions of FAS 157.

Application of Critical Accounting Policies

Research and development

We follow SFAS No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed and expense all software development costs until technical feasibility is established. Thereafter, the costs incurred are capitalized until the software is commercially available. Capitalized costs are assessed and amortized on a product-by-product basis. The annual amortization shall be the greater of the amount computed using (a) the ratio that current gross revenues for a product compare to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product.

In September 2006, management engaged an independent valuator to review the allocation of the purchase price among net assets of the predecessor company acquired in respect of software and goodwill. We had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result of the valuation, we restated our 2005 and 2004 consolidated financial statements assigning a determined value of $2,178,339 to software. The useful life of this software was estimated at 2 years from the date of acquisition due to effects of obsolescence, technology and competition concerning this acquired software. At the present time, the straight-line method results in greater amortization than the revenue-based method above.

All costs pertaining to general research and development are charged to expense as incurred.

Stock Options

Beginning January 1, 2006, we adopted the recommendations of the Statement of Financial Accounting Standards No. 123R, "Accounting for Stock-based Compensation" (“SFAS 123R”), and have applied the recommendations of this standard using the modified prospective method. Under this application, we are required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS 123(R), we followed the SFAS 123 “Accounting for Stock-Based Compensation” to account for all stock-based compensation. Since we had previously been using the fair value based method in accounting for all stock-based compensation, the adoption of the new standard did not have a material effect on the consolidated financial statements. No prior periods were restated or cumulative adjustments recorded upon the adoption of this standard.

Revenue Recognition

Revenues are primarily derived from sales of products and the provision of consulting services. Accounting for revenue recognition is complex and affected by interpretations of guidance provided by several sources, including the Financial Standards Accounting Board (“FASB”) and the Securities and Exchange Commission (“SEC”). This guidance is subject to change. We follow the guidance established by the SEC in Staff Accounting Bulletin No. 104, as well as generally accepted criteria for revenue recognition, which require that, before revenue is recorded, there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection is reasonably assured, and delivery to our customer has occurred. Applying these criteria to certain of our revenue arrangements requires us to carefully analyze the terms and conditions of our agreements. Revenue from our software license agreements is generally recognized at the time we enter into a contract and provide our customer with the licensed software. We believe that this is the point at which we have performed all of our obligations under the agreement; however, this remains a highly interpretive area of accounting and future license agreements may result in a different method of revenue recognition. Revenue from the sale of GPS systems, which includes hardware and software, are deferred and recognized when the whole system is delivered. Amounts collected prior to satisfying the above revenue recognition criteria are reflected as customer deposits.

Impairment of Long-lived Assets and Goodwill

We apply the recommendations of SFAS 144, Accounting for the Impairment of Disposal of Long-Lived Assets. SFAS 144 requires that companies (1) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted cash flows and (2) measure an impairment loss as the difference between the carrying value and fair value of the asset. We review the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The recognition of impairment of long-lived assets will be required in the event that the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such assets relate. Based on our analysis, we believe that there was no impairment of our property and equipment as at December 31, 2005 and 2004. While our assumptions are based on the best estimates available, however, given that we have no history of profitability, there is no assurance that our estimates will reflect the actual future cash flows. We will revise our assumptions and reassess our long-lived assets for impairment when future events or changes in circumstances indicate that carrying amount may not be recoverable.

In accordance with the provisions of SFAS No. 142, management reviews annually the carrying value of its goodwill for impairment and more frequently when circumstances change that indicate that more-likely-than-not there would be impairment in value. Goodwill is assessed for impairment when events or changes in circumstances indicate the carrying value of the reporting unit, including goodwill may be impaired. An impairment loss is measured as the excess of carrying value of the goodwill over the implied fair value of the reporting unit. Any impairment loss resulting from an impairment test would be recorded as a charge in the statement of operations in the year of impairment. In September 2006, management engaged an independent valuator to review the allocation of the purchase price among net assets of the predecessor company acquired in respect of software and goodwill. We had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result of the valuation, we restated our 2005 and 2004 consolidated financial statements assigning a determined value of $2,178,339 to software. Management determined that there was significant uncertainty as to the recoverability of imputed goodwill upon the acquisition of the Predecessor based on the fact that the Company did not have and may never have substantial operating revenue. Consequently, the Company has written-off the excess purchase price over identifiable assets of $2,120,866 at the acquisition date on November 11, 2004.

Business Combinations, Goodwill and Intangible Assets

We accounted for acquisition of predecessor net assets using the purchase method of accounting, which requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. Our consolidated financial statements and results of operations reflect an acquired business from the completion date of an acquisition. The costs to acquire a business, including transaction costs, are allocated to the fair value of net assets acquired upon acquisition. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The judgments that we make in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods of and following a business combination. As a result of the acquisition of predecessor net assets in November 2004, and the independent valuator’s review of elements of the purchase price allocation among net assets of the predecessor company acquired in respect of software and goodwill, we restated our 2005 and 2004 consolidated financial statements assigning a determined value of $2,178,339 to software. Management determined that there was significant uncertainty as to the recoverability of imputed goodwill upon the acquisition of the Predecessor based on the fact that the Company did not have and may never have substantial operating revenue. Consequently, the Company has written-off the excess purchase price over identifiable assets of $2,120,866 at the acquisition date on November 11, 2004. We had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. The determination of whether or not goodwill is impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of our reporting units. Changes in our strategy and or market conditions could significantly impact these judgments.

Off Balance Sheet Arrangements

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 24, 2001 we acquired FlashPoint, Inc., a Florida corporation, in exchange for, among other things, 28,000,000 shares of our common stock which we issued to Samuel S. Duffey and Stephen A. Michael (as to 14,000,000 shares each), both of whom were shareholders of FlashPoint, Inc. As a result of this transaction, we appointed Samuel S. Duffey, Stephen A. Michael, Edmund C. King and William Dolan, who were all of the directors of FlashPoint, Inc. prior to the merger transaction, and Robert Knight, who was not previously a director of FlashPoint, Inc., to our Board of Directors and to the Board of Directors of MNTCC/FLHPP Acquisition Corp.

By early 2004 a majority of our shareholders (excluding those of our shareholders that were members of our management team) and one of our directors decided that the commercial development of the “e-plug” technology would take more time and cost more money than originally anticipated. In contrast, the majority of our management team, who, acting as a group, controlled our company and consisted mainly of the vendors of the Florida FlashPoint, Inc. entity that we purchased in 2001, remained confident of the e-plug’s commercial future. We decided to sell the “e-plug” technology back to these members of our management team. Accordingly, we entered into an asset purchase agreement dated April 30, 2004 whereby our company and our subsidiary agreed to sell the “e-plug” technology to ePlug, Inc., a newly formed Florida company, in exchange for (a) 375,000 common shares in the capital of Invisa, Inc., a publicly traded company, (b) the surrender of the 28,000,000 common shares of our company (to be returned to treasury) and all other securities of our company that we had issued to the original vendors of the old Florida FlashPoint, Inc., entity; (c) severance of all employment, consulting and similar arrangements between our company and Samuel Duffey, William Dolan, Edmund King, Larry Anderson, Randy Parks, the Spencer Charles Duffey Irrevocable Trust and the Elizabeth Rosemary Duffey Irrevocable Trust, all of whom were, at the time, either officers, directors, consultants, employees or shareholders of our company or our wholly-owned subsidiary; and (d) execution of mutual releases between all of the parties. This transaction was completed on May 12, 2004. At the closing of our sale to ePlug, Inc., Samuel Duffey, our Chairman, Steve Michael, our President and a Director, Edmund King, our CFO, Treasurer and a Director, William Dolan, our corporate Secretary and a Director and Larry Anderson, a Director, resigned from our Board of Directors and all of their respective offices, employment and other relationships with, our company and our subsidiary. Robert Knight, who had been an independent director until the closing, was appointed our President, Secretary and Treasurer.

At the closing of our sale to ePlug, Inc., Samuel Duffey, our Chairman, Steve Michael, our President and a Director, Edmund King, our Chief Financial Officer, Treasurer and a Director, William Dolan, our corporate Secretary and a Director and Larry Anderson, a Director, resigned from our Board of Directors and all of their respective offices, employment and other relationships with, our company and our subsidiary. Robert Knight, who had been an independent director until the closing, was appointed our President, Secretary and Treasurer.

The 375,000 common shares of Invisa, Inc. that we received in exchange for the “e-plug” technology were subject to a lock-up agreement dated as of May 12, 2004, between our company, our subsidiary FlashPoint, Inc. (now known as Navitrak Sales Corporation and revoked for failure to file its annual list) and Invisa, Inc., pursuant to which we agreed that we would not sell or otherwise transfer the 375,000 shares of Invisa, Inc. until after June 30, 2005. On May 12, 2004, the closing price for one share of Invisa, Inc. was $2.00 (source www.bloomberg.com). On June 30, 2006, the closing price for one share of Invisa, Inc. (last sale) was $0.20.

Invisa, Inc., although not directly involved in the transaction with ePlug, Inc., was a related party because, on May 12, 2005, Robert Knight, Herbert Lustig, Samuel Duffey, Stephen Michael and Edmund C. King were all directors of Invisa, Inc. Herbert Lustig resigned from his membership on the board of directors of Invisa, Inc. effective May 12, 2005. In addition, Stephen A. Michael was then and continues to be the Acting President and Chairman of the board of directors of Invisa, Inc. and Edmund C. King was then and continues to be the Chief Financial Officer and a director of Invisa, Inc. William Dolan was a shareholder of and general counsel to Invisa, Inc., and G.M. Capital Partners Ltd., one of the selling shareholders listed in this document, performed a consulting function for Invisa, Inc. that is similar to the consulting function performed by it for our company. At April 30, 2004, Mr. Lustig did not own any shares of Invisa, Inc., though Mr. Knight owned 16,000 common shares and G.M. Capital Partners Ltd. owned 6,000 common shares, respectively, of Invisa, Inc.

Our Board of Directors decided to acquire Blackstone Holdings Corporation on June 1, 2004. At this time, Mr. Knight was a director of both our company and Blackstone and he was the President of both companies, though neither Mr. Knight nor any of his affiliates owned any shares of Blackstone Holdings Corporation or of our company at that time. We exchanged common shares in our company for all of the issued and outstanding shares of Blackstone between June, 2004, and September, 2004, pursuant to subscription agreements between our company and each Blackstone shareholder on the basis of one common share of Blackstone for one common share in our company. As none of the Blackstone shareholders were “U.S. persons” (as that term is defined in Regulation S, promulgated under the Securities Act of 1933), and neither the offer or sale of any of these shares took place in the United States, we relied on the exemption from registration provided by Regulation S in completing this transaction. Prior to this acquisition, there were 12,428,000 shares of our company issued and outstanding. We acquired 3,060,000 common shares of Blackstone, representing all of its issued and outstanding shares, and the Blackstone shareholders, as a group, acquired an aggregate of 6,236,746 shares of our company, representing 33.4% of the 18,664,746 issued and outstanding shares of our company at the completion of the transaction. 2,000 of our common shares were not issued to Blackstone shareholders until March 2005.

We entered into a written consulting agreement with G.M. Capital Partners Ltd., a British Virgin Islands company, effective December 1, 2004, pursuant to which G.M. Capital Partners Ltd. has agreed to provide corporate counselling and advice. The term of the agreement is for a period of 24 months commencing December 1, 2004. We agreed to pay G.M. Capital Partners Ltd. an initial payment of $10,000 and, commencing after January 1, 2005, $10,000 per month. We have also agreed to issue G.M. Capital Partners Ltd. three engagement warrants. The first engagement warrant gives the warrant holder the right to acquire 1,000,000 shares of our company’s common stock at $0.50 per share for a period of two years from the date of issuance of the engagement warrant; the second engagement warrant gives the warrant holder the right to acquire 500,000 shares of our company’s common stock at a price of $1.00 per share for a period of three years from the date of issuance of the engagement warrant and the third engagement warrant gives the warrant holder the right acquire up to 500,000 shares of our company’s common stock at a price of $2.00 per share for a period of five years from the date of issuance of the engagement warrant. On October 27, 2005 we amended and restated our consulting agreement with G.M. Capital Partners, Ltd. to account for the stock split effective August 29, 2005 and, effective September 16, 2006 we amended the agreement to change the vesting and expiration provisions of the first and second engagement warrants effective from the date of the original consulting agreement (December 1, 2004). As amended, the first engagement warrant gives the warrant holder the right to acquire 2,000,000 shares of our company’s common stock at $0.25 per share for a period of one year from the date that the

Securities and Exchange Commission declares this registration statement on Form SB-2 to be effective. Therefore, the right to exercise the first engagement warrant has not yet vested. As amended, the second engagement warrant gives the warrant holder the right to acquire 1,000,000 shares of our company’s common stock at a price of $0.50 per share from the date that they vest (which is the date upon which the consultant purchases the last of the 2,000,000 common shares underlying the first engagement warrant) until November 30, 2008. Therefore, the right to exercise the second engagement warrant can vest only after the Securities and Exchange Commission has declared this registration statement effective and the consultant has purchased all 2,000,000 of the common shares underlying the first engagement warrant. Finally, the third engagement warrant gives to the holder the right to acquire up to 1,000,000 shares of our company’s common stock at a price of $1.00 per share for a period of five years from the date of issuance of the warrant. The right to exercise the third engagement warrant vested on September 15, 2006.

Our consulting agreement with G.M. Capital Partners Ltd. provides that the holders of 50% of the engagement warrants may demand that we register the common shares underlying the engagement warrants with the Securities and Exchange Commission, at our expense. If we fail to file a registration statement within 90 days of the date of demand for such a registration, the consulting agreement provides that we will sell to G.M. Capital Partners Ltd., for each day beyond the 90 day period that the registration statement remains unfiled, 5,000 common shares of our company at a sale price of $0.001 per share. Although we have not yet received such a demand for registration of the common shares underlying these warrants, these common shares are comprise a portion of the securities to be registered pursuant to this registration statement.

In addition to the consulting services described in the main body of our consulting agreement with G.M. Capital Partners Ltd., G.M. Capital Partners Ltd. agreed to provide certain additional services, in exchange for certain additional fees, in schedules that are attached to the consulting agreement. In Schedule B to the consulting agreement, G.M. Capital Partners Ltd. agrees to assist our company in the event of any business combinations (including sales, mergers and other types of business combination), in exchange for a percentage of the value of the transaction (5% of the first $1,000,000, 4% for the second $1,000,000, 3% of the third $1,000,000, 2% of the fourth $1,000,000 and 1% of all consideration in excess of $5,000,000). In Schedule C to the consulting agreement, G.M. Capital Partners Ltd. agreed to use it best efforts to introduce our company to potential sources of financing, and we agreed to pay to G.M. Capital Partners Ltd. a cash ‘success fee’ equal to 10% of the gross proceeds of any private financing.

We entered into a written employment agreement with Herbert M. Lustig dated as of June 1, 2005, pursuant to which Mr. Lustig agreed to serve as our General Manager for a period of 36 months from June 1, 2005. In the employment agreement, we agreed to pay Mr. Lustig a salary of $200,000 per year in cash, a stock bonus of 500,000 common shares per year (as adjusted for the 2:1 stock split that took place effective August 29, 2005), a stipend equal to $7,800 to cover the costs of health insurance and a stipend equal to $4,500 per year to cover the cost of long term disability insurance. In addition, we agreed to grant to Mr. Lustig options to purchase 1,500,000 of our common shares under the terms of our 2005 Incentive Plan. These share purchase options have an exercise price of $0.96 (equal to the 10 trading-day average before June 1, 2005, as adjusted for the 2:1 stock split that took place effective August 31, 2005). Although we had orally agreed to grant these options to Mr. Lustig on June 1, 2005 (the date that his employment with our company actually commenced), these share purchase options were not actually granted by our board until November 10, 2005, which is the day that we signed Mr. Lustig’s written employment agreement. 125,000 of these share purchase options vested immediately upon grant. The second instalment of 125,000 options vested on December 1, 2005, the third instalment of 125,000 options vested on March 1, 2006 and the fourth instalment of 125,000 options vested on June 1, 2006. The remainder will vest in instalments of 125,000 options on each of September 1, 2006, December 1,

2006, March 1, 2007, June 1, 2007, September 1, 2007, December 1, 2007, March 1, 2008 and June 1, 2008.

We entered into an Agreement and Mutual Release with Joel Strickland effective May 18, 2006, wherein Mr. Strickland resigned all of his positions with our company and our wholly-owned subsidiary, Navitrak Engineering Inc., effective May 18, 2006. In the Agreement we agreed to pay Mr. Strickland the sum of approximately $131,685 ($147,500 CDN) in a number of payments over time. The first of these payments, in the amount of approximately $8,927 ($10,000 CDN), was to be paid to Mr. Strickland within two business days of the effective date of the agreement. Five subsequent payments, each in the amount of approximately $6,695 ($7,500 CDN), were to be paid on May 31, 2006, June 30, 2006, July 31, 2006, August 31, 2006 and September 30, 2006. We are to make a final payment of approximately $89,277 ($100,000 CDN) on December 31, 2006, unless prior to that date we close a sale of debt or equity (except a sale of debt or equity to the Atlantic Canada Opportunities Agency) in which event we have agreed to make earlier payments on account of this $89,277 payment, each in the amount of approximately $22,319 ($25,000 CDN), for each approximately $446,388 ($500,000 CDN) (in the aggregate) that we raise through such sale. Pursuant to the Agreement, the stock options held by Mr. Strickland will continue to be available to him until they expire on December 31, 2010. In addition, we have agreed to register with the Securities and Exchange Commission the shares that might be issued upon exercise of Mr. Strickland’s stock options on Form S-8 if and when we file such a registration statement to register shares underlying stock options that we have granted to other employees, officers and directors of our company. The Agreement contains a mutual release of claims whereby each of Mr. Strickland and our company release the other from any claims either had against the other except those arising under the Agreement and Mutual Release dated effective May 18, 2006. We have paid the initial payment of approximately $8,927 ($10,000 CDN), the payments due for May 31, 2006, June 30, 2006, July 31, 2006, August 31, 2006 and September 30, 2006, and one payment of $22,319 ($25,000 CDN) resulting from a sale of equity.

We entered into a written employment letter with Randall Cohn dated May 22, 2006, pursuant to which Mr. Cohn has agreed to serve as our Vice President of Marketing and Program Management effective June 12, 2006. In the employment agreement, we agreed to pay Mr. Cohn a salary of $160,000 per year, subject to a cost-of-living adjustment which we will address in his first annual review. We have also agree to pay Mr. Cohn a minimum cash bonus of $40,000 on July 2, 2007. Our agreement requires that Mr. Cohn relocate to the Washington, D.C. area at our expense.

Except as disclosed in the preceding discussion, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are traded on the Pink Sheets LLC. Quotations of our common stock on the Pink Sheets has been sporadic, as has trading volume, and the Pink Sheets LLC does not constitute a viable, established market for our common shares. Our symbol is “NVKI” and our CUSIP number is 63936 N 10 6.

The following quotations reflect the high and low bids for our common stock, as reported by Bloomberg LLC, based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low prices of our common stock for the periods indicated below are as follows:

Quarter Ended(1)	High(2)	Low(2)
March 31, 2003	$0.69	$0.69
June 30, 2003	$0.63	$0.60
September 30, 2003	$0.60	$0.30
December 31, 2003	$0.30	$0.30
March 31, 2004	$0.30	$0.13
June 30, 2004	$0.55	$0.07
September 30, 2004	$0.62	$0.33
December 31, 2004	$0.60	$0.30
March 31, 2005	$0.89	$0.53
June 30, 2005	$0.98	$0.78
September 30, 2005	$1.20	$0.95
December 31, 2005	$1.25	$0.60
March 31, 2006	$1.15	$0.40
June 30, 2006	$1.21	$0.46
September 30, 2006	$1.12	$0.65

(1)     Our common shares commenced trading on June 8, 2001. The quotations above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

(2)     These prices have been adjusted to reflect that our common shares split 2:1 on two occasions, first on June 9, 2004 and again on August 29, 2005.

Our common shares are issued in registered form. Liberty Transfer Company is the registrar and transfer agent for our common shares. Their address is 274 B New York Avenue, Huntington, New York, 11743 Telephone: 631.385.1616, Facsimile: 631.385.1619.

On October 31, 2006, the shareholders’ list for our common shares showed 174 registered shareholders and 31,662,430 common shares outstanding.

We have not declared any dividends on our common stock since the inception of our company on July 9, 1998. There is no restriction in our Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business. Pursuant to a news release dated August 17, 2005, we effected a stock dividend where shareholders of record at the close of business on August 26, 2005 received one new share for each old share that they owned on the record date, effective at the open of business on August 29, 2005.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our Chief Executive Officer and other officers and directors who received annual compensation in excess of $100,000 during the fiscal years ended December 31, 2005, 2004 and 2003. For the year ended December 31, 2005, named executive officers included Robert Knight, Joel Strickland, Elizabeth Duncan, Richard Brown, Herbert Lustig, Adam Wolinski, Yulia Lazukova and Ping Chen. No other officers or directors received annual compensation in excess of $100,000 during the fiscal years ended December 31, 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts (US$)	All Other Compen- sation
Robert Knight President and CEO	2005 2004 2003	$60,000 $60,000 Nil	Nil Nil Nil	Nil Nil Nil	Nil 400,000(1) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Joel Strickland(2) former President & CEO of Navitrak Engineering Incorporated	2005 2004 2003	$151,849(4) $162,944(4) $186,304	$41,263 Nil $3,103	Nil Nil Nil	Nil 500,000(3) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Elizabeth Duncan Chief Financial Officer and Secretary	2005 2004 2003	$28,896(6) $77,563(6) $65,098	$16,505 Nil $5,710	Nil Nil Nil	Nil 160,000(5) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Richard Brown Chief Financial Officer	2005 2004 2003	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil 300,000(7) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Herbert Lustig General Manager of Navitrak International Corporation	2005 2004 2003	$122,792 Nil Nil	Nil Nil Nil	Nil Nil Nil	1,500,000(8) Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Adam Wolinski Director of Technology, Research & Development	2005 2004 2003	$97,856(10) $80,446(10) $65,098	$20,632 Nil $1,428	Nil Nil Nil	Nil 200,000(9) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Yulia Lazukova Software Development Manager	2005 2004 2003	$73,999(12) $64,157(12) $49,965	$8,253 Nil $3,569	Nil Nil Nil	Nil 150,000(11) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Ping Chen Airborne Product Development Director	2005 2004 2003	$88,056(14) $77,084(14) $57,960	$10,316 Nil $4,283	Nil Nil Nil	Nil 200,000(13) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)           Mr. Knight was granted 400,000 incentive stock options on December 6, 2004 at an exercise price of $0.425 for a period of 10 years. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(2)           Mr. Strickland resigned from all of his positions with our company and our wholly-owned subsidiary, Navitrak Engineering Incorporated, effective May 18, 2006 pursuant to an Agreement and Mutual Release which provides, among other terms, that the stock options that were available to Mr. Strickland on May 18, 2006 will remain available to Mr. Strickland until they expire on December 31, 2010. This Agreement and Mutual Release is described in detail at page 71 of this prospectus, above.

(3)           Mr. Strickland was granted 500,000 incentive stock options on December 6, 2004 at an exercise price of $0.425 for a period of 10 years. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(4)	These amounts include a car allowance of $7,428 paid in 2005 and $5,186 paid in 2004.

(5)           Ms. Duncan was granted 160,000 incentive stock options on December 6, 2004 at an exercise price of $0.425 for a period of 10 years. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant. Ms. Duncan resigned from our company on April 8, 2005 effective April 29, 2005, and her options expired on July 29, 2005.

(6)	These amounts include a car allowance of $1,155 paid in 2005 and $2,420 paid in 2004.

(7)           Mr. Brown was granted 300,000 incentive stock options on December 6, 2004 at an exercise price of $0.425 for a period of 10 years. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(8)           On November 10, 2005, Mr. Lustig was granted 1,500,000 incentive stock options at an exercise price of $0.96, pursuant to an employment agreement effective June 1, 2005. 125,000 of these share purchase options vested on November 10, 2005 (the date of the resolution authorizing the grant of the options). Another 125,000 vested on each of December 1, 2005, March 1, 2006 and June 1, 2006. The remainder will vest in instalments of 125,000 options on each of September 1, 2006, December 1, 2006, March 1, 2007, June 1, 2007, September 1, 2007, December 1, 2007, March 1, 2008 and June 1, 2008.

(9)           Mr. Wolinski was granted 200,000 incentive stock options on December 6, 2004 at an exercise price of $0.42.5 pursuant to an employment agreement term sheet. These options vested as to 25% on the date of grant and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(10)	These amounts include a car allowance of $3,466 paid in 2005 and $2,420 paid in 2004.

(11)         Ms. Lazukova was granted 150,000 incentive stock options on December 6, 2004 at an exercise price of $0.42.5 pursuant to an employment agreement term sheet. These options vested as to 25% on the date of grant and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(12)	These amounts include a car allowance of $2,476 paid in 2005 and $1,729 paid in 2004.

(13)         Mr. Chen was granted 200,000 incentive stock options on December 6, 2004 at an exercise price of $0.42.5 pursuant to an employment agreement term sheet. These options vested as to 25% on the date of grant and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(14)	These amounts include a car allowance of $3,466 paid in 2005 and $2,420 paid in 2004.

Option/SAR Grants

The following table summarizes the stock options granted to our Chief Executive Officer and other officers who received compensation in excess of $100,000 during the fiscal year ended December 31, 2005. For the year ended December 31, 2005, named executive officers included Robert Knight, Joel Strickland, Elizabeth Duncan, Richard Brown, Herbert Lustig, Adam Wolinski, Yulia Lazukova and Ping Chen. No other officers or directors received annual compensation in excess of $100,000 during the year ended December 31, 2005.

Name (a)	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Period (c)	Exercise of Base Price ($/Sh) (d)	Expiration Date (e)
Robert Knight President and CEO	Nil	0%	N/A	N/A
Joel Strickland, President and CEO of Navitrak Engineering Incorporated(1)	Nil	0%	N/A	N/A
Elizabeth Duncan Chief Financial Officer and Secretary	Nil	0%	N/A	N/A
Richard Brown Chief Financial Officer	Nil	0%	N/A	N/A
Herbert Lustig(2) General Manager of Navitrak International Corporation	1,500,000	64.65%	$0.96	June 1, 2015
Adam Wolinski Director of Technology, Research and Development	Nil	0%	N/A	N/A
Yulia Lazukova Software Development Manager	Nil	0%	N/A	N/A
Ping Chen Airborne Product Development Director	Nil	0%	N/A	N/A

(1)           Mr. Strickland resigned from all of his positions with our company and our wholly-owned subsidiary, Navitrak Engineering Incorporated, effective May 18, 2006 pursuant to an Agreement and Mutual Release which provides, among other terms, that the stock options that were available to Mr. Strickland on May 18, 2006, will remain available to Mr. Strickland until they expire on December 31, 2010. This Agreement and Mutual Release is described in detail at page 71 of this prospectus, above.

(2)           On November 10, 2005, Mr. Lustig was granted 1,500,000 incentive stock options at an exercise price of $0.96, pursuant to an employment agreement effective June 1, 2005. 125,000 of these share purchase options vested on November 10, 2005 (the date of the resolution authorizing the grant of the options). Another 125,000 vested on each of December 1, 2005, March 1, 2006, June 1, 2006 and September 1, 2006. The remainder will vest in instalments of 125,000 options on each of December 1, 2006, March 1, 2007, June 1, 2007, September 1, 2007, December 1, 2007, March 1, 2008 and June 1, 2008.

On December 6, 2004 our board of directors granted an aggregate of 2,830,000 stock options with an exercise price of $0.425 to various directors, offices and consultants of our company. All of these stock options will expire on December 6, 2014. Each stock option agreement provides that the options granted vested in four equal instalments, with the first instalment having vested on the date of grant (December 6, 2004), and the balance having vested in three equal instalments on June 6, 2005, December 6, 2005 and June 6, 2006 (i.e., months 6, 12 and 18 from the date of grant).

On September 27, 2005, our board of directors approved the issuance of an aggregate of 820,000 stock options to various employees, directors, officers and consultants of our company at an exercise price of $0.85 per share for a period of five years with an effective grant date of September 1, 2005. These options were granted pursuant to our 2005 Stock Option Plan and pursuant to stock option agreements on our form of stock option agreement. Each stock option agreement provides that the options granted vest in four equal instalments, with the first instalment having vested on the date of grant (September 1, 2005), and the balance vesting in three equal instalments on March 1, 2006, September 1, 2006 and March 1, 2007 (i.e., months 6, 12 and 18 from the date of grant).

On November 10, 2005, our board of directors approved and our company signed an employment agreement dated as of June 1, 2005 with Mr. Lustig, the terms of which provided for the issuance, as at June 1, 2005, of 1,500,000 stock options to Herbert Lustig with an exercise price of $0.96 per share. These options were not actually granted until November 10, 2005 because, although Mr. Lustig began his employment with our company on June 1, 2005, our board would not grant the options until all of the terms of Mr. Lustig’s written employment agreement had been finalized and the agreement had been signed. The options vest in 12 equal instalments of 125,000 options each. 125,000 of these share purchase options vested on November 10, 2005 (the date of the resolution authorizing the grant of the options). Another 125,000 vested on each of December 1, 2005, March 1, 2006, June 1, 2006 and September 1, 2006. The remainder will vest in instalments of 125,000 options on each of December 1, 2006, March 1, 2007, June 1, 2007, September 1, 2007, December 1, 2007, March 1, 2008 and June 1, 2008.

Aggregated Option/SAR Exercises

There were no stock options exercised during the year ended December 31, 2005.

Year End Option/SAR Values

There were 4,720,000 stock options and no stock appreciation rights outstanding as at December 31, 2005 and 4,380,000 stock options and no stock appreciation rights outstanding at June 30, 2006.

Name of the Executive Officer	# of Shares Acquired on Exercise	Value $ Realized upon Exercise	Number of Securities Underlying Unexercised Options/SARs at fiscal year-end		Value of Unexercised In-Money Options/SARs at fiscal year-end(1)
			# of Shares Exercisable	# of Shares Unexercisable	Value $ for Exercisable Shares	Value $ for Unexercisable Shares
Robert Knight(2) CEO(	Nil	Nil	300,000	100,000	$220,500	$73,500
Joel Strickland(3) Director	Nil	Nil	375,000	125,000	$275,625	$91,875
Elizabeth Duncan(4) Chief Financial Officer and Secretary	Nil	Nil	Nil	Nil	Nil	Nil
Richard Brown(5) CFO	Nil	Nil	225,000	75,000	$165,375	$55,125
Herbert M. Lustig(6) Executive Officer	Nil	Nil	250,000	1,250,000	$183,750	$918,750

Adam Wolinski(7) Director of Technology, Research & Development	Nil	Nil	150,000	50,000	$110,250	$36,750
Yulia Lazukova(8) Software Development Manager	Nil	Nil	112,500	37,500	82,687.50	$27,562.50
Ping Chen(9) Airborne Product Development Director	Nil	Nil	150,000	50,000	$110,250	$36,750
Directors and Executive Officers as a Group	Nil	Nil	2,125,000	1,125,000	$1,148,437.50	$1,240,312.50
(1)	Based on the closing price of our stock on December 30, 2005 of $1.16.

(2)           Mr. Knight was granted 400,000 incentive stock options on December 6, 2004 at an exercise price of $0.425 for a period of 10 years. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(3)           Mr. Strickland was granted 500,000 incentive stock options on December 6, 2004 at an exercise price of $0.425 for a period of 10 years. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant. Mr. Strickland resigned from all of his positions with our company and our wholly-owned subsidiary, Navitrak Engineering Incorporated, effective May 18, 2006 pursuant to an Agreement and Mutual Release which provides, among other terms, that the stock options that were available to Mr. Strickland on May 18, 2006 will continue to be available to Mr. Strickland until they expire on December 31, 2010.

(4)           Ms. Duncan was granted 160,000 incentive stock options on December 6, 2004 at an exercise price of $0.425 for a period of 10 years. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant. Ms. Duncan resigned from our company on April 8, 2005 effective April 29, 2005, and her options expired on July 29, 2005.

(5)           Mr. Brown was granted 300,000 incentive stock options on December 6, 2004 at an exercise price of $0.425 for a period of 10 years. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(6)           On November 10, 2005, Mr. Lustig was granted 1,500,000 incentive stock options at an exercise price of $0.96, pursuant to an employment agreement effective June 1, 2005. 125,000 of these share purchase options vested on November 10, 2005 (the date of the resolution authorizing the grant of the options). Another 125,000 vested on each of December 1, 2005, March 1, 2006, June 1, 2006 and September 1, 2006. The remainder will vest in instalments of 125,000 options on each of December 1, 2006, March 1, 2007, June 1, 2007, September 1, 2007, December 1, 2007, March 1, 2008 and June 1, 2008.

(7)           Mr. Wolinski was granted 200,000 incentive stock options on December 6, 2004 at an exercise price of $0.42.5 pursuant to an employment agreement term sheet. These options vested as to 25% on the date of grant and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(8)           Ms. Lazukova was granted 150,000 incentive stock options on December 6, 2004 at an exercise price of $0.42.5 pursuant to an employment agreement term sheet. These options vested as to 25% on the date of grant and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

(9)           Mr. Chen was granted 200,000 incentive stock options on December 6, 2004 at an exercise price of $0.425 pursuant to an employment agreement term sheet. These options vested as to 25% on the date of grant and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

Directors Compensation

Directors may be paid their expenses for attending each meeting of the directors and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. We have not determined what such fixed sum may be, if any. No payment precludes any director from serving our company in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings, should we elect to do so in the future.

Employment/Consulting Agreements

We signed an employment agreement term sheet with Dr. Adam Wolinski effective February 18, 2004, pursuant to which Dr. Wolinski has agreed to serve as our Director of Technology, Research and Development for a period of three years from the effective date of his contract . In the employment agreement, we have agreed to pay Dr. Wolinski a salary of approximately $84,000 (CDN$105,000) per year in cash, a cash bonus of at least $12,000 (CDN$15,000) for the year ended December 31, 2004 and a car allowance in the amount of $280 (CDN$350) per month. Dr. Wolinski was granted 200,000 options under the 2004 Incentive Plan pursuant to the terms of the employment agreement term sheet. The options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

We signed an employment agreement term sheet with Yulia Lazukova effective February 9, 2004, pursuant to which Ms. Lazukova has agreed to serve as our Software Integrity and Customer Relation Manager for a period of three years from the effective date of his contract. In the employment agreement, we have agreed to pay Ms. Lazukova a salary of approximately $68,000 (CDN$85,000) per year in cash, a cash bonus of at least $8,000 (CDN$10,000) for the year ended December 31, 2004 and a car allowance in the amount of $200 (CDN$250) per month. Ms. Lazukova was granted 150,000 options under the 2004 Incentive Plan pursuant to the terms of the employment agreement term sheet. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

We signed an employment agreement term sheet with Ping Chen effective February 10, 2004, pursuant to which Mr. Chen has agreed to serve as our Managing Director, Airborne Products and Projects for a period of three years from the effective date of his contract. In the employment agreement, we have agreed to pay Mr. Chen a salary of approximately $82,000 (CDN$102,500) per year in cash, a cash bonus of at least $10,000 (CDN$12,500) for the year ended December 31, 2004, and a car allowance in the amount of $280 (CDN$350) per month. Mr. Chen was granted 200,000 options under the 2004 Incentive Plan pursuant to the terms of the employment agreement term sheet. These options vested as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

We entered into a written consulting agreement with G.M. Capital Partners Ltd., a British Virgin Islands company, effective December 1, 2004, pursuant to which G.M. Capital Partners Ltd. has agreed to provide corporate counselling and advice. The term of the agreement is for a period of 24 months commencing December 1, 2004. We agreed to pay G.M. Capital Partners Ltd. an initial payment of $10,000 and, commencing after January 1, 2005, $10,000 per month. We have also agreed to issue G.M. Capital Partners Ltd. three engagement warrants. The first engagement warrant gives the warrant holder the right to acquire 1,000,000 shares of our company’s common stock at $0.50 per share for a period of two years from the date of issuance of the engagement warrant; the second engagement warrant gives the warrant holder the right to acquire 500,000 shares of our company’s common stock at a price of $1.00 per share for a period of three years from the date of issuance of the engagement warrant and the third engagement warrant gives the warrant holder the right acquire up to 500,000 shares of our company’s common stock at a price of $2.00 per share for a period of five years from the date of issuance of the engagement warrant. On October 27, 2005 we amended and restated our consulting agreement with G.M. Capital Partners, Ltd. to account for the stock split effective August 29, 2005 and, effective September 16, 2006 we amended the agreement to change the vesting and expiration provisions of the first and second engagement warrants effective from the date of the original consulting agreement (December 1, 2004). As amended, the first engagement warrant gives the warrant holder the right to acquire 2,000,000 shares of our company’s common stock at $0.25 per share for a period of one year from the date that the Securities and Exchange Commission declares this registration statement on Form SB-2 to be effective. Therefore, the right to exercise the first engagement warrant has not yet vested. As amended, the second engagement warrant gives the warrant holder the right to acquire 1,000,000 shares of our company’s common stock at a price of $0.50 per share from the date that they vest (which is the date upon which the consultant purchases the last of the 2,000,000 common shares underlying the first engagement warrant) until November 30, 2008. Therefore, the right to exercise the second engagement warrant can vest only after the Securities and Exchange Commission has declared this registration statement effective and the consultant has purchased all 2,000,000 of the common shares underlying the first engagement warrant. Finally, the third engagement warrant gives to the holder the right to acquire up to 1,000,000 shares of our company’s common stock at a price of $1.00 per share for a period of five years from the date of issuance of the warrant. The right to exercise the third engagement warrant vested on September 15, 2006.

Our consulting agreement with G.M. Capital Partners Ltd. provides that the holders of 50% of the engagement warrants may demand that we register the common shares underlying the engagement warrants with the Securities and Exchange Commission, at our expense. If we fail to file a registration statement within 90 days of the date of demand for such a registration, the consulting agreement provides that we will sell to G.M. Capital Partners Ltd., for each day beyond the 90 day period that the registration statement remains unfiled, 5,000 common shares of our company at a sale price of $0.001 per share. Although we have not yet received such a demand for registration of the common shares underlying these warrants, these common shares are comprise a portion of the securities to be registered pursuant to this registration statement.

In addition to the consulting services described in the main body of our consulting agreement with G.M. Capital Partners Ltd., G.M. Capital Partners Ltd. agreed to provide certain additional services, in exchange for certain additional fees, in schedules that are attached to the consulting agreement. In Schedule B to the consulting agreement, G.M. Capital Partners Ltd. agrees to assist our company in the event of any business combinations (including sales, mergers and other types of business combination), in exchange for a percentage of the value of the transaction (5% of the first $1,000,000, 4% for the second $1,000,000, 3% of the third $1,000,000, 2% of the fourth $1,000,000 and 1% of all consideration in excess of $5,000,000). In Schedule C to the consulting agreement, G.M. Capital Partners Ltd. agrees to use it best efforts to introduce our company to potential sources of financing, and we agreed to pay to G.M. Capital Partners Ltd. a cash ‘success fee’ equal to 10% of the gross proceeds of any private financing.

We entered into a written employment agreement with Herbert M. Lustig dated as of June 1, 2005, pursuant to which Mr. Lustig agreed to serve as our General Manager for a period of 36 months from June 1, 2005. In the employment agreement, we agreed to pay Mr. Lustig a salary of $200,000 per year in cash, a stock bonus of 500,000 common shares per year (as adjusted for the 2:1 stock split that took place effective August 29, 2005), a stipend equal to $7,800 to cover the costs of health insurance and a stipend equal to $4,500 per year to cover the cost of long term disability insurance. In addition, we agreed to grant to Mr. Lustig options to purchase 1,500,000 of our common shares under the terms of our 2005 Incentive Plan. These share purchase options have an exercise price of $0.96 (equal to the 10 trading-day average before June 1, 2005, as adjusted for the 2:1 stock split that took place effective

August 31, 2005). Although we had orally agreed to grant these options to Mr. Lustig on June 1, 2005 (the date that his employment with our company actually commenced), these share purchase options were not actually granted by our board until November 10, 2005, which is the day that we signed Mr. Lustig’s written employment agreement. 125,000 of these share purchase options vested immediately upon grant. The second instalment of 125,000 options vested on December 1, 2005, the third instalment of 125,000 options vested on March 1, 2006, the fourth instalment of 125,000 options vested June 1, 2006 and the fifth instalment vested on September 1, 2006. The remainder will vest in instalments of 125,000 options on each of December 1, 2006, March 1, 2007, June 1, 2007, September 1, 2007, December 1, 2007, March 1, 2008 and June 1, 2008.

We entered into an employment agreement with Robert Gallant effective June 13, 2005, pursuant to which Mr. Gallant has agreed to serve as our controller. In the employment agreement, we have agreed to pay Mr. Gallant a salary of CDN$90,000 per year in cash (increasing to CDN $120,000 effective January 1, 2006) and we agreed to give him a car allowance in the amount of CDN$350 per month. Mr. Gallant was granted 200,000 options under the 2005 Incentive Plan pursuant to the terms of the employment agreement. The options vest as to 25% on the date of grant, and an additional 25% on each of the 6-month, 12-month and 18-month anniversaries of the date of grant.

On January 14, 2006, we entered into a consulting services agreement with AD Butler & Associates, Inc. whereby AD Butler & Associates, Inc. agreed to assist our company in expanding our product sales, especially to the U.S. Department of Defense and other U.S. government agencies. The consultant agreed to associate General Richard Potter and Mr. Thomas Hause, and that it, together with these two gentlemen, would provide at least 10 days service per month to our company. In return, we agreed to pay AD Butler & Associates a monthly sum of $10,000 plus a performance fee equal to 5% of the gross revenue earned by our company from sales to organizations on the consultant’s ‘protected list’ (as attached as an exhibit to the agreement and subject to updates from time-to-time). We also agreed to grant to AD Butler & Associates options to purchase 60,000 common shares of our company on terms to be determined by our Board of Directors.

We entered into a written employment letter with Randall Cohn dated May 22, 2006, pursuant to which Mr. Cohn has agreed to serve as our Vice President of Marketing and Program Management effective June 12, 2006. In the employment agreement, we agreed to pay Mr. Cohn a salary of $160,000 per year, subject to a cost-of-living adjustment which we will address in his first annual review. We have also agree to pay Mr. Cohn a minimum cash bonus of $40,000 on July 2, 2007. Our agreement requires that Mr. Cohn relocate to the Washington, D.C. area at our expense.

Stock Option Plan

On December 6, 2004 our Board of Directors approved the 2004 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan pursuant to which a total of 4,000,000 of our shares could be issued. On September 27, 2005, our Board of Directors approved our 2005 Incentive Plan pursuant to which we may grant an aggregate of up to 4,000,000 common shares or options to purchase common shares to employees, consultants or directors of our company or of any of our subsidiaries. The purpose of the 2004 Incentive Plan and the 2005 Incentive Plan was to give our company the ability to motivate participants to contribute to our growth and profitability.

Our 2005 Incentive Plan is administered by our Board of Directors. It will continue in effect until the earlier of the (a) date that we have granted all of the securities that can be issued pursuant to its terms or (b) September 27, 2015.

Awards under our 2005 Incentive Plan will vest as determined by our Board of Directors and as established in stock option agreements to be entered into between our company and each participant receiving an award. Options granted under the 2005 Incentive Plan will have a term of 10 years from the date of grant but are subject to earlier termination in the event of death, disability or the termination of the employment or consulting relationship.

The exercise price of options granted under our 2005 Incentive Plan shall be determined by our board of directors but shall not be less than 85% of the fair market value of our company’s common stock on the grant date. (In the case of options granted to a holder of more than 10% of our company’s common stock, the option price must not be less than 110% of the market value of the common stock on the grant date.)

Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. Other than the employment agreements and the stock option plans discussed above, we do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our security holders and will not be doing so on a voluntary basis. From and after the effective date of this registration statement, we will voluntarily file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings will be available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Navitrak, although material terms of material contracts are disclosed in this prospectus, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Navitrak International Corporation This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with United States Generally Accepted Accounting Principles. The following financial statements pertaining to our company (the successor company) and Navitrak International Corporation (the predecessor company) are filed as part of this registration statement:

Audited Consolidated Financial Statements:

(a) Navitrak International Corporation (formerly Flashpoint International Inc., Successor)

Report of Independent Registered Public Accounting Firm, dated February 6, 2006 (except for Note 19, which is as of October 23, 2006).

Consolidated Balance Sheets as at December 31, 2005 and 2004.

Consolidated Statements of Operations for the year ended December 31, 2005, the period from November 12, 2004 to December 31, 2004 and the Predecessor period from January 1, 2004 to November 11, 2004.

Consolidated Statements of Comprehensive Loss for the year ended December 31, 2005, the period from November 12, 2004 to December 31, 2004 and the Predecessor period from January 1, 2004 to November 11, 2004.

Consolidated Successor Statement of Changes in Stockholders’ Equity for the year ended December 31, 2005 and the period from November 12, 2004 to December 31, 2004.

Consolidated Predecessor Statement of Changes in Stockholder’s Equity for the period from January 1, 2004 to November 11, 2004.

Consolidated Statements of Cash Flows for the year ended December 31, 2005, the period from November 12, 2004 to December 31, 2004 and the Predecessor period from January 1, 2004 to November 11, 2004.

Notes to the Consolidated Financial Statements.

Unaudited Consolidated Interim Financial Statements

(b) Navitrak International Corporation

Consolidated Balance Sheets as at June 30, 2006 and December 31, 2005

Consolidated Interim Statements of Operations for the six-month periods ended June 30, 2006 and 2005

Consolidated Interim Statements of Comprehensive Loss for the six-month periods ended June 30, 2006 and 2005

Consolidated Interim Statement of Changes in Stockholders’ Equity (Capital Deficit) for the six-month period ended June 30, 2006

Consolidated Interim Statements of Cash Flows for the six-month periods ended June 30, 2006 and 2005

Notes to the Consolidated Interim Financial Statements

NAVITRAK INTERNATIONAL CORPORATION
(Formerly Flashpoint International Inc. - Successor)

CONSOLIDATED FINANCIAL STATEMENTS
(Audited – Expressed in US dollars)

DECEMBER 31, 2005 and DECEMBER 31, 2004

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Navitrak International Corporation (formerly Flashpoint International Inc. - Successor)

We have audited the accompanying consolidated balance sheets of Navitrak International Corporation (formerly Flashpoint International Inc. - Successor), as of December 31, 2005 and 2004, and the consolidated statements of operations, comprehensive loss, changes in stockholders' equity (capital deficit), and cash flows for the year ended December 31, 2005 and for the period from November 12, 2004 to December 31, 2004. We have also audited the consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows of Navitrak International Corporation (the predecessor company) for the period from January 1, 2004 to November 11, 2004 (Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Navitrak International Corporation (formerly Flashpoint International Inc. - Successor), as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended December 31, 2005 and for the period from November 12, 2004 to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the financial statements of Navitrak International Corporation (the predecessor company) referred to above present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 2004 to November 11, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had an accumulated deficit of $13,738,500 and negative working capital at December 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and for the period from November 12, 2004 to December 31, 2004 have been restated to correct errors in the accounting for the acquisition of the predecessor company, the presentation of long-term debt and for additional stock option compensation as described in Note 19.

/s/ BDO Dunwoody LLP

Chartered Accountants
Vancouver, Canada
February 6, 2006 (except for Note 19, as of October 23, 2006)

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
CONSOLIDATED BALANCE SHEETS
(Expressed in US dollars)

		December 31, 2005 (Restated)*		December 31, 2004 (Restated)*
ASSETS				
Current				
Cash (Note 3)	$	521,987	$	44,161
Accounts receivable		-		11,071
Investment tax credits refundable (Note 4)		-		111,603
Inventory		162,948		125,649
Prepaid expenses		74,220		21,721
		759,155		314,205
Property and equipment (Note 5)		241,612		127,067
Investment in Invisa, Inc. (Note 6)		37,500		56,250
Software acquired (Notes 3 and 15)		939,968		2,029,138
Other		-		6,972
	$	1,978,235	$	2,533,632
LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)				
Current				
Bank indebtedness (Note 7)	$	-	$	92,301
Accounts payable and accrued liabilities		319,797		404,610
Customer deposits		140,652		136,122
Notes payable (Note 8)		-		133,000
Advances payable (Note 10)		393,475		528,500
Bridge loans, shareholders		4,288		24,900
Payable to related parties (Note 9)		149,844		244,192
Current portion of long-term debt (Note 11)		295,447		249,811
		1,303,503		1,813,436
Long-term debt (Note 11)		1,454,186		279,030
		2,757,689		2,092,466
Stockholders' equity (Capital deficit)				
Capital stock (Note 12)				
Authorized				
100,000,000 common shares, each with par value of $0.001				
10,000,000 preferred shares, each with a par value of $0.001				
Issued				
30,702,430 (December 31, 2004 – 24,559,630) common shares		30,703		24,560
Additional paid-in capital		12,822,077		5,321,160
Shares to be issued (Note 12)		125,000		98,528
Accumulated other comprehensive income (loss) – foreign currency translation		(18,734)		53,572
Accumulated deficit		(13,738,500)		(5,056,654)
		(779,454)		441,166
	$	1,978,235	$	2,533,632

*See Note 19

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in US dollars)

	Successor Year ended December 31, 2005 (Restated)*	For the period from November 12, 2004 to December 31, 2004 (Restated)*	Predecessor for the Period January 1 to November 11, 2004 (a)
SALES (Note 17)	$ 73,314	$ -	$ 104,844
OPERATING COSTS AND EXPENSES			
Cost of sales	83,678	-	27,768
General and administrative	6,329,411	1,498,841	739,112
Depreciation and amortization	1,148,588	155,636	30,568
Product development	682,795	79,510	272,085
Selling	355,317	43,593	48,559
Write-down of intangible assets and goodwill (Note 3)		2,120,866	-
	8,599,789	3,898,446	1,118,092
Loss from continuing operations before other items	(8,526,475)	(3,898,446)	(1,013,248)
OTHER ITEMS			
Interest income	1,518	-	84,515
Gain (Loss) on settlement of accounts and advances payable	(142,611)	(11,531)	22,420
Write-down of Investment in Invisa, Inc. (Note 6)	(18,750)	(693,751)	-
Foreign exchange gain	30,872	-	-
Interest expense	(26,400)	(1,408)	(194,996)
	(155,371)	(706,690)	(88,061)
Net loss for the period	$ (8,681,846)	$ (4,605,136)	$ (1,101,309)
Loss per share – basic and diluted (b)	$ (0.32)	$ (0.22)	$ (0.03)
Weighted average shares outstanding – basic and diluted (b)	27,094,199	21,389,072	34,393,161

(b) Prior years have been restated to reflect the 2 for 1 stock splits on June 1, 2004 and August 29, 2005.

*See Note 19

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS
(Expressed in US dollars)

	Year ended December 31,2005 (Restated)*	For the period from November 12, 2004 to December 31, 2004 (Restated)*	Predecessor for the Period January 1 to November 11, 2004 (a)
Net loss for the period	$ (8,681,846)	$ (4,605,136)	$(1,101,309)
Foreign currency translation gain (loss)	(72,306)	53,572	(244,284)
Comprehensive loss for the period	$ (8,754,152)	$ (4,551,564)	$ (1,345,593)

(a) Represents the consolidated comprehensive loss of Navitrak International Corporation, the Company's predecessor (Note 1)..

*See Note 19

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
(Expressed in US dollars)
(Restated)*

	Common Stock						
	Number of Shares	Amount	Additional Paid-in Capital	Shares to be issued	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance November 12, 2004	20,034,110	$ 20,034	$ 2,024,579	$ 128	$ (451,518)	$ -	$ 1,593,223
Shares returned to treasury – November 2004	(1,600,000)	(1,600)	-	-	-	-	(1,600)
Shares issued upon acquisition of Navitrak Canada for $0.50 – November 2004	1,400,000	1,400	698,600	-	-	-	700,000
Shares issued to directors – November 2004 at $0.50	52,520	53	26,207	23,400	-	-	49,660
Shares issued for settlement of debt – November 2004 at $0.50	2,480,000	2,480	1,237,520	-	-	-	1,240,000
Shares issued to employees and management of predecessor company – November 2004 at $0.50	2,080,000	2,080	1,037,920	75,000	-	-	1,115,000
Shares issued for settlement of debt at $0.50 – December 2004	113,000	113	56,387	-	-	-	56,500
Stock-based compensation	-	-	239,947	-	-	-	239,947
Loss for the period	-	-	-	-	(4,605,136)	-	(4,605,136)
Foreign exchange translation	-	-	-	-	-	53,572	53,572
Balance, December 31, 2004	24,559,630	24,560	5,321,160	98,528	(5,056,654)	53,572	441,166
Shares issued to employees – January 2005 (Note 12)	150,000	150	74,850	(75,000)	-	-	-
Shares issued to directors – January 2005 (Note 12)	46,800	47	23,353	(23,400)	-	-	-
Shares issued for Blackstone acquisition – March 2005 (Note 12)	2,000	2	126	(128)	-	-	-
Shares issued for cash – June 2005 at $0.50 per share (Note 12)	660,000	660	329,340	-	-	-	330,000

*See Note 19

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
(Expressed in US dollars)
Continued

	Common Stock						
	Number of Shares	Amount	Additional Paid-in Capital	Shares to be issued	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Shares issued for cash – August 2005 at $0.50 per share (Note 12)	4,348,000	$ 4,348	$ 2,169,652	-	-	-	$ 2,174,000
Shares and warrants issued for settlement of advances payable at $1.02 per share and fair value of $0.40 per warrant in August 2005 (Note 12)	200,000	200	243,970	-	-	-	244,170
Shares issued for cash – September 2005 at $0.50 per share (Note 12)	736,000	736	367,264	-	-	-	368,000
Shares to be issued to key employee (Note 12)	-	-	-	125,000			125,000
Stock-based compensation (Note 12)	-	-	4,579,562	-	-	-	4,579,562
Finders fee (Notes 12 and 14)	-	-	(287,200)	-	-	-	(287,200)
Loss for the year	-	-	-		(8,681,846)	-	(8,681,846)
Foreign exchange translation	-	-	-	-	-	(72,306)	(72,306)
Balance, December 31, 2005	30,702,430	$ 30,703	$ 12,822,077	$ 125,000	$ (13,738,500)	$ (18,734)	$ (779,454)

*See Note 19

NAVITRAK INTERNATIONAL CORPORATION - Predecessor
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Expressed in U.S. Dollars)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	
	Shares	Amount	Capital	Deficit	Loss	Total
Balance – January 1, 2004	34,394,875	$ 11,642,244	$ 312,158	$ (13,651,440)	$ (289,257)	$ (1,986,295)
Net loss	-	-	-	(1,101,309)	-	(1,101,309)
Shares cancelled (Note 12)	(117,375)	(25,194)	-	-	(1,742)	(26,936)
Shares issued pursuant to payment of consulting services (Note 12)	100,000	22,949	-	-	-	22,949
Foreign exchange translation	-	-	-	-	(244,284)	(244,284)
Balance – November 11, 2004 (a)	34,377,500	$ 11,639,999	$ 312,158	$ (14,752,749)	$ (535,283)	$ (3,335,875)

(a) Acquisition date (Note 15)

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US dollars)

	Successor		Predecessor
	Year ended December 31, 2005 (Restated)*	For the period from November 12, 2004 to December 31, 2004 (Restated)*	Predecessor for the period January 1 to November 11, 2004 (a)
CASH FLOWS FROM OPERATING ACTIVITIES			
Net income (loss) for the period	$ (8,681,846)	$ (4,605,136)	$ (1,101,309)
Adjustments to reconcile net loss for the period to cash used in operating activities			
(Gain) Loss on settlement of accounts and advances payable	142,611	11,531	(22,420)
Accrued interest on advances (Note 10)	14,975	1,408	190,201
Shares issued to employees and management of Predecessor	125,000	1,003,500	-
Write-down of investment	18,750	693,751	-
Write-down of intangible assets and goodwill		2,120,866	-
Loss on write-off and disposal of long-term asset	6,972	-	1,070
Depreciation and amortization	1,148,588	155,636	30,568
Stock based compensation	4,579,562	239,947	-
Changes in assets and liabilities (Note 13)	(51,937)	182,105	8,922
Cash used in operations	(2,697,325)	(196,392)	(892,968)
CASH FLOWS FROM FINANCING ACTIVITIES			
Proceeds (repayments) from/to bridge loans, shareholders	(24,500)	(11,305)	31,402
Proceeds from bridge loans, Blackstone Holdings Corp.	-	-	585,300
Proceeds from long-term debt	1,204,016	-	186,398
Repayment of long-term debt	(41,201)	(4,277)	-
Repayment of amounts payable to shareholders	-	(16,670)	-
Repayment of related party advances	(94,797)	(34,323)	-
Advances from related parties	-	299,002	-
Proceeds from advances payable	50,000	31,000	-
Repayment of advances payable	(100,000)	-	-
Repayment of bank indebtedness	(90,818)	(10,190)	6,489
Repayment of other short term liabilities	-	(22,182)	-
Proceeds (repayment) of notes payable	(133,000)	-	19,177
Issuance of capital stock, net of finders fees	2,584,800	104,000	-
Cash provided by financing activities	3,354,500	335,055	828,766
CASH FLOWS FROM INVESTING ACTIVITIES			
Other long-term asset	-	(6,972)	-
Purchase of equipment	(167,881)	(88,065)	(38,989)
Cash used in investing activities	(167,881)	(95,037)	(38,989)
Net increase (decrease) in cash	489,294	43,626	(103,191)
Cash, beginning of the period	44,161	535	111,185
Effect of foreign exchange on cash	(11,468)	-	(5,443)
Cash, end of the period	$ 521,987	$ 44,161	$ 2,551

Supplemental information (Note 13)

(a) Represents the consolidated cash flows of Navitrak International Corporation, the Company's predecessor (Note 1)

*See Note 19

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company's management to make estimates and assumptions which affect the amounts reported in these consolidated financial statements, the notes thereto, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Foreign Currency Translation and Transactions

The Company's functional currency is the United States dollar; however, the functional currency of Navitrak Engineering Inc. is the Canadian dollar as substantially all of its operations are in Canada.

Assets and liabilities of the subsidiary denominated in Canadian dollars are translated at the exchange rate in effect at the period end. Revenue and expenses are translated at the average rates of exchange prevailing during the periods. The cumulative effect of any translation gains or losses is to be included in the Accumulated Other Comprehensive Loss account in Stockholders' Equity.

Transactions undertaken in currencies other than the respective functional currencies are translated using the exchange rate in effect on the transaction date. At the end of the period, monetary assets and liabilities are translated to the respective functional currencies using the exchange rate in effect at the period end date. Transaction gains and losses are included in the Consolidated Statements of Operations.

Fair Value of Financial Instruments

The fair value of the Company's financial instruments, which consist of cash, accounts receivables, investment in Invisa, Inc., bank indebtedness, accounts payable and accrued liabilities, notes and advances payable, bridge loans, amounts due to related parties and long-term debt, approximate their carrying values due to their short term or demand nature, except for long-term debt. The fair value for the long-term debt is calculated by imputing interest on the face value of debt with contractual payment terms using an incremental borrowing rate of 12%.

Cash

Included in cash is $378,284 (2004 – $25,329) denominated in the Canadian dollar.

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

3. Summary of significant accounting policies - Continued

Revenue Recognition

Revenues are predominantly derived from sales of products and the provision of consulting services. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 *Revenue Recognition* and Statement of Position ("SOP") 97-2. The Company sells mainly GPS systems which include computer hardware and software but occasionally, sales consist of software licenses only. When selling only software licenses, the Company is responsible for installing the software onto specific hardware components that meets the specified system requirement. Revenue from the sales of GPS systems, which include hardware and software, is deferred and recognized when the complete system including the software is delivered, the fees are fixed and determinable, the resulting receivable is deemed collectible by management and any uncertainties with regard to customer acceptance are insignificant. Revenue from the sales of software licenses is recognized when the software is delivered, the fees are fixed and determinable and the resulting receivable is deemed collectible by management. The Company considers the software license to have been delivered when the software is properly installed in the specific hardware and customer acceptance has been obtained. In an arrangement with multiple deliverables, the Company allocates fees to various elements based on vendor-specific objective evidence of fair value as defined in SOP 97-2. Revenue from the consulting services is recognized when the services are provided. Amounts collected prior to satisfying the above revenue recognition criteria are reflected as customer deposits.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The allowance was $Nil at December 31, 2005 (2004 - $Nil).

Management evaluates the collectibility of accounts receivable balances based on a combination of factors on a periodic basis. In cases where we are aware of circumstances that may impair a specific customer's ability to meet its financial obligations, we record a specific allowance against amounts due, and thereby reduce the net recognized receivable to the amount management reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, industry and geographic concentrations, the current business environment and historical experience.

Inventory

Inventory, consisting only of work-in-progress, is recorded at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation of equipment is provided on a declining basis over the estimated useful life of the assets at the following annual rates:

Computer software	100% declining-balance
Computer equipment	30% declining-balance
Furniture and fixtures	20% declining-balance
Assets under capital lease	20% declining-balance
Map library	20% declining-balance

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

3. Summary of significant accounting policies - Continued

Leasehold improvements are depreciated over the lesser of the lease term and the expected useful life of the improvements.

Depreciation of property and equipment is recorded at one-half of the above rates in the year of acquisition.

Impairment of Long-Lived Assets and Goodwill

The Company applies the recommendations of the SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 requires that companies (1) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (2) measure an impairment loss as the difference between the carrying amount and fair value of the asset. No impairment writedowns were determined necessary at December 31, 2005 and 2004.

Investment in Invisa, Inc.

The Company follows SFAS 115 "Accounting for Certain Investments in Debts and Equity Securities" in its accounting for the securities held in Invisa, Inc. These shares are recorded at cost, are classified as securities available-for-sale and are reported at fair value, with unrealized gains and losses charged to comprehensive income (loss). In the event that management determines that a decline in value of the securities is other-than-temporary, an impairment loss would be recognized. Management recorded an impairment loss relating to its investment in Invisa, Inc. shares of $18,750 for the year ended December 31, 2005 (for the period from November 12, 2004 to December 31, 2004 - $693,751).

Stock-Based Compensation

The Company applies SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and SFAS 148 "Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment to SFAS No. 123" to account for all stock based compensation arrangement granted to during the year using the fair value based method prescribed in SFAS 123. Stock-based compensation for non-employees is re-measured on each balance sheet date until such options vest. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. See Note 12 for details concerning the fair value determination, including assumptions.

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

3. Summary of significant accounting policies - Continued

Research and Development

Research and development costs are charged to product development in the Statement of Operations as incurred.

Software Development Costs

The Company acquired software technology from the Predecessor on November 11, 2004. The amount capitalized on the acquisition date, based upon independent valuation, was $2,178,339. (Note 15) The useful life of this software is estimated at 2 years from the date of acquisition due to effects of obsolescence, technology and competition concerning this acquired software. As the straight-line method results in greater amortization than the revenue-based method above, the Company recognized amortization expense of $1,089,170 for the year ended December 31, 2005 (for the period from November 12, 2004 to December 31, 2004 - $149,201). Accumulated amortization at December 31, 2005 was $1,238,371 (2004 - $149,201).

Advertising expense

The cost of advertising is expensed as incurred. Advertising expense included in selling expense, totalled $20,257 for the year ended December 31, 2005 (for the period from November 12, 2004 to December 31, 2004 - $871)

Earnings (Loss) Per Share

Loss per share is computed in accordance with SFAS No. 128, "Earnings per Share". Basic loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity. In loss periods, dilutive common equivalent shares are excluded, as the effect would be anti-dilutive.

The impact on dilution of the potential exercise of options and warrants was 11,692,000 for the year ended December 31, 2005 (for the period from November 12, 2004 to December 31, 2004 – 6,830,000).

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and presentation of comprehensive income (loss). This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions.

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

3. Summary of significant accounting policies - Continued

Investment tax credits

The Company conducts significant activity in the areas of research and development, which qualify to be claimed as refundable investment credit from the Canada Revenue Agency (CRA) for investment tax credits. These investment credits are recorded as a reduction in product development costs in the year in which there is reasonable assurance they will be realized. (Note 4)

Income Taxes

Income taxes are accounted for using the liability method which requires the recognition of income taxes payable or refundable for the current year and deferred tax liabilities and assets for the future consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred income tax assets recognized by the amount of any deferred income tax benefits that, based on available evidence, are not more-likely-than-not to be realized.

New accounting pronouncements

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment." SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123(R) is effective for the first interim or annual reporting period beginning after December 15, 2005.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provision of this Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The provisions of this Statement should be applied prospectively.

The Company is assessing the effect on the consolidated financial statements as a result of the implementation of these new standards.

The Company had previously applied to the Canada Revenue Agency ("CRA") to claim for refundable investment tax credits ("ITCS") related to its research and development activities. The ITCs were earned under a Canadian Government incentive program at a specified percentage of expenditures that qualify for this credit under the Income Tax Act of Canada. The ITCs, similar in nature to a research grant, were taxable to the Company in the year following the year to which the credit relates. The Company's estimate of the amount recoverable was shown in the financial statements as investment tax credits refundable and was stated at the estimated realizable value, net of any reasonably possible adjustments by CRA. Credits earned were recorded as a reduction to product development expenses. The estimate was based on the CRA's current assessing practices and is subject to audit by the CRA.

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

4. INVESTMENT TAX CREDITS

These credits were included in the consolidated statement of operations as a reduction to product development expense of $Nil for the year ended December 31, 2005 (for the period from November 12, 2004 to December 31, 2004 - $111,603). In 2005, the Company received from the CRA the full amount of tax credits recoverable as at December 31, 2004.

5. PROPERTY AND EQUIPMENT

	December 31, 2005			December 31, 2004		
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Computer equipment	$ 130,667	$ 31,141	$ 99,526	$ 63,712	$ 2,334	$ 61,378
Equipment	27,841	4,594	23,247	-	-	-
Map library	34,207	7,978	26,229	33,105	1,385	31,720
Computer software	30,374	15,508	14,866	3,039	1,037	2,002
Furniture and fixtures	34,624	8,803	25,821	31,650	2,514	29,136
Assets under capital lease	2,174	544	1,630	2,104	132	1,972
Leasehold improvements	56,413	6,120	50,293	1,246	387	859
	$ 316,300	$ 74,688	$ 241,612	$ 134,856	$ 7,789	$ 127,067

Prior to the acquisition of net assets of the predecessor (Note 15), the Company had no property and equipment.

6. INVESTMENT IN INVISA, INC.

In October 2001, the Company acquired a patent to the rights to certain spark plug technology for $520,000. Prior to this date, the Company was inactive. During the period from October 2001 to April 2004, the Company's sole business was the development of this spark plug technology; however, no revenue was ever recognized during this period. The patent costs were originally deferred and were being amortized over the remaining legal life of 21 years, being $24,762 per annum. In April 2004, in contemplation of acquiring the net assets of the predecessor business of developing and selling of GPS based navigational systems, the Company agreed to sell the rights to the patent back to certain shareholders of the Company in exchange for 375,000 common shares of Invisa Inc. ("Invisa") (a US public company quoted on the NASD:OTC Bulletin Board) and the surrender for cancellation of the 28,000,000 originally issued common shares of the Company in a non-pro rata split-off.

As at December 31, 2004, the quoted market price of the Invisa shares was $0.15. The Company's management determined that the decline in value was other-than-temporary and thus wrote-down the carrying value of the Invisa shares by $693,751 in the year ended December 31, 2004

As at December 31, 2005, as management believes that the decline in value of the Invisa, Inc. shares was other than temporary, the value of the Invisa shares as at December 31, 2005 has been reflected at $0.10 per share. The resulting loss on write-down of investment of $18,750 has been reflected in the Statement of Operations for the year ended December 31, 2005. The value of the Invisa shares as of December 31, 2005 was $0.14 per share. The gain was not recognized due to the temporary conditions of the shares.

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

7. BANK INDEBTEDNESS

The Bank demand loans bear interest at Royal Bank prime plus 6%. As at December 31, 2004, the Royal Bank prime rate was 4.0% and 4.7%, respectively. The Bank held a General Security Agreement that creates a first priority charge on all of the Company's undertakings and all of the present and after acquired personal property. Monthly repayments of 1/12 of the debt plus accrued interest commenced December 1, 2004. The indebtedness with the Royal Bank was fully repaid with interest in August 2005.

8. NOTES PAYABLE

	December 31, 2005	December 31, 2004
Promissory note to Cassels Brock & Blackwell, LLP for CDN $100,000. The note was unsecured and was repayable in ten consecutive monthly instalments of approximately $8,537 (CDN $10,000) per month beginning on December 1, 2004. Interest on any overdue payments accrued at the rate of 12% per annum. The amount was fully repaid in October 2005.	**$ -**	$ 83,000
Promissory note to Navitrak Canada (former owner of the predecessor business) arising from the Company's acquisition of the predecessor business. The note was unsecured and was payable, without interest, in five equal monthly instalments of $10,000 beginning January 1, 2005. Interest on arrears was due at the rate of 18% per annum on all amounts due from the due date until paid. The amount was fully repaid in September 2005.	**-**	50,000
	$ -	$ 133,000

9. PAYABLE TO RELATED PARTIES

	December 31, 2005	December 31, 2004
Knight Financial Ltd. (controlled by director)	**$ 27,187**	$ 52,394
GM Capital Partners, Ltd. (major shareholder)	**102,590**	172,281
Express Systems Corporation (common director)	**3,000**	3,000
Advances from other shareholders	**17,067**	16,517
	$149,844	$ 244,192

10. ADVANCES PAYABLE

	December 31, 2005	December 31, 2004
1199684 Ontario Inc and others (including accrued interest)	**$ 212,475**	$ 397,500
Tiger Eye Holdings Ltd.	**150,000**	100,000
Kallur Enterprises Ltd.	**31,000**	31,000
	$ 393,475	$ 528,500

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

10. Advances Payable - Continued

Of the initial advances received from 1199684 Ontario Inc, $250,000 bears interest at 8% per annum and $125,000 is non-interest bearing. The Company repaid $100,000 of the advances in August 2005. The advances are unsecured and have no specific terms of repayment. Accrued interest on the advances for the year ended December 31, 2005 totalled $14,975 (for the period from November 12, 2004 to December 31, 2004 - $1,408).

In August 2005, the Company agreed to issue 200,000 common shares as well as 100,000 warrants to 1199684 Ontario Inc. in settlement of advances of $100,000 (Note 12). The warrants are exercisable into one common share of the Company's common stock at an exercise price of $1.00 per share on or before June 14, 2007.

11. LONG TERM DEBT

	December 31, 2005 (Restated)*	December 31, 2004 (Restated)*
Atlantic Canada Opportunities Agency ("ACOA") project funding loan, unsecured and non-interest bearing. The loan was repaid in full July 2005.	$ -	$ 18,809
ACOA project funding loan, unsecured. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. Repayment of principal was deferred to January 1, 2005, since then monthly principal payments are approximately $1,941 (CDN $2,274).	23,772	45,709
ACOA project funding loan, unsecured. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. Repayment of principal is due in monthly instalments of approximately $7,097 (CDN$8,313) commencing April 1, 2006. The amount of funds available under this facility as at December, 31 2005 is $427,744 (CDN$498,750).	270,095	207,745
ACOA project funding loan, unsecured and non-interest bearing. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. The principal of the loan is repayable annually commencing September 1, 2007 at a rate equal to 5.0% of gross revenue. The amount of funds available under this facility as at December, 31 2005 is approximately $1,875,000 (CDN $2,100,000)	1,191,232	-
Program for Export Market Development ("PEMD") project funding loan unsecured and non-interest bearing. The loan is repayable at a rate equal to 4% of sales to the USA. Arrears of $34,168 (CDN$40,021) are repayable in 39 monthly instalments of $814 (CDN$1,000) plus one instalment of $872 (CDN$1,021), commenced November 15, 2004. The Company started making quarterly payments of $2,678 (CDN $3,000) in late December 2005 to repay loan.	55,530	58,224
Industrial Regional Assistance Program ("IRAP") project funding loan, unsecured and non-interest bearing. The loan is repayable quarterly in arrears commencing January 1, 2005 at a rate equal to 1.25% of gross revenue. Arrears of $24,753 (CDN$28,993) are past due. The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.	209,004	198,354
	1,749,633	528,841
Less: current portion	295,447	249,811
	$ 1,454,186	$ 279,030

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. – Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

11. Long Term Debt - Continued

Scheduled principal repayments until maturity are due as follows:

2006	$ 295,447
2007	135,288
2008	1,276,786
2009	42,112
	$ 1,749,633

*See Note 19

12. CAPITAL STOCK

In November 2004, the Company repurchased and cancelled 1,600,000 shares of its common stock for nominal consideration in contemplation of the acquisition of Navitrak International Corporation (an unrelated Canadian company, Note 15).

In November 2004, the Company issued 113,000 common shares to settle debt in the amount of $44,969. The common shares were recorded using the quoted market value on the agreement date resulting in a loss on settlement of $11,531.

Concurrent with the Company's acquisition of the Predecessor Company on November 11, 2004, the Company agreed to issue 2,230,000 shares of common stock to certain employees and management of the Predecessor. Of the total shares to be issued, 150,000 shares were not issued to the directors until 2005. The shares were valued at the quoted market value at the time of the acquisition, being $0.50 per share and recorded as management compensation expense at the time of acquisition.

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

12. Capital Stock - Continued

Concurrent with the Company's acquisition of the Predecessor Company on November 11, 2004, the Company agreed to issue 99,320 shares of common stock for settlement of past due directors fees. Of the total shares to be issued, 46,800 shares were not issued to the directors until 2005. The shares were valued at the quoted market value at the time of the acquisition, being $0.50 per share.

In June 2005, the Company issued 660,000 units at a price of $0.50 per unit for aggregate gross proceeds of $330,000. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 330,000 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of the Company's stock at an exercise price of $1.00 per share for a two year period. A finder's fee of $33,000 was paid to GM Capital Partners, Ltd. in respect of this transaction (Note 14).

In August 2005, the Company issued 4,348,000 units at a price of $0.50 per unit for aggregate gross proceeds of $2,174,000. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 2,174,000 whole share purchase warrants. Each whole share purchase warrant is exercisable into a one common share of the Company's common stock at an exercise price of $1.00 per share on or before June 14, 2007. A finder's fee of $217,400 was paid to GM Capital Partners, Ltd. in respect of this transaction (Note 14).

On August 31, 2005, the Company issued 200,000 shares of common stock and 100,000 share purchase warrants to an investor as settlement of advances in the amount of $100,000 (Note 10). The shares were valued at the quoted market price of the common stock on the date of agreement and the fair value of the warrants was calculated using the Black Scholes option pricing model based on assumptions as described elsewhere in this note. As a result, a loss on settlement of advances payable of $144,170 was recorded on the Consolidated Statements of Operations for the year ended December 31, 2005.

In September 2005, the Company issued 736,000 units at a price of $0.50 per unit for aggregate gross proceeds of $368,000. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 368,000 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of the Company's common stock at an exercise price of $1.00 per share on or before June 14, 2007. A finder's fee of $36,800 was paid to GM Capital Partners, Ltd. in respect of this transaction (Note 14).

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

12. Capital Stock - Continued

Vesting Date	Price per Common Share	Number of Shares Under Options
Immediately upon grant	$ 0.96	125,000
December, 1, 2005	$ 0.96	125,000
March 1, 2006	$ 0.96	125,000
June 1, 2006	$ 0.96	125,000
September 1, 2006	$ 0.96	125,000
December 1, 2006	$ 0.96	125,000
March 1, 2007	$ 0.96	125,000
June 1, 2007	$ 0.96	125,000
September, 1, 2007	$ 0.96	125,000
December 1, 2007	$ 0.96	125,000
March 1, 2008	$ 0.96	125,000
June 1, 2008	$ 0.96	125,000

Vesting Date	Price per Common Share	Number of Shares Under Options
September 1, 2005	$ 0.85	205,000
March, 1, 2006	$ 0.85	205,000
September 1, 2006	$ 0.85	205,000
March 1, 2007	$ 0.85	205,000

	Number of Options	Weighted Average Exercise Price ($USD)
Balance, November 12, 2004	-	$ -
Granted	2,830,000	0.425
Balance, December 31, 2004	2,830,000	0.425
Granted	2,320,000	0.92
Forfeited	(430,000)	(0.425)
Balance December 31, 2005	4,720,000	$ 0.67
Options exercisable, as at December 31, 2005	2,255,000	$ 0.52
Options exercisable, as at December 31, 2004	707,500	$ 0.425

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

12. Capital Stock - Continued

Warrants

	Number of Options	Weighted Average Exercise Price ($USD)
Balance, November 12, 2004	-	$ -
Granted	4,000,000	0.50
Balance, December 31, 2004	4,000,000	0.50
Granted	2,972,000	1.00
Forfeited	-	-
Balance December 31, 2005	6,972,000	$ 0.71
Warrants exercisable, as at December 31, 2005	2,972,000	$ 1.00
Warrants exercisable, as at December 31, 2004	-	$ -

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

12. Capital Stock - Continued

Stock-based compensation

Stock Options

In December 2004, the Company granted 1,710,000 options to employees and 1,120,000 were granted to non-employees. During the year ended December 31, 2005, all 2,320,000 were granted to employees. During the year ended December 31, 2005, 430,000 options previously granted to employees were forfeited.

	Year ended December 31, 2005	For the period from November 12, 2004 to December 31, 2004
Risk-free interest rate	4.37%	4.35%
Expected life of options	9 years	10 years
Expected volatility of the Company's common shares	71%	73%
Dividend	-%	-%

The grant date fair value of options granted during the year ended December 31, 2005 was approximately $0.77 per share. (for the period from November 12, 2004 to December 31, 2004 - $0.36 per share) The total stock-based compensation calculated under the fair value method in respect of options granted in 2005 was $1,788,274 (2004 options granted - $1,019,989) in the year ended December 31, 2005 using the Black-Scholes option-pricing model. The Company charged to stock based compensation expense totaling $1,739,767 during the year ended December 31, 2005 (for the period from November 12, 2004 to December 31, 2004 - $156,223) leaving an unamortized balance of $1,024,827 (for the period from November 12, 2004 to December 31, 2004 - $863,766) for all options granted and outstanding to be amortized over the remaining vesting period.

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

12. Capital Stock - Continued

Warrants

	Year Ended December 31, 2005	For the period from November 12, 2004 to December 31, 2004
Risk-free interest rate	3.40%	3.01%
Expected life of options	2 years	3 years
Expected volatility of the Company's common shares	63%	73%
Dividend	-%	-%

The weighted average fair value of warrants measured for stock compensation purpose during the year ended December 31, 2005 was $0.71 (for the period from November 12, 2004 to December 31, 2004 - $0.59 per share). The total stock-based compensation recognized and charged to expense under the fair value method in respect of these warrants during the year ended December 31, 2005 was $2,839,795 (for the period from November 12, 2004 to December 31, 2004 - $83,724) using the Black-Scholes option-pricing model.

13. SUPPLEMENTAL INFORMATION WITH RESPECT TO CASH FLOWS

	Successor		Predecessor
	Year Ended December 31, 2005	For the period from November 12, 2004 to December 31, 2004	Year Ended November 11, 2004 (a)
(Increase) decrease in assets:			
Accounts receivable	$ 11,071	$ 11	$ 2,666
Investment tax credits refundable	111,603	(23,644)	(3,804)
Inventory	(37,299)	(13,105)	(85,895)
Prepaid expenses	(52,499)	17,402	(11,182)
Increase (decrease) in liabilities			
Accounts payable and accrued liabilities	(84,813)	202,702	(17,636)
Customer deposits	-	(1,261)	124,773
	$ (51,937)	$ 182,105	$ 8,922
Interest paid	$ 24,343	$ -	$ 194,996

(a) Represents cash flows of Navitrak International Corporation, the Company's predecessor (Note 1).

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

13. Supplemental information with respect to cash flows - Continued

	Successor		Predecessor
	Year Ended December 31, 2005	For the period from November 12, 2004 to December 31, 2004	Year Ended November 11, 2004 (a)
Non-cash investing and financing activities			
Accounts payable and accrued liabilities settlement through issuance of promissory note (Note 8)	$ -	$ 83,000	$ -
Promissory note issued to partially finance acquisition of Predecessor (Note 8 & 15 (a))	$ -	$ 50,000	$ -
Common stock issued to partially finance acquisition of Predecessor (Note 15 (a))	$ -	$ 700,000	$ -
Common stock issued for settlement of directors fees (Note 15(a))	$ -	$ 49,660	$ -
Common stock issued for settlement if bridge loans and convertible debentures (Note 15 (a))	$ -	$ 1,240,000	$ -
Common stock issued to certain employees and management of the predecessor (Note 15 (a))	$ -	$ 1,003,500	$ -
Common stock issued for settlement of debt	$ -	$ 56,500	$ -
Shares and warrants issued for settlement of advances payable (Note 12)	$ 244,170	$ -	$ -

(a) Represents cash flows of Navitrak International Corporation, the Company's predecessor (Note 1).

14. RELATED PARTY TRANSACTIONS

a) Management fees paid during the year ended December 31, 2005 of $60,000 (for the period from November 12, 2004 to December 31, 2004 - $8,152) to two companies controlled by a director.

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

14. Related Party Transactions - Continued

15. BUSINESS COMBINATIONS

Acquisition of Net Assets of Predecessor (Note 1), Restated (Note 19)

On November 12, 2004, the Company closed the acquisition agreement with Navitrak International Corporation (an unrelated Canadian company and our predecessor company) to acquire the net assets (excluding shares of certain of its inactive subsidiaries) in exchange for cash, debt, and the issuance of common shares. The acquisition was accounted for using the purchase method as the net assets acquired constituted the entire business of the predecessor company. Prior to the acquisition, the Predecessor provided software systems for the operation of airborne cameras and sensors that provide geographically synchronized active navigation solutions primarily for airborne vehicles. Its customers include government agencies, including law enforcement, fire fighters, search and rescue organizations and the military.

The purchase price was comprised as follows:

Purchase Price	
Cash	$ 10,000
Short-term promissory note (Note 8)	50,000
Pre-acquisition advances from the Company	1,338,170
Common shares issued - 1,400,000 to Navitrak Canada	700,000
Acquisition costs	156,367
	$ 2,254,537

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

15. Business Combinations - Continued

Assets acquired	
Cash	$ 2,551
Investment tax credits refundable	87,959
Accounts receivable	11,082
Prepaid expenses	34,768
Inventories	112,544
Equipment, net	134,856
Software	2,178,339
Liabilities assumed	
Customer deposits	(137,383)
Bank indebtedness	(101,389)
Debt owing to directors (i)	(49,660)
Bridge loans and convertible debentures (ii)	(1,240,000)
Bridge loans – shareholders	(33,508)
Accounts payable and accrued liabilities	(294,518)
Long-term debt	(533,118)
Payable to shareholders	(16,670)
Other short-term liabilities	(22,182)
Fair value of net identifiable assets acquired	**133,671**
Write-down of excess of purchase price over fair value of Net identifiable assets acquired	**$ 2,120,866**

The fair value of the common shares was determined by the quoted market price on the date of the agreement.

(i) Concurrent with the acquisition, the Company agreed to issue 99,320 shares of common stock to directors for settlement of past due directors fees. The total debt owing to directors was $49,660 at the acquisition date. Of the 99,320 shares, 46,800 were issued in January 2005 and thus $23,400 (based on the market value) has been recorded as "Shares to be Issued" in the Consolidated Statement of Changes in Stockholders' Equity. The remaining 52,520 shares were issued in November 2004. The value of the common shares was based on the quoted market value of the Company's common stock on the agreement date.

(ii) Concurrent with the acquisition, the Company agreed to issue 2,480,000 shares of common stock to settle bridge loans and convertible debentures outstanding of $1,240,000. The value of the common shares was based on the quoted market value of the Company's common stock on the agreement date.

(iii) Concurrent with the acquisition, the Company agreed to issue 2,230,000 shares of common stock to certain employees and management of the Predecessor at a discounted price of $0.05 per share. As the quoted market value of the shares was $0.50 at the time of acquisition, the discount of $0.45 per share has been included in general and administrative expense on the Statement of Operations ($1,003,500). Of the total shares issued, 150,000 (approximately $75,000) shares were issued in January 2005 and as such have been recorded as "Shares to be Issued" in the Consolidated Statement of Changes in Stockholders' Equity. For the 2,080,000 shares issued in 2004, the Company received $104,000 as cash consideration

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

15. Business Combinations - Continued

The following pro-forma information presents the results of operations of the Company as if the acquisition of the Predecessor net assets had taken place on January 1, 2004. The pro-forma information is not necessarily indicative of the results that would have occurred had the acquisitions taken place at the beginning of the periods presented. Further, the pro-forma information is not necessarily indicative of future results.

	Year Ended December 31,	
	2004	
Revenues	$	104,844
Net loss from continuing operations	$	(6,891,550)
Loss per share – basic and diluted	$	(0.22)

16. INCOME TAXES - RESTATED

The tax effects of temporary differences that give rise to deferred tax assets at December 31, 2005 and 2004 are presented below:

		2005		2004
Operating losses	$	**1,392,000**	$	688,000
Investment		**242,000**		236,000
Property and equipment		**72,000**		-
Software		**421,000**		51,000
Other		**-**		3,000
		2,127,000		978,000
Valuation allowance		**(2,127,000)**		(978,000)
	$	**-**	$	-

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management's judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current income.

The provision for income taxes differs from the amount estimated using the United States federal statutory income tax rate as follows:

		For the year ended December 31 2005		For the period from November 12, 2004 to December 31, 2004
Provision (recovery) based on federal US statutory rates	**$**	**(2,952,000)**	$	(1,566,000)
Non-deductible stock-based compensation		**1,600,000**		422,000
Non-deductible write-down of intangible assets and goodwill		**-**		721,000
Income tax rate differential of subsidiaries		**(32,000)**		(38,000)
Other non-deductible expenses		**235,000**		242,000
Increase in valuation allowance		**1,149,000**		219,000
	$	**-**	$	-

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

16. Income taxes – restated - Continued

At December 31, 2005, the Company had estimated losses carried forward of approximately $3.8 Million that may be available to offset future income tax purposes, if unused, the losses will expire on various dates commencing in 2009. The potential tax benefits have been fully allowed for in the valuation allowance in these financial statements.

17. SALES INFORMATION

Management has determined that it operates in one industry segment.

	Successor		
	Year Ended December 31, 2005	For the period from November 12, 2004 to December 31, 2004	Predecessor Period from January 1 to November 11, 2004 (a)
Canada	$ -	$ -	$ 8,242
United States	73,314	-	96,602
	$ 73,314	$ -	$ 104,844

(a) Represents sales information associated with Navitrak International Corporation, the Company's predecessor. (Note 1)

For the year ended December 31, 2005 approximately 85% of sales were derived from one customer. No amounts were included in accounts receivable as at December 31, 2005. For the predecessor's period ended November 11, 2004 approximately 92% of sales were derived from another customer. No significant amounts were included in accounts receivable as at December 31, 2004 owing from this customer.

18. COMMITMENTS

(a) The Company has entered into a lease agreement for a new office. Minimum lease payments under the lease (excluding operating expenses) over the next five years are as follows:

Twelve months ended December 31		
2006	$	35,397
2007	$	36,842
2008	$	38,287
2009	$	39,731
2010	$	20,227

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

19. Restatements - Continued

(c) Recognition of additional stock-based compensation

	December 31, 2005	December 31, 2004
Software acquired		
As previously recorded	$ -	$ -
Revision to allocation of purchase price for Predecessor (a)	939,968	2,029,138
As restated	$ 939,968	$ 2,029,138
Goodwill		
As previously recorded	$ 2,543,219	$ 4,299,205
Revision to allocation of purchase price for Predecessor (a)	(2,543,219)	(4,299,205)
As restated	$ -	$ -
Total Assets		
As previously recorded	$ 3,581,486	$ 4,803,699
Revision to allocation of purchase price for Predecessor (a)	(1,603,251)	(2,270,067)
As restated	$ 1,978,235	$ 2,533,632
Current portion of Long-Term Debt		
As Previously recorded	$ 1,749,264	$ 505,992
Reclassification of loans previously presented as due on demand (b)	(1,453,817)	(256,181)
As restated	$ 295,447	$ 249,811
Long-Term Debt		
As Previously recorded	$ 369	$ 22,849
Reclassification of loans previously presented as due on demand (b)	1,453,817	256,181
As restated	$ 1,454,186	$ 279,030
Shares to be issued		
As Previously recorded	$ -	$ -
Recognition of additional stock-based compensation for shares due under bonus arrangement (c)	125,000	-
As restated	$ 125,000	$ -
Accumulated Deficit		
As previously recorded	$ (12,010,249)	$ (2,786,587)
Revision of allocation of purchase price for Predecessor (a) and recognition of additional stock-based compensation for shares due under bonus arrangement (c)	(1,728,251)	(2,270,067)
As restated	$ (13,738,500)	$ (5,056,654)
Stockholders' Equity (Capital Deficit)		
As previously recorded	$ 823,797	$ 2,711,233
Revision of allocation of purchase price for Predecessor (a)	(1,603,251)	(2,270,067)
As restated	$ (779,454)	$ 441,166

NAVITRAK INTERNATIONAL CORPORATION (Formerly Flashpoint International Inc. - Successor)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 and DECEMBER 31, 2004
(Expressed in US dollars)

19. Restatements - Continued

The following represents the Company's net loss as previously reported and after giving effect to the restatement adjustments for the years ended December 31, 2005 and December 31, 2004:

	December 31, 2005	December 31, 2004
Net Loss for the period		
As previously recorded	$ (9,223,662)	$ (2,335,069)
Revision to allocation of purchase price for Predecessor (a)	1,755,986	(2,120,866)
Recognition of additional stock-based compensation for shares due under bonus arrangement (c)	(125,000)	-
Amortization of acquired software, upon revision to allocation of purchase price of Predecessor (a)	(1,089,170)	(149,201)
As restated	$ (8,681,846)	$ (4,605,136)
Loss per share – basic and diluted		
As previously recorded	$ (0.34)	$ (0.11)
Revision of allocation of purchase price for Predecessor (a) and recognition of additional stock-based compensation for shares due under bonus arrangement (c)	0.02	(0.11)
As restated	$ (0.32)	$ (0.22)

There was no impact upon the Consolidated Statement of Cash Flows as a result of the restatements.

NAVITRAK INTERNATIONAL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited – Expressed in US dollars)

JUNE 30, 2006 and DECEMBER 31, 2005

NAVITRAK INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - Expressed in US dollars)

	June 30, 2006	December 31, 2005
		(Restated)*

ASSETS
Current
Cash (Note 3)	$ 216,182	$ 521,987
Accounts receivable	153,000	-
Inventory	297,563	162,948
Prepaid expenses and deposits	69,317	74,220
	736,062	759,155

Equipment	251,529	241,612
Investment in Invisa, Inc. (Note 4)	75,000	37,500
Software acquired, net of accumulated amortization of $1,782,956 and $1,238,371, respectively	395,383	939,968

	$ 1,457,974	$ 1,978,235

LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)

Current
Accounts payable and accrued liabilities	$ 282,092	$ 319,797
Customer deposits	146,416	140,652
Advances payable (Note 6)	640,278	393,475
Bridge loans, shareholders	4,464	4,288
Payable to related parties (Note 5)	1,013,392	149,844
Current portion of long-term debt (Note 7)	1,790,095	295,447
	3,876,737	1,303,503

Long-term debt (Note 7)	232,261	1,454,186

	4,108,998	2,757,689
Stockholders’ equity (Capital deficit)
Capital stock (Note 8)
Authorized
100,000,000 common shares, each with par value of $0.001
10,000,000 preferred shares, each with a par value of $0.001
Issued
30,702,430 (December 31, 2005 – 30,702,430) common shares	30,703	30,703
Additional paid-in capital	14,133,168	12,822,077
Shares to be issued (Note 8)	656,000	125,000
Accumulated other comprehensive loss – foreign currency translation	(27,268)	(18,734)
Accumulated deficit	(17,443,627)	(13,738,500)

	(2,651,024)	(779,454)

	$ 1,457,974	$ 1,978,235

*See Note 11

The accompanying notes are an integral part of these consolidated interim financial statements.

NAVITRAK INTERNATIONAL CORPORATION

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Unaudited – Expressed in US dollars)

	Six-Month Period Ended June 30, 2006	Six-Month Period Ended June 30, 2005

SALES	$ 149,065	$ 81,040

OPERATING COSTS AND EXPENSES
Cost of sales	129,451	58,092
General and administrative (Note 9)	2,596,503	1,867,305
Depreciation and amortization	585,420	563,826
Product development	475,961	280,497
Selling	59,172	96,643
	3,846,507	2,866,363

Loss from operations	(3,697,442)	(2,785,323)

OTHER ITEMS
Interest income	651	1,225
Foreign exchange loss	(5,692)	(643)
Interest expense	(2,644)	(20,119)

	(7,685)	(19,537)

Net loss for the period	$(3,705,127)	$ (2,804,860)
Loss per share – basic and diluted (a)	$ (0.12)	$ (0.11)
Weighted average shares outstanding – basic and diluted (a)	30,702,430	24,853,468

(a) Prior year has been restated to reflect the 2 for 1 stock split on August 29, 2005.

The accompanying notes are an integral part of these consolidated interim financial statements.

NAVITRAK INTERNATIONAL CORPORATION

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited – Expressed in US dollars)

	Six-Month Period Ended June 30, 2006	Six-Month Period Ended June 30, 2005

Net loss for the period	$ (3,705,127)	$ (2,804,860)

Unrealized gain on available-for-sale investment	37,500	-
Foreign currency translation gain (loss)	(46,034)	146,686

Comprehensive loss for the period	$ (3,713,661)	$ (2,658,174)

The accompanying notes are an integral part of these consolidated interim financial statements.

NAVITRAK INTERNATIONAL CORPORATION

CONSOLIDATED INTERIM STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)

(Unaudited – Expressed in US dollars)

Common Stock
Number of Shares	Amount	Additional Paid-in Capital	Shares to be issued	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Balance, January 1, 2006 – Restated *	30,702,430	$ 30,703	$ 12,822,077	$ 125,000	$ (13,738,500)	$ (18,734)	$ (779,454)
Stock-based compensation	-	-	1,311,091	-	-	-	1,311,091
Shares to be Issued (Note 8)	-	-	-	531,000	-	-	531,000
Net Loss for the period	-	-	-	-	(3,705,127)	-	(3,705,127)
Unrealized gain on available-for-sale investment	-	-	-	-	-	37,500	37,500
Foreign exchange translation	-	-	-	-	-	(46,034)	(46,034)
Balance, June 30, 2006, (unaudited)	30,702,430	$ 30,703	$ 14,133,168	$ 656,000	$ (17,443,627)	$ (27,268)	$ (2,651,024)

*See Note 11

The accompanying notes are an integral part of these consolidated interim financial statements.

NAVITRAK INTERNATIONAL CORPORATION

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited – Expressed in US dollars)

	Six-month Period Ended June 30, 2006	Six-month Period Ended June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$ (3,705,127)	$ (2,804,860)
Adjustments to reconcile net loss for the period to cash used in operating activities
Accrued interest on advances (Note 6)	1,985	10,000
Write-down of inventory	9,000	-
Depreciation and amortization	585,420	563,826
Stock based compensation	1,311,091	885,896
Shares to be issued	450,000	-
(Increase) decrease in prepaid expenses and deposits	4,903	(21,922)
Increase in accounts receivable	(153,000)	(67,143)
Decrease in refundable tax credit	-	111,603
Increase in inventory	(143,615)	-
Decrease (increase) in accounts payable and accrued liabilities	(37,705)	122,447
Cash used in operating activities	(1,677,048)	(1,200,153)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to Bridge loans / Shareholders	-	(20,830)
Repayment of bank indebtedness	-	(54,863)
Repayment of long-term debt	(39,276)	-
Repayment of notes payable	-	(46,546)
Proceeds from advances payable	244,818	50,000
Proceeds from long-term debt	262,775	802,693
Proceeds from related party advances	863,548	386,509
Proceeds from shares to be issued	81,000	-
Issuance of capital stock, net of finders fees	-	297,000
Cash provided by financing activities	1,412,865	1,413,963

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(50,751)	(58,071)
Cash used in investing activities	(50,751)	(58,071)

Net increase (decrease) in cash	(314,934)	155,739
Cash, beginning of period	521,987	44,161
Effect of foreign exchange on cash	9,129	-

Cash, end of the period	$ 216,182	$ 199,900

Supplemental Information:

Interest paid	$ 660	$ 17,631

The accompanying notes are an integral part of these consolidated interim financial statements.

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

1.	COMPANY HISTORY AND NATURE OF OPERATIONS

The Company (formerly Flashpoint International, Inc.) was incorporated in 1998 under the laws of the State of Nevada to engage in any lawful business or activity for which operations may be organized under the laws of the state of Nevada. Through a series of events and agreements, on November 12, 2004, the Company acquired the net assets of Navitrak International Corporation through the issuance of cash, notes payable and common shares. The Company changed its name and now operates under the name of Navitrak International Corporation.

The Company is actively engaged in the business of developing and marketing advanced GPS-based navigation, mapping and tracking solutions for use by airborne and ground personnel in law enforcement, military, police, fire-fighting, search and rescue and other applications. These navigation systems provide real time positioning information through proprietary software, moving map display technology and location-based information.

Currently, all of the Company's operational activities are conducted from its facilities in Halifax, Canada. For financial statement purposes Navitrak International Corporation (the unrelated Canadian company) is the predecessor.

2.	SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Ability to Continue as a Going Concern

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of the Company and its wholly owned subsidiaries, Navitrak Engineering Incorporated, Navitrak Technologies Inc. and 0705951 BC Ltd. All significant inter-company transactions have been eliminated on consolidation. Except for Navitrak Engineering Incorporated, the Company’s other subsidiaries are inactive.

These accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at June 30, 2006, the Company has a working capital deficit of $3,140,675 (December 31, 2005 - $544,348), incurred a loss during the six months ended June 30, 2006 of $3,705,127 and has an accumulated deficit of $17,443,627 at June 30, 2006. The continuation of the Company is dependent upon the successful completion of development and marketing of its navigation systems, the continuing support of creditors and stockholders as well as achieving and maintaining a profitable level of operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company had cash on hand of $216,182 at June 30, 2006. Management anticipates that it requires approximately $3.5 million over the next twelve months ended June 30, 2007 to continue operations. To the extent that cash needs are not achieved from operating cash flow and existing cash on hand, the Company will raise necessary cash through equity issuances and/or debt financing. Amounts raised will be used to continue the development of the Company's products, roll out the Company's products to market and for other working capital purposes.

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Management cannot provide any assurances that the Company will be successful in any of its plans. However, management believes that the Company will be able to continue operations in the future. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Interim Financial Statements

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2005 and for the period from November 12, 2004 to December 31, 2004 and the Predecessor’s audited consolidated financial statements for the period from January 1, 2004 to November 11, 2004 (immediately prior to the acquisition date) included elsewhere in this SB-2/A Registration Statement. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Change in Accounting Policy

Beginning January 1, 2006, the Company adopted the recommendations of the Statement of Financial Accounting Standards No. 123R, "Accounting for Stock-based Compensation" (“SFAS 123(R)”), and has applied the recommendations of this standard using the modified prospective method. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS 123(R), the Company followed SFAS 123 “Accounting for Stock-Based Compensation” to account for all stock-based compensation. Accordingly, no prior periods were restated or cumulative adjustments recorded upon the adoption of this standard. Since the Company had previously been using the fair value based method in accounting for all stock-based compensation, the adoption of the new standard did not have a material effect on the consolidated financial statements.

Refundable Tax Credits

The Company conducts significant activity in the areas of research and development, which qualify to be claimed as refundable tax credit from the Canada Revenue Agency (CRA). These refundable tax credits are similar in nature to a research grant, were taxable to the Company in the year following the year to which the credit relates and are recorded as a reduction in product development costs in the period in which there is reasonable assurance they will be realized.

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

New accounting pronouncements

In June 2005, the FASB issued Statement 154, “Accounting Changes and Error Corrections” which replaces APB Opinion 20 and FASB Statement 3.  Statement 154 changes the requirements for the accounting and reporting of a change in accounting principle.  Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of change.  Statement 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. The statement is effective for fiscal years beginning after December 15, 2005.  There were no material effects on the consolidated financial statements as a result of the implementation of this new standard.

In June 2006, FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN 48 will have on the Company’s consolidated balance sheet and statement of operations.

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company is currently evaluating the effect, if any, that this pronouncement will have on its financial results.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the provisions of FAS 157.

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

3.	CASH

Included in cash is $129,847 (December 31, 2005 - $378,284) denominated in Canadian dollars.

4.	INVESTMENT IN INVISA, INC.

In April 2004, in contemplation of acquiring the net assets of the predecessor business, the Company agreed to sell the rights to the spark plug patent back to the original vendors in exchange for 375,000 common shares of Invisa Inc. (“Invisa”) (a US public company quoted on the NASD:OTC Bulletin Board) and the surrender for cancellation of the 28,000,000 originally issued common shares of the Company. The transaction was recorded as a non-pro rata split-off. The proceeds on disposal were based on the quoted market prices of Invisa shares and the 28 million Company’s shares on the date of the transaction. No impairment write-down was recorded for the six months ended June 30, 2006 and 2005.

5.	PAYABLE TO RELATED PARTIES

	June 30, 2006 (Unaudited)	December 31, 2005
Knight Financial Ltd. (controlled by director)	$ 63,834	$ 27,187
GM Capital Partners, Ltd. (major shareholder)	928,792	102,590
Express Systems Corporation (common director)	3,000	3,000
Advances from other shareholders	17,766	17,067

	$ 1,013,392	$ 149,844

The above advances are unsecured, non-interest bearing and have no specific terms of repayment.

6.	ADVANCES PAYABLE

	June 30, 2006 (Unaudited)	December 31, 2005
1199684 Ontario Inc., advances and accrued interest	$ 214,460	$ 212,475
Navitrak International Corporation (original vendor)	34,818	-
Tiger Eye Holdings Ltd.	150,000	150,000
Kallur Enterprises Ltd.	241,000	31,000
	$ 640,278	$ 393,475

Of the initial advances received from 1199684 Ontario Inc, $50,000 bears interest at 8% per annum and $125,000 is non-interest bearing. The advances are unsecured and have no specific terms of repayment. Accrued interest on the advances for the six-month period ended June 30, 2006 totalled $1,985 (2005 - $10,000).

The advances received from Navitrak International Corporation (original vendor), Tiger Eye Holdings Ltd. and Kallur Enterprises Ltd. are non-interest bearing, unsecured and have no specific terms of repayment.

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

7.	LONG-TERM DEBT

	June 30, 2006 (Unaudited)	December 31, 2005 (Restated)*

Atlantic Canada Opportunities Agency (“ACOA”) project funding loan, unsecured. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. Repayment of principal was deferred to January 1, 2005, since then monthly principal payments are approximately $2,030 (CDN $2,274). The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.

	$ 22,342	$ 23,772

ACOA project funding loan unsecured. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. Repayment of principal is due in monthly instalments of approximately $7,422 (CDN$8,313) commencing July 1, 2007. The amount of funds available under this facility as at March 31, 2006 is approximately $435,000 (CDN$498,750). The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.	281,162	270,095

ACOA project funding loan, unsecured and non-interest bearing. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. The principal of the loan is repayable annually commencing September 1, 2008 at a rate equal to 5.0% of gross revenue. The maximum project funding under this facility is approximately $1,875,000 (CDN $2,100,000). The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.	1,475,879	1,191,232

Program for Export Market Development (“PEMD”) project funding loan unsecured and non-interest bearing. The loan is repayable at a rate equal to 4% of sales to the USA. Arrears of $34,800 (CDN$40,021) are repayable in 39 monthly instalments of $892 (CDN$1,000) plus one instalment of $912 (CDN$1,021), commenced November 15, 2004. The Company started making quarterly payments of $2,678 (CDN$3,000) in late December 2005 to repay loan.	52,280	55,530

Industrial Regional Assistance Program (“IRAP”) project funding loan, unsecured and non-interest bearing. The loan is repayable quarterly in arrears commenced January 1, 2005 at a rate equal to 1.25% of gross revenue. The Company paid all payments in the first quarter of 2006 relating to 1.25% of gross revenue for 2004 and 2005.	190,693	209,004
	2,022,356	1,749,633
Less: current portion	1,790,095	295,447
	$ 232,261	$ 1,454,186

*See Note 11

Scheduled principal repayments until maturity are due as follows:

Remaining of fiscal year 2006	$ 22,894
2007	256,097
2008	1,575,652
2009	99,773
2010	67,940
$ 2,022,356

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

7.	LONG-TERM DEBT (continued)

Included in the 2007 scheduled principal repayments is the full repayment of the IRAP project-funding loan. Principal repayments are based on 1.25% of gross revenue commencing January 1, 2005. Included in the 2008 scheduled principal repayments is the full repayment of the $1,475,879 ACOA project-funding loan. This loan has undefined principal repayments as the repayments are based on a percentage of sales, with the first payment commencing in the 2008 year.

The current portion of the long-term debt noted above is in excess of the scheduled principal repayments due in the next twelve months because a number of the loans are currently in default and have been classified on the Balance Sheet as current. All of the above project funding is subject to project verification and audit by the lending agency.

8.	CAPITAL STOCK

On August 29, 2005, the Company further issued an aggregate of 14,883,215 shares of our common stock to all of the holders of its common shares who were holders of record on August 26, 2005, in connection with a 2 for 1 stock split effected by way of a stock dividend. The effect of these splits has been applied on a retroactive basis to all related disclosures and calculations in these consolidated financial statements.

On June 25, 2005, the Company approved the creation of a new class of shares. 10,000,000 preferred shares were authorized, each with a par value of $0.001. As at December 31, 2005 and June 30, 2006, no preferred shares were issued and outstanding

The employment agreement of an employee specifies that he will be entitled to a bonus of 500,000 shares of common stock on each of June 30, 2006, June 30, 2007 and June 30, 2008 so long as he continues to be employed by the Company at those dates. Compensation expense associated with the bonus payments was determined based upon the quoted market price of the underlying common stock on the grant date and was being amortized on a straight-line basis over the requisite service period, which is the period from the date of grant to June 30, 2008. At June 30, 2006, the Company has recognized $575,000 (December 31, 2005 - $125,000) in respect of shares to be issued in respect of these bonus payments.

In June 2006, the Company received $81,000 net proceeds for 120,000 units to be issued to an investor for private placement. Each unit consisted of one common share and 1/2 of one share purchase warrant. Each whole warrant may be exercised at $1.25 until expiry on August 28, 2008. The certificates for the shares and warrants were issued in August 2006.

Stock options

On September 27, 2005, the Company’s Board of Directors approved its 2005 Incentive Plan pursuant to which the Company may grant an aggregate of up to 4,000,000 common shares or options to purchase common shares to employees, consultants or directors of our company or of any of our subsidiaries. The purpose of the 2005 Incentive Plan is to give the Company the ability to motivate participants to contribute to our growth and profitability. The Company’s Board of Directors administers the 2005 Incentive Plan. It will continue in effect until the earlier of the (a) date that all of the securities that can be issued pursuant to its terms have been granted or (b) September 27, 2015.

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

8.	CAPITAL STOCK (continued)

Stock options (continued)

Awards under its 2005 Incentive Plan will vest as determined by the Company’s Board of Directors and as established in stock option agreements to be entered into between the Company and each participant receiving an award. Options granted under the 2005 Incentive Plan will have a term of 10 years from the date of grant but are subject to earlier termination in the event of death, disability or the termination of the employment or consulting relationship.

The exercise price of options granted under our 2005 Incentive Plan shall be determined by the Company’s board of directors but shall not be less than 85% of the fair market value of the Company’s common stock on the grant date. (In the case of options granted to a holder of more than 10% of the Company’s common stock, the option price must not be less than 110% of the market value of the common stock on the grant date.)

Stock options become exercisable at dates determined by the Company’s Board of Directors at the time of granting the option.

Stock option transactions and the number of stock options outstanding are summarized as follows:

	Number of Options	Weighted Average Exercise Price ($USD)	Aggregate Intrinsic Value

Balance, January 1, 2005	2,830.000	$ 0.425
Granted	2,320,000	0.92
Forfeited	(430,000)	(0.425)

Balance, December 31, 2005	4,720,000	0.67
Forfeited	(340,000)	(0.60)
Balance June 30, 2006	4,380,000	$ 0.674	$ 2,084,000

Options exercisable, as at June 30, 2006	3,040,000	$ 0.56	$ 1,792,000
Options exercisable, as at December 31, 2005	2,255,000	$ 0.52

There were no options granted during the six-month period ended June 30, 2006 For the year ended 2005 the weighted average fair value of options on the date of granted was $0.77 per share.

On December 6, 2004, options to purchase 2,830,000 common shares were granted to directors, officers and employees under the Company’s 2004 Incentive Plan. One quarter of the options vested immediately and another 1/4 of the options will vest every six months thereafter.

On June 1, 2005, the Company granted 1,500,000 stock options to an employee of the Company at an exercise price of $0.96 per share for a period of ten years. Of these options, 125,000 vested immediately upon grant and thereafter, 1/12 of the options vest every three months, which commenced on December 1, 2005. These options were granted pursuant to the Company’s 2005 Incentive Plan.

On September 1, 2005, the Company granted a further 820,000 stock options to various employees, directors, officers and consultants of the Company at an exercise price of $0.85 per share for a period of five years. One quarter of the options vested immediately and another 1/4 of the options will vest every six months thereafter. These options were granted pursuant to the Company’s 2005 Incentive Plan.

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

8.	CAPITAL STOCK (continued)

Stock options (continued)

The following stock options were outstanding at June 30, 2006:

Expiry date	Exercise Price	Number of Options

December 6, 2014 for 2004 Incentive Plan	$ 0.425	2,200,000
August 31, 2010 for 2005 Incentive Plan	$ 0.85	680,000
May 31, 2015 for 2005 Incentive Plan	$ 0.96	1,500,000

A summary of status of the Company’s unvested stock options as of June 30, 2006 and changes during the six-month period then ended, is presented below:

	Number of Options	Weighted Average Exercise Price ($USD)	Weighted Average Grant Date Fair Value

Unvested at January 1, 2005	2,122,500	$ 0.425	$ 0.35
Granted	2,320,000	0.92	0.77
Vested	(1,870,000)	(0.54)	0.49
Forfeited	(107,500)	(0.425)	0.35

Unvested at December 31, 2005	2,465,000	0.67	0.67
Vested	(1,005,000)	(0.64)	0.52
Forfeited	(120,000)	(0.67)	0.60
Unvested at June 30, 2006	1,340,000	$ 0.93	$ 0.77

Warrants

On December 1, 2004, the Company issued 4,000,000 share purchase warrants to a consultant for financial public relation services and other consulting services. 3,000,000 of these share purchase warrants initially vested on January 15, 2006, while the remaining 1,000,000 were to vest on September 15, 2006. 2,000,000 of the share purchase warrants (“first engagement warrant”) that vested on January 15, 2006 have an exercise price of $0.25 and expire November 30, 2006. The balance of the share purchase warrants (“second engagement warrant”) that vested on January 15, 2006 have an exercise price of $0.50 and will expire on November 30, 2007. The 1,000,000 share purchase warrants (“third engagement warrant”) that were to vest on September 15, 2006 have an exercise price of $1.00 and were to expire on November 30, 2009.

Effective September 16, 2006 the Company amended the agreement to change the vesting and expiration provisions of the warrants. As amended, the first engagement warrant gives the warrant holder the right to acquire 2,000,000 shares of the Company’s common stock at $0.25 per share for a period of one year from the date that the Securities and Exchange Commission declares the Company’s registration statement on Form SB-2 to be effective. Therefore, the right to exercise the first engagement warrant has not yet vested. As amended, the second engagement warrant gives the warrant holder the right to acquire 1,000,000 shares of the Company’s common stock at a price of $0.50 per share from the date that they vest (which is the date upon which the consultant purchases the last of the 2,000,000 common shares

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

8.	CAPITAL STOCK (continued)

Warrants (continued)

underlying the first engagement warrant) until November 30, 2008. Therefore, the right to exercise the second engagement warrant can vest only after the Securities and Exchange Commission has declared this registration statement effective and the consultant has purchased all 2,000,000 of the common shares underlying the first engagement warrant. Finally, the third engagement warrant gives to the holder the right to acquire up to 1,000,000 shares of the Company’s common stock at a price of $1.00 per share for a period of five years from the date of issuance of the warrant. The right to exercise the third engagement warrant vested on September 15, 2006.

In 2005, the Company issued 5,944,000 units of Navitrak shares. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 2,972,000 whole share purchase warrants. Each whole share purchase warrant is exercisable into a one common share of the Company’s common stock at an exercise price of $1.00 per share on or before June 14, 2007.

Warrant transactions and the number of warrants outstanding at June 30, 2006 are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price ($USD)

Balance, January 1, 2005	4,000,000	$ 0.50
Granted	2,972,000	1.00

Balance, December 31, 2005 and June 30, 2006	6,972,000	$ 0.71

Warrants exercisable, as at June 30, 2006	5,972,000	$ 0.67
Warrants exercisable, as at December 31, 2005	2,972,000	$ 1.00

Number of Warrants	Exercise Price	Expiry Date

2,000,000*	$ 0.25	November 30, 2006
1,000,000*	$ 0.50	November 30, 2007
1,000,000*	$ 1.00	November 30, 2009
2,972,000	$ 1.00	June 14, 2007

* See above for the modification of vesting and exercise terms amended subsequent to June 30, 2006.

Stock-based compensation

During the six month period ended June 30, 2006, 340,000 options granted to employees with a weighted average exercise price of $0.60 were forfeited. During the year ended December 31, 2005, 2,320,000 options were granted to employees and, 430,000 options previously granted to employees were forfeited.

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

8.	CAPITAL STOCK (continued)

Stock based compensation (continued)

As discussed in Note 2, compensation expense for options granted during the period is recognized in accordance with SFAS No. 123(R) which requires all options granted to be measured at fair value. Such compensation is amortized over the contract services period or, if none exists, from the date of grant until the options vest for non-employees. For employees, the compensation expense is amortized over the requisite service period which approximates the vesting period. Compensation associated with unvested options granted to non-employees is remeasured on each balance sheet date using the Black-Scholes option pricing model. Prior to the adoption of SFAS 123(R), the Company followed the SFAS 123 “Accounting for Stock-Based Compensation” to account for all stock options granted. The fair value of stock options granted during 2004 and 2005 estimated at the date of grant using the fair value method prescribed in SFAS 123 used the following weighted average assumptions:

Year Ended December 31, 2005

Risk-free interest rate	4.37%
Expected life of options	9 years
Expected volatility of the Company’s common shares	71%
Dividend	-%

Expected volatilities are based on historical volatility of the Company’s stock using available data and other factors. The Company uses historical data to estimate option exercise, forfeiture and employees termination within the valuation model. For non-employees, the expected life of the options approximates the full term of the options.

There were no options granted in the six-month period ended June 30, 2006. The grant date fair value of options granted during the year ended December 31, 2005 was approximately $0.77 per share. In respect to the options granted in 2004 and 2005, the Company charged to stock based compensation expense of $661,509 during the six-month period ended June 30, 2006 (2005 - $526,287).

An officer resigned from all of his positions with the Company, effective May 18, 2006 pursuant to an Agreement and Mutual Release which provides, among other terms, that the stock options that were available to the officer on May 18, 2006 will continue to be available until they expire on December 31, 2010. The modification of the options to the former officer resulted in additional compensation of $157,621 which was charged to the Consolidated Statement of Operations for the six-month period ended June 30, 2006.

For options granted to non-employees that were unvested, subsequently remeasured at each balance sheet and vesting date using the fair value method. As of June 30, 2006, there were $533,057 (December 31, 2005 - $1,024,827) of total unrecognized compensation cost related to unvested share-based compensation awarded in 2004 and 2005. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 1.2 years. The total grant-date fair value of shares vested during the six-month period ended June 30, 2006 and 2005 was $448,219 and $125,061 respectively.

Warrants

No compensation expense is required for the warrants issued during the year ended December 31, 2005. Compensation expense for warrants issued in December 2004 was recognized in accordance with SFAS

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

8.	CAPITAL STOCK (continued)

Stock based compensation (continued)

Warrants (continued)

No. 123 (prior to the adoption of SFAS 123(R)) which requires such warrants to be measured at fair value using the Black-Scholes option pricing model. Such compensation is being amortized over the contract services period or, if none exists, from the date of grant until the options vest. The fair value of warrants issued during 2004 was estimated at the date of grant and, for warrants granted to non-employees, subsequently remeasured at each balance sheet and vesting date using the fair value method prescribed in SFAS 123 used the following weighted average assumptions:

2004

Risk-free interest rate	3.40%
Expected life of options	3 years
Expected volatility of the Company’s common shares	63%
Dividend	-%

The weighted average grant-date fair value of warrants issued in 2005 and 2004 was $0.71 per share. The total stock-based compensation recognized and charged to expense under the fair value method in respect of these warrants during the six-months ended June 30, 2006 was $491,961 (2005 - $359,609) using the Black-Scholes option-pricing model.

9.	RELATED PARTY TRANSACTIONS

Related party transactions not disclosed elsewhere in these consolidated interim financial statements include:

a)     Management fees accrued during the six-month period ended June 30, 2006 of $30,000 (2005 - $30,000) to two companies controlled by a director.

b)     The Company entered into a written consulting agreement with GM Capital Partners, Ltd., effective December 1, 2004 (subsequently changed to October 27, 2005), pursuant to which, GM Capital Partners, Ltd. has agreed to provide corporate counselling and advice. The term of the agreement is for a period of twenty-four months commencing December 1, 2004. The Company agreed to pay GM Capital Partners Ltd. an initial payment of $10,000 (paid in December 2004), and commencing after January 1, 2005, $10,000 per month. During the six-month period ended June 30, 2006, $60,000 (2005 - $60,000) in consulting fees were accrued to GM Capital Partners, Ltd., pursuant to this agreement

GM Capital Partners, Ltd. also received 4,000,000 share purchase warrants (Note 8). The Company accrued finders fees for the six-month period ending June 30, 2006 of $77,000 (2005- $91,818). In addition, if during the twenty-four month period of the agreement, any extension thereof, or for a period of two years following the termination of the agreement, the Company shall consummate a financing, whether in the form of equity, cash or other consideration, with any person or entity directly or indirectly introduced to the Company by GM Capital Partners, Ltd. then the GM Capital Partners, Ltd. is entitled to receive a finders fee equal to 10% of gross

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

9.	RELATED PARTY TRANSACTIONS (continued)

proceeds of the private financing. The agreement also specifies that if during the twenty-four month period of the agreement, any extension thereof, or for a period of two years following the termination of the agreement, the Company shall consummate a business combination with any person or entity directly or indirectly introduced to the Company by GM Capital Partners, Ltd., GM Capital Partners, Ltd. is entitled to additional compensation as follows: 5% of the 1st $1,000,000 of consideration paid; plus 4% of the 2nd $1,000,000 of consideration paid; plus 3% of the 3rd $1,000,000 of consideration paid; plus 2% of the 4th $1,000,000 of consideration paid; plus 1% of all consideration paid in excess of $5,000,000.

c)     A director of the Company resigned all of his positions in the Company. Pursuant to the Agreement and Mutual Release, which became effective on May 18, 2006, the Company agreed to pay the director the sum of $131,685 (CDN $147,500) over the period from within two business days of the effective date of the agreement to December 31, 2006. This amount has not been accrued in these consolidated interim financial statements.

The above transactions are in the normal course of operations and are recorded at amounts established and agreed to between the related parties.

10.	COMMITMENTS

(a)

The Company has entered into two lease agreements for new offices in Halifax and Washington. Minimum lease payments under the leases (excluding operating expenses) over the next five years are as follows:

Twelve months ended June 30
2007	$55,600
2008	$39,104
2009	$40,608
2010	$42,112

After July 1, 2007, provided that the Company is not in default of the Lease, the Company has the option to terminate the Halifax lease within a six-month period.

The Company is committed to furnish the leased premise with and maintain therein a sufficient quantity of inventory, equipment and other assets to secure six months of rent payments.

(b)

For certain of the Company’s employees, their employment agreement specifies that they are entitled to severance pay upon termination based on a pre-determined number of months salary. As at June 30, 2006, the obligation for the severance payments should they be terminated was approximately $223,000 (CDN $249,500) and $225,000 denominated in USD (December 31, 2005 - $354,000 (CDN $412,500 and $225,000 denominated in USD)).

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

11.	RESTATEMENTS

(a) Revision of Purchase Price of Predecessor

On November 12, 2004, the Company closed the acquisition agreement with Navitrak International Corporation (an unrelated Canadian company and our predecessor company) to acquire the net assets (excluding shares of certain of its inactive subsidiaries) in exchange for cash, debt, and the issuance of common shares. The acquisition was accounted for using the purchase method as the net assets acquired constituted the entire business of the predecessor company. Subsequent to the issuance of December 31, 2005 financial statements, management engaged an independent valuator to review the allocation of the purchase price among net assets acquired in respect of software and goodwill. The Company had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result of the valuation, the Company has restated its 2005 and 2004 consolidated financial statements assigning a determined value of $2,178,339 to software. The remaining excess of purchase price over fair value of identifiable assets attributable to goodwill was determined to be impaired. Accordingly, $2,120,866 was charged as an expense to the Company’s Consolidated Statement of Operations for the period from November 12, 2004 to December 31, 2004. The software is being amortized over its estimated useful life of two years.

(b)	Reclassification of Loans previously disclosed as due on demand

The Company had previously disclosed in its 2005 consolidated financial statements that various of its loans payable to ACOA (Note 7) were in default, and thus currently due, resulting from its interpretation of certain conditions of the various loan agreements. Subsequent to the issuance of December 31, 2005 financial statements, based on additional clarification with ACOA, the Company determined that it was not in violation of these conditions as previously thought, and, accordingly has restated the presentation of the ACOA loans from current to long-term on the Company’s consolidated balance sheet as at December 31, 2005. However, as of June 30, 2006, the Company is in default of certain of the financial covenants of these loans and therefore the debt is now considered as due on demand. (Note 7)

(c)	Recognition of additional stock-based compensation

Subsequent to the issuance of December 31, 2005 consolidated financial statements, the Company has corrected an error in the omission of stock-based compensation resulting from a contract with an employee (signed in 2005) that entitles the employee to bonus shares upon completion of a service period. The Company has now recognized stock-based compensation in the amount of $125,000 during the year ended December 31, 2005.

NAVITRAK INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited – Expressed in US dollars)

11.	RESTATEMENTS (continued)

December 31, 2005

Software acquired
As previously recorded	$ -
Revised allocation of purchase price for Predecessor (a)	939,968
As restated	$ 939,968

Goodwill
As previously recorded	$ 2,543,219
Revision to allocation of purchase price for Predecessor (a)	(2,543,219)
As restated	$ -

Total Assets
As previously recorded	$ 3,581,486
Revision to allocation of purchase price for Predecessor (a)	(1,603,251)
As restated	$ 1,978,235

Current portion of Long-Term Debt
As Previously recorded	$ 1,749,264
Reclassication of loans previously presented as due on demand (b)	(1,453,817)
As restated	$ 295,447

Long-Term Debt
As Previously recorded	$ 369
Reclassication of loans previously presented as due on demand (b)	1,453,817
As restated	$ 1,454,186

Shares to be issued
As Previously recorded	$ -
Recognition of additional stock-based compensation for shares due under bonus arrangement ©	125,000
As restated	$ 125,000

Accumulated Deficit
As previously recorded	$ (12,010,249)
Revision of allocation of purchase price for Predecessor (a) and recognition of additional stock-based compensation for shares due under bonus arrangement (c)	(1,728,251)
As restated	$ (13,738,500)

Stockholders’ Equity (Capital Deficit)
As previously recorded	$ 823,797
Revision of allocation of purchase price for Predecessor (a)	(1,603,251)
As restated	$ (779,454)

12.	SUBSEQUENT EVENT

Subsequent to June 30, 2006, the Company issued 840,000 units to investors at $0.75 per unit. Each unit consisted of one common share and ½ of one share purchase warrant. Each whole warrant may be exercised into a common share at a price of $1.25 for a period of two years.

- 85 -

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24	Indemnification of Directors and Officers.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company's best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$1,382
Printing and engraving expenses(1)	$1,000
Accounting fees and expenses(1)	$200,000
Legal fees and expenses(1)	$100,000
Transfer agent and registrar fees(1)	$1,000
Fees and expenses for qualification under state securities laws	$6,000
Miscellaneous(1)	$5,000
Total	$314,382

(1) We have estimated these amounts.

Item 26	Recent Sales of Unregistered Securities - Last Three Years.

On July 24, 2006 we sold an aggregate of 840,000 units at a price of $0.75 per unit for aggregate gross proceeds of $630,000 to two non-U.S. persons relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 420,000 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of our company at an exercise price of $1.25 per share on or before July 24, 2008, as to 400,000 warrants, and on or before August 28, 2008 as to the balance of 20,000 warrants.

On June 16, 2006 we sold an aggregate of 120,000 units at a price of $0.75 per unit for aggregate gross proceeds of $90,000 to one non-U.S. person relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 60,000 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of our company at an exercise price of $1.25 per share on or before August 28, 2008.

On August 31, 2005 we sold 200,000 units, at a price of $0.50 per unit for an aggregate purchase price of $100,000 to one non-U.S. investor relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each unit was comprised of one common share and one-half of one transferable share purchase warrant, for a total of 100,000 whole share purchase warrants. Each whole share purchase warrant entitles the holder to purchase one common share of our company at an exercise price of $1.00 per share on or before June 14, 2007. The purchase price for these securities was paid by applying a portion of outstanding debt owed by our company to the investor as the purchase proceeds, thus reducing the outstanding balance of the debt.

On September 27, 2005, we issued an aggregate of 820,000 stock options to various employees, directors, officers and consultants of our company at an exercise price of $0.85 per share for a period of five years. These options were granted pursuant to our 2005 Stock Option Plan and pursuant to stock option agreements on our form of stock option agreement. Each stock option agreement provides that the options granted vest in four equal instalments, with the first instalment having vested on the date of grant (September 27, 2005), and the balance vesting in three equal instalments on March 27, 2006, September 27, 2006 and March 27, 2007 (i.e., months 6, 12 and 18 from the date of grant).

On November 10, 2005, our board of directors issued 1,500,000 stock options to one employee with an exercise price of $0.96 per share. These options were granted pursuant to a written employment agreement dated as of June 1, 2005, and they vest in 12 equal instalments of 125,000 options each. 125,000 of these share purchase options vested on November 10, 2005 (the date of the resolution authorizing the grant of the options). Another 125,000 vested on December 1, 2005 and a third instalment vested on March 1, 2006. The remainder will vest in instalments of 125,000 options on each of June 1, 2006, September 1, 2006, December 1, 2006, March 1, 2007, June 1, 2007, September 1, 2007, December 1, 2007, March 1, 2008 and June 1, 2008.

During June, August and September, 2005, we sold an aggregate of 5,744,000 units at a price of $0.50 per unit for aggregate gross proceeds of $2,972,000 to 59 persons relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each unit was comprised of one common share and one-half of one transferable share purchase warrant, for a total of 2,872,000 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of our company at an exercise price of $1.00 per share on or before June 14, 2007.

On August 29, 2005, we issued an aggregate of 14,883,215 shares of our common stock to all of the holders of our common shares who were holders of record on August 26, 2005, in connection with a 2 for 1 stock split effected by way of a stock dividend.

On December 6, 2004, we issued an aggregate of 2,830,000 stock options to various employees, directors, officers and consultants of our company at an exercise price of $0.425 for a period of 10 years. These options were granted pursuant to our 2004 Stock Option Plan and pursuant to stock option agreements on our form of stock option agreement. Each stock option agreement provides that the options granted vest in four equal instalments, with the first instalment having vested on the date of grant (December 6, 2004), and the balance vesting in three equal instalments on June 6, 2005, December 6, 2005 and June 6, 2006 (i.e., months 6, 12 and 18 from the date of grant). The options and exercise price have been adjusted to reflect a 2:1 split of our company’s common shares effective August 29, 2005.

On December 6, 2004, we issued 50,000 shares in settlement of a debt to one non-U.S. person relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S.

On December 6, 2004, we issued 63,000 common shares to Alan Butler, a principal of a consultant of our company, in payment of $25,000 of consulting fees that were due to him for marketing services rendered to our company by Mr. Butler and his company. In issuing these shares we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereof. Mr. Butler was an accredited investor.

On December 1, 2004, we issued 4,000,000 share purchase warrants to a consultant outside of the United States. 3,000,000 of these share purchase warrants vest on January 15, 2006, while the remaining 1,000,000 vest on September 15, 2006. 2,000,000 of the share purchase warrants that vest on January 15, 2006 have an exercise price of $0.25 and expire November 30, 2006. The balance of the share purchase warrants that vest January 15, 2006 have an exercise price of $0.50 and expire November 30, 2007. The 1,000,000 share purchase warrants that will vest September 15, 2006 have an exercise price of $1.00 and will expire November 30, 2009. These warrants have been adjusted to reflect a 2:1 split of our company’s common shares effective August 31, 2005. In issuing these share purchase warrants we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S, promulgated thereunder.

On November 12, 2004, we completed the acquisition of substantially all of the assets of the Canadian Navitrak International Corporation, our predecessor, an unrelated Ontario corporation, including the capital stock of our operating subsidiary Navitrak Engineering Incorporated, pursuant to an asset purchase agreement dated as of January 31, 2004, as amended through September 16, 2004. At the completion of this transaction, we:

•	issued 1,400,000 common shares to Canadian Navitrak International Corporation, an unrelated Ontario corporation.
•

issued an aggregate of 1,867,496 common shares to nine persons in exchange for the acquisition of nine series A convertible secured debentures that were originally issued by Canadian Navitrak International Corporation on or about December 18, 2002.

•

issued an aggregate of 612,504 common shares to five persons who held, in the aggregate, five secured ‘mini-bridge’ loans made to Canadian Navitrak International Corporation having, at November 12, 2004, an aggregate outstanding balance due of approximately $295,000 (Cdn $368,903).

•

issued an aggregate of 2,080,000 common shares, at a purchase price of $0.05 per share, to eleven key employees of Navitrak Engineering Incorporated (due to oversight at the closing, 150,000 of these shares were not actually issued until January, 2005).

•

issued an aggregate of 99,320 common shares to three ex-directors of Canadian Navitrak International Corporation as payment of past due directors’ fees (due to oversight at the closing, 46,800 of these shares were not actually issued until January, 2005).

•	issued an aggregate of 150,000 common shares to one ex-director of Canadian Navitrak International Corporation at a purchase price of $0.05 per share.

For more detail concerning this transaction, please refer to the section of this registration statement titled “Description of Business” beginning at page 38, above. All but one of the persons to whom we issued these securities were not “U.S. persons” as defined in Regulation S, and all of the transactions with each of them were negotiated and completed outside of the United States. The one U.S. person involved was an ex-director of the Canadian Navitrak International Corporation and an accredited investor, as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended. In issuing all of these securities except those issued to the one U.S. person, we relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Regulation S. In issuing shares to the ex-director of the Canadian Navitrak International Corporation, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) of the Act.

On June 22, 2004 we issued 60,000 common shares to a consultant in exchange for assisting our company in acquiring the issued and outstanding shares of Blackstone Holdings Corporation. The cash value of these services rendered to our company was $33,000. On June 24, 2004, we issued an additional 114,000 common shares to this consultant for similar services in our acquisition of our predecessor company. The cash value of these services was $62,700. The consultant is located in Europe and we relied on the exemption from the Registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) and/or by Regulation S promulgated thereunder.

During the period beginning June, 2004 and ending September 30, 2004, we issued an aggregate of 1,197,364 common shares for gross cash proceeds of $598,682 to four investors. All of these investors were not “U.S. persons” as defined in Regulation S, and all of the transactions with each of them were negotiated and completed outside of the United States.

During the period beginning June, 2004 and ending in September, 2004, we issued an aggregate of 6,234,746 of our common shares to 70 persons in a one-for-one share exchange whereby we acquired all of the issued and outstanding securities of Blackstone Holdings Corporation, a Nevada corporation. None of the stockholders of Blackstone Holdings Corporation was a U.S. person, the offer and exchange of these shares took place outside of the United States, and we relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Regulation S. Of the total shares to be issued, 2,000 were not issued until 2005.

On June 1, 2004, we issued an aggregate of 3,107,000 shares of our common stock to all of the holders of our common shares who were holders of record on June 1, 2004, in connection with a 2 for 1 stock split.

Item 27	Exhibits.

The following Exhibits are filed with this Prospectus:

Exhibit Number	Description
3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
3.2	By-laws (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
3.3

Articles of Amendment of Articles of Incorporation filed with the Nevada Secretary of State July 29, 1999 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

3.4

Articles of Amendment of Articles of Incorporation filed with the Nevada Secretary of State August 29, 2001 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

3.5	Articles of Merger filed with the Nevada Secretary of State October 4, 2001 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
3.6	Articles of Merger filed with the Nevada Secretary of State October 10, 2001 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
3.7	Certificate of Articles of Amendment filed with the Nevada Secretary of State October 18, 2001 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
3.8	Articles of Merger filed with the Nevada Secretary of State November 3, 2004 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
3.9	Certificate of Amendment filed with the Nevada Secretary of State July 21, 2005 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
4.1	Form of Share Certificate (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
10.1	2005 Incentive Plan (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.2	Amended and Restated 2005 Incentive Plan (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.3	2004 Incentive Plan (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.4	Amended and Restated 2004 Incentive Plan (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.5	Employment Agreement with Herbert Lustig (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.6	Consulting Agreement with AD Butler and Associates (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.7	Employment Agreement with Ping Chen (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.8	Employment Agreement with Yulia Lazukova (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.9	Employment Agreement with Robert D. Gallant (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.10	Employment Agreement with Dr. Adam Wolinski (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.11	Consulting Agreement with G.M. Capital Partners (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.12	2005 Form of Stock Option Agreement (Non-Qualified) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.13	2004 Form of Stock Option Agreement (Non-Qualified) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.14	2005 Form of Offshore Offering Subscription Agreement (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.15	2004 Form of Offshore Offering Subscription Agreement (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.16	Amended and Restated Consulting Agreement with G.M. Capital Partners, Ltd.
10.17

Atlantic Canada Opportunities Agency Business Development Program Contract dated January 20, 1999 with Navitrak Engineering Incorporated (Project # 6004-60-30,916-1) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.18

Amendment #1 dated July 18, 2000 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.19

Amendment #2 dated August 22, 2002 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.20

Amendment #3 dated April 9, 2003 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.21

Amendment #4 dated November 4, 2003 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.22

Amendment #5 dated July 5, 2004 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.23

Amendment #6 dated January 10, 2005 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.24

Contract dated March 9, 2004 between Atlantic Canada Opportunities Agency and Navitrak Engineering Incorporated, Navitrak International Corporation and Navitrak Systems Inc. (Project #183782) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.25

Amendment #1 dated February 8, 2005 to Contract between Atlantic Canada Opportunities Agency and Navitrak Engineering Incorporated and Navitrak International Corporation (Project #183782) (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.26

Evaluation Agreement (North America) between NAVTEQ North America and Navitrak International Corporation (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.27

Data License and Reseller Agreement effective March 30, 2001 between Navigation Technologies Corporation and Navitrak International Corporation (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.28

Third Amendment to Data License Agreement and Territory Licenses No. 1 and 2 between NAVTEQ North America, LLC and Navitrak International Corporation (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.29

Fourth Amendment to Data License Agreement and Territory Licenses No. 1 and 2 between NAVTEQ North America, LLC and Navitrak International Corporation (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.30	Amendment No. 1 to NRC Contribution Agreement No. 376225PA (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.31	Consent of Atlantic Canada Opportunities Agency for Projects 165474, 166156, 181936 and 183782 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.32

Industrial Research Program Repayable Contribution Agreement, Project #376225, effective January 4, 2000 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.33	Amendments to PEMD Project No. N470834 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.34	Amendment No. 3 to NRC Contribution Agreement No. 376225PA (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.35	Amendment No. 4 to NRC Contribution Agreement No. 376225PA (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.36	Amendment No. 5 to NRC Contribution Agreement No. 376225PA (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.37	Amendment No. 6 to NRC Contribution Agreement No. 376225PA (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.38	Amendment No. 7 to NRC Contribution Agreement No. 376225PA (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.39

Second Amendment to Data License Agreement and Territory Licenses No. 1 and 2 between NAVTEQ North America, LLC and Navitrak International Corporation (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

10.40	ACOA Business Development Program Contract, Project No: 6004-60-29-678-1 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.41	ACOA Business Development Program Loan, Project No. 6004-60-29-687-1 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.42	Schedule 1 to Agreement for Market Development Strategies, Project No. 7997-470834 (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
10.43

Atlantic Innovation Fund Contract between Atlantic Canada Opportunities Agency and Navitrak Engineering Incorporated and Navitrak International Corporation, Contract Number 181936, dated December 22, 2004 (incorporated by reference from our Registration Statement on Form SB-2/A filed on March 28, 2006)

10.44	Approval of Request for Payment, Project #181936, dated 2005/02/24 (payment No. 1) (incorporated by reference from our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.45	Approval of Request for Payment, Project #181936, dated 2005/03/22 (payment No. 2) (incorporated by reference from our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.46	Approval of Request for Payment, Project #181936, dated 2005/08/08 (payment No. 3) (incorporated by reference from our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.47	Approval of Request for Payment, Project #181936, dated 2005/08/18 (payment No. 4) (incorporated by reference from our Registration Statement on Form SB-2/A filed on March 28, 2006)

10.48	Approval of Request for Payment, Project #181936, dated 2005/09/15 (payment No. 5) (incorporated by reference from our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.49	Amendment No. 8 to NRC Contribution Agreement No. 376225(incorporated by reference from our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.50

Amendment No. 1 to Atlantic Innovation Fund Contract between Atlantic Canada Opportunities Agency and Navitrak Engineering Incorporated and Navitrak International Corporation, Contract Number 181936 (incorporated by reference from our Registration Statement on Form SB-2/A filed on July 24, 2006)

10.51	Employment Agreement with Randall Cohn (incorporated by reference from our Registration Statement on Form SB-2/A filed on July 24, 2006)
10.52	Agreement and Mutual Release between Navitrak International Corporation and Joel Strickland (incorporated by reference from our Registration Statement on Form SB-2/A filed on July 24, 2006)
10.53

Amendment #3 dated June 8, 2006 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #183782) (incorporated by reference from our Registration Statement on Form SB-2/A filed on July 24, 2006)

10.54	Amendment #1 to Atlantic Innovation Fund Contract (Project #181836) (incorporated by reference from our Registration Statement on Form SB-2/A filed on July 24, 2006)
10.55*	Amendment to Second Amendment and Restated Consulting Agreement with G. M. Capital Partners, Ltd.
21.1

Subsidiaries of Navitrak International Corporation (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)

Navitrak Engineering Incorporated
Navitrak Sales Corporation
0705951 B.C. Ltd.

Navitrak Technologies Inc.

23.1*	Consent of BDO Dunwoody LLP on Navitrak International Corporation

* filed herewith

Item 28	Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)	Include any additional or changed information on the plan of distribution.

(2)           For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)        Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Navitrak of expenses incurred or paid by a director, officer or controlling person of Navitrak in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Navitrak will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia on November 9, 2006.

NAVITRAK INTERNATIONAL CORPORATION

a Nevada corporation

By: /s/ Robert Knight

Robert Knight, President and Director

(Principle Executive Officer)

November 9, 2006

By: /s/ Richard Brown

Richard Brown, Chief Financial Officer and Director

(Principle Financial Officer and Principle Accounting Officer)

November 9, 2006

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert Knight as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

By: /s/ Robert Knight

Robert Knight, President and Director

(Principle Executive Officer)

November 9, 2006

By: /s/ Richard Brown

Richard Brown, Chief Financial Officer and Director

(Principle Financial Officer and Principal Accounting Officer)

November 9, 2006

By: /s/ Randle Barrington-Foote

Randle Barrington-Foote, Director

November 9, 2006